UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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FOOT LOCKER, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2014 ANNUAL MEETING
AND
PROXY STATEMENT

112 West 34th Street
New York, New York 10120

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME:	May 21, 2014 at 9:00 A.M., Eastern Daylight Time
PLACE:	Foot Locker, Inc., 112 West 34th Street, New York, New York 10120
RECORD DATE:	Shareholders of record on March 24, 2014 can vote at this meeting.
ITEMS OF BUSINESS:	•	Elect four members to the Board of Directors to serve for three-year terms.
	•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year.
	•	Approve an amendment to the Certificate of Incorporation to declassify the Board of Directors.
	•	Approve the second amendment and restatement of the Foot Locker 2007 Stock Incentive Plan.
	•	Advisory approval of the compensation of our named executive officers.
	•	Transact such other business as may properly come before the meeting and at any adjournment or postponement.
PROXY VOTING:

YOUR VOTE IS IMPORTANT TO US. Whether or not you plan to attend the Annual Meeting in person, please promptly vote by telephone or by Internet, or by completing, signing, dating and returning your proxy card or vote instruction form so that your shares will be represented at the Annual Meeting.

GARY M. BAHLER Secretary

April 11, 2014

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
To Be Held on May 21, 2014

The Company’s Proxy Statement and 2013 Annual Report/Form 10-K are available at
http://materials.proxyvote.com/344849

i

PROXY STATEMENT SUMMARY

We are providing this summary of our 2014 Notice of Annual Meeting and Proxy Statement and the items to be voted on by our shareholders. This is only a summary. For more complete information, please review the complete Proxy Statement and our 2013 Annual Report on Form 10-K.

2014 Annual Meeting of Shareholders

Date and Time	Wednesday, May 21, 2014, at 9:00 a.m., Eastern Daylight Time
Place	Foot Locker, Inc., 112 West 34th Street, New York, NY 10120
Record Date	March 24, 2014

Information on the Board of Directors

Board of Directors		Independent Lead Director
Maxine Clark	Guillermo Marmol	Nicholas DiPaolo
Nicholas DiPaolo	Matthew M. McKenna
Alan D. Feldman	Steven Oakland
Jarobin Gilbert Jr.	Cheryl Nido Turpin
Ken C. Hicks	Dona D. Young

Director Independence	Director Attendance in 2013
9 out of 10 directors are independent	Attendance at Board and Committee Meetings in 2013 exceeded 98%

Named Executive Officers

Ken C. Hicks	Chairman, President and CEO
Richard A. Johnson	Executive Vice President and COO
Lauren B. Peters	Executive Vice President and CFO
Robert W. McHugh	Executive Vice President-Operations Support
Paulette Alviti	Senior Vice President and Chief Human Resources Officer

Our 2013 Results

In 2013, for the third year in a row, Foot Locker, Inc. achieved record sales, earnings, and earnings per share in our history as an athletic footwear and apparel company. Results included:

•	Net income, on a non-GAAP basis, of $432 million or earnings-per-share of $2.87, a 16% increase over 2012. (A reconciliation to GAAP is provided on Pages 16-17 of our 2013 Form 10-K.)

•	End-of-year market capitalization of $5.6 billion, an 8% increase over year-end 2012.

•	Total dividend payments to shareholders of $118 million.

•	Total share repurchases of $229 million.

•	Total shareholder return (stock price appreciation plus reinvested dividends) of 13.6 percent.

Proposals and the Board of Directors’ Voting Recommendations

Proposal	Board Vote Recommendation	Page Reference for More Detail
Election of Four Directors	FOR EACH NOMINEE	72-78
Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for 2014	FOR	79-80
Approval of Amendment to the Certificate of Incorporation to Declassify the Board of Directors	FOR	81
Approval of the Second Amendment and Restatement of the Foot Locker 2007 Stock Incentive Plan	FOR	82-91
Advisory Approval of Our Named Executive Officers’ Compensation	FOR	92-93

Election of Directors

Four directors are standing for election at this meeting. The following table provides summary information about each of the nominees for director:

Name	Age	Director Since	Occupation	Independent	Other Public Company Boards
Nicholas DiPaolo	72	2002	Retired Vice Chairman of Bernard Chaus, Inc.	Yes	JPS Industries, Inc. R.G. Barry Corporation
Matthew M. McKenna	63	2006	Special Advisor to the U.S. Secretary of Agriculture	Yes	None
Steven Oakland	53	2014	President, International, Foodservice and Natural Foods, The J.M. Smucker Company	Yes	None
Cheryl Nido Turpin	66	2001	Retired President & CEO of The Limited Stores	Yes	None

Ratification of Appointment of KPMG LLP for 2014

We are asking our shareholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2014. The following is a summary of KPMG’s fees for 2013 and 2012:

	2013	2012
Audit Fees	$2,967,000	$2,815,000
Audit-Related Fees	614,000	803,000
Tax Fees	165,000	267,000
All Other Fees	0	0

Total	$3,746,000	$3,885,000

Approval of an Amendment to the Certificate of Incorporation
to Declassify the Board

We are asking shareholders to approve an amendment to the Company’s Certificate of Incorporation to declassify the Board of Directors. The Certificate of Incorporation currently provides that the Board be divided into three classes serving staggered three-year terms. The proposed amendment provides that, beginning with directors elected in 2015, directors would be elected on an annual basis. Directors elected prior to the effectiveness of the proposed amendment would continue in office until the expiration of their terms of office. A complete copy of the proposed amendment is provided in Appendix A to this proxy statement on Page A-1.

Approval of the Second Amendment and Restatement of the
Foot Locker 2007 Stock Incentive Plan

We are asking shareholders to approve the second amendment and restatement of the Foot Locker 2007 Stock Incentive Plan to increase the aggregate share reserve to 14 million shares, inclusive of shares currently remaining under the Stock Incentive Plan, amend the definition of Change in Control and the vesting provisions of awards following a Change in Control, and make certain clarifying amendments to the plan. There are currently [X] million shares available for grant under the plan. If shareholders approve this proposal, it will result in a net increase of [XX] million shares under the plan. The Board of Directors believes that the proposed increase in the share reserve is necessary to insure that a sufficient reserve of Common Stock remains available to meet anticipated future needs in issuing equity incentives and thereby continuing to align our executives’ and directors’ interests with our shareholders. A summary of the material features of the Foot Locker 2007 Stock Incentive Plan, as Amended and Restated, is provided beginning on Page 82, and a complete copy of the amended and restated plan is provided in Appendix B beginning on Page B-1.

Advisory Approval of the Named Executive Officers’ Compensation

We are asking shareholders to approve, on a nonbinding, advisory basis, the 2013 compensation of our named executive officers, as described in this proxy statement on Pages 25 through 71. Over the past three years, our shareholders overwhelmingly approved our executive compensation program. Given this strong support, the Compensation and Management Resources Committee decided to retain the overall program, which ties the executives’ pay closely with Foot Locker’s performance. Our 2013 results reflect our diligent execution of the Company’s strategies and represent continued meaningful progress toward the goals contained in our current long-range plan. Based on the Company’s performance, the named executive officers earned annual bonuses for 2013 and long-term incentive payouts for the 2012-2013 performance measurement period payable in 2015.

Financial Metrics	2012	2013	Long-Term Objectives

Sales	$6,101 million	$6,505 million	$7,500 million
Sales Per Gross Square Foot	$443	$460	$500
Earnings Before Interest and Taxes (EBIT) Margin	9.9%	10.4%	11%
Net Income Margin	6.2%	6.6%	7%
Return on Invested Capital (ROIC)	14.2%	14.1%	14%

The above table represents non-GAAP results. We provide a reconciliation to GAAP on Pages 16-17 of our 2013 Form 10-K.

112 West 34th Street
New York, New York 10120

PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials to you for the solicitation of proxies by the Board of Directors of Foot Locker, Inc. for the 2014 Annual Meeting of Shareholders and for any adjournments or postponements of this meeting. We are holding this annual meeting on May 21, 2014 at 9:00 A.M., local time, at our corporate headquarters located at 112 West 34th Street, New York, New York 10120. In this proxy statement we refer to Foot Locker, Inc. as “Foot Locker,” “the Company,” “we,” “our,” or “us.”

We are furnishing proxy materials to our shareholders primarily over the Internet under the Securities and Exchange Commission’s notice and access rules instead of mailing full sets of the printed materials. We believe that this procedure reduces costs, provides greater flexibility to our shareholders, and lessens the environmental impact of our Annual Meeting. On or about April 11, 2014 we started mailing to most of our shareholders in the United States a Notice of Internet Availability of Proxy Materials (the “Foot Locker Notice”). The Foot Locker Notice contains instructions on how to access and read our 2014 Proxy Statement and our 2013 Annual Report to Shareholders on the Internet and to vote online. If you received a Foot Locker Notice by mail, you will not receive paper copies of the proxy materials in the mail unless you request them. Instead, the Foot Locker Notice instructs you on how to access and read the Proxy Statement and Annual Report and how you may submit your proxy over the Internet. If you received a Foot Locker Notice by mail and would like to receive a printed copy of the materials, please follow the instructions on the Foot Locker Notice for requesting the materials, and we will promptly mail the materials to you.

We are mailing to shareholders, or making available to shareholders via the Internet, this Proxy Statement, form of proxy card, and our 2013 Annual Report/Form10-K on or about April 11, 2014.

QUESTIONS AND ANSWERS ABOUT THIS ANNUAL MEETING
AND VOTING

What is included in these proxy materials?

The proxy materials include our 2014 Proxy Statement and 2013 Annual Report and Form 10-K. If you received printed copies of these materials by mail, these materials also include the proxy card for this annual meeting.

May I obtain an additional copy of the Form 10-K?

You may obtain an additional copy of our 2013 Form 10-K without charge by writing to our Investor Relations Department at Foot Locker, Inc., 112 West 34th Street, New York, New York 10120. It is also available free of charge through our corporate web site at http://www.footlocker- inc.com/investors.cfm?page=corporate-governance.

QUESTIONS AND ANSWERS

What constitutes a quorum for the Annual Meeting?

We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the shares outstanding are present at the meeting, either in person or by proxy. We will count abstentions and broker non-votes, if any, as present and entitled to vote in determining whether we have a quorum.

What is the record date for this meeting?

The record date for this meeting is March 24, 2014. If you were a Foot Locker shareholder on this date, you are entitled to vote on the items of business described in this proxy statement.

Who may vote at the Annual Meeting?

The only voting securities of Foot Locker are our shares of Common Stock. Only shareholders of record on the books of the Company on March 24, 2014 are entitled to vote at the annual meeting and any adjournments or postponements. Each share is entitled to one vote. There were xxx,xxx,xxx shares of Common Stock outstanding on March 24, 2014.

Can I vote shares held in employee plans?

If you hold shares of Foot Locker Common Stock through the Foot Locker 401(k) Plan or the Foot Locker Puerto Rico 1165(e) Plan, your proxy card includes the number of shares allocated to your plan account. Your proxy card will serve as a voting instruction card for these shares for the plan trustee to vote the shares. The trustee will vote only those shares for which voting instructions have been given. To allow sufficient time for voting by the trustees of these plans, your voting instructions must be received by 11:59 P.M. Eastern Daylight Time on May 18, 2014.

QUESTIONS AND ANSWERS

What proposals are shareholders voting on at this meeting and what are the voting recommendations of the Board of Directors and the vote requirements to approve the proposals?

The proposals that you are being asked to vote on at this Annual Meeting, our Board’s voting recommendations, and the vote required to approve each proposal are shown in the table below:

Proposal Number	Subject	Board’s Voting Recommendation	Vote Required to Approve

1	Election of Four Directors in Class II	FOR EACH NOMINEE	Plurality of Votes Cast by Shareholders Please see our policy described on Page X regarding resignations by directors who do not receive more “For” votes than “Withheld” votes.
2	Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for 2014	FOR	Majority of Votes Cast by Shareholders
3	Approval of an Amendment to the Company’s Certificate of Incorporation to Declassify the Board of Directors	FOR	Majority of Shares Outstanding
4	Approval of the Second Amendment and Restatement of the Foot Locker 2007 Stock Incentive Plan	FOR	Majority of Votes Cast by Shareholders
5	Advisory Approval of Executive Compensation	FOR	Majority of Votes Cast by Shareholders

Could other matters be voted on at the Annual Meeting?

We do not know of any other business that will be presented at the 2014 annual meeting. If any other matters are properly brought before the meeting for consideration, then the persons named as proxies will have the discretion to vote on those matters for you using their best judgment.

What happens if I do not vote my shares?

This depends on how you hold your shares and the type of proposal. If you hold your shares in “street name,” such as through a bank or brokerage account, it is important that you cast your vote if you want it to count for Proposals 1, 3, 4 and 5. If you do not instruct your bank or broker how to vote your shares on these proposals, no votes will be cast on your behalf because the broker does not have discretionary authority to vote. This is called a “broker non-vote.” With regard to Proposal 2, your bank or broker will have discretion to vote any uninstructed shares for this proposal.

QUESTIONS AND ANSWERS

If you are a “shareholder of record” where your stock ownership is reflected directly on the books and records of the Company’s transfer agent, or if you hold your shares through the Foot Locker 401(k) Plan or Foot Locker 1165(e) Plan, no votes will be cast on your behalf on any of the proposals if you do not cast your vote.

How will the votes be counted?

Votes will be counted and certified by an independent inspector of election.

Votes withheld for the election of one or more of the nominees for director will not be counted as votes cast for them. Except in the case of Proposals 3 and 4, if you abstain from voting or there is a broker non-vote on any matter, your abstention or broker non-vote will not affect the outcome of such vote because abstentions and broker non-votes are not considered to be votes cast. With respect to Proposal 3 to approve the amendment to the Certificate of Incorporation, an abstention and broker non-vote will have the same effect as a vote against this proposal. With respect to Proposal 4 to approve the second amendment and restatement of the Foot Locker 2007 Stock Incentive Plan, which is subject to New York Stock Exchange shareholder approval rules, broker non-votes will not affect the outcome of such vote because broker non-votes are not considered votes cast; however, abstentions are counted as votes cast and, therefore, will have the effect of a vote against the proposal.

The Company’s Certificate of Incorporation and By-laws do not contain any provisions on the effect of abstentions or broker non-votes.

How do I vote my shares?

You may vote using any of the following methods:

•	Telephone

If you are located within the United States or Canada, you can vote your shares by calling 1-800-690-6903 and following the recorded instructions. Telephone voting is available 24 hours a day and will be accessible until 11:59 P.M. Eastern Daylight Time on May 20, 2014. The telephone voting system has easy to follow instructions and allows you to confirm that the system has properly recorded your vote. If you vote by telephone, you do NOT need to return a proxy card or voting instruction form.

•	Internet

You can also choose to vote your shares through the Internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 P.M. Eastern Daylight Time on May 20, 2014. As with telephone voting, you will be able to confirm that the system has properly recorded your vote. If you vote via the Internet, you do NOT need to return a proxy card or voting instruction form.

•	QR Code

You may also choose to scan the QR Code provided to you to vote your shares through the Internet with your mobile device. Internet voting is available 24 hours a day and will be accessible until 11:59 P.M. Eastern Daylight Time on May 20, 2014. You will be able to confirm that the system has properly recorded your vote. You do NOT need to return a proxy card or voting instruction form if you scan your QR code to vote.

•	Mail

If you received printed copies of the proxy materials by mail, you may choose to vote by mail. Simply mark your proxy card or voting instruction form, date and sign it, and return it in the postage-paid envelope that we included with your materials.

QUESTIONS AND ANSWERS

•	Ballot at the Annual Meeting

You may also vote by ballot at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return a proxy card but do not give voting instructions, the shares represented by that proxy card will be voted as recommended by the Board of Directors.

Can I change my mind after voting my shares?

You may revoke your proxy at any time before it is used by (i) sending a written notice to the Company at its corporate headquarters, (ii) delivering a valid proxy card with a later date, (iii) providing a later dated vote by telephone or Internet, or (iv) voting by ballot at the Annual Meeting.

Will my vote be confidential?

We maintain the confidentiality of our shareholders’ votes. All proxy cards, electronic voting, voting instructions, ballots, and voting tabulations identifying shareholders are kept confidential from the Company, except:

•	as necessary to meet any applicable legal requirements,

•	when a shareholder requests disclosure or writes a comment on a proxy card,

•	in a contested proxy solicitation, and

•	to allow independent inspectors of election to tabulate and certify the vote.

Do I need a ticket to attend the Annual Meeting?

You will need an admission ticket to attend the Annual Meeting. Attendance at the meeting will be limited to shareholders on March 24, 2014 (or their authorized representatives) having an admission ticket or proof of their share ownership, and guests of the Company. If you plan to attend the meeting, please indicate this when you are voting by telephone or Internet or check the box on your proxy card, and we will promptly mail an admission ticket to you.

If your shares are held in the name of a bank, broker, or other holder of record and you plan to attend the meeting, you can obtain an admission ticket in advance by providing proof of your ownership, such as a bank or brokerage account statement, to the Corporate Secretary at Foot Locker, Inc., 112 West 34th Street, New York, New York 10120. If you do not have an admission ticket, you must show proof of your ownership of the Company’s Common Stock at the registration table at the door.

Who pays the cost of this proxy solicitation?

We will pay for the cost of the solicitation of proxies, including the preparation, printing and mailing of the proxy materials.

Proxies may be solicited, without additional compensation, by our directors, officers, or employees by mail, telephone, fax, in person, or otherwise. We will request banks, brokers and other custodians, nominees and fiduciaries to deliver proxy materials to the beneficial owners of Foot Locker’s Common Stock and obtain their voting instructions, and we will reimburse those firms for their expenses under the rules of the Securities and Exchange Commission and The New York Stock Exchange. In addition, we have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies for a fee of $15,000 plus out-of-pocket expenses.

BENEFICIAL OWNERSHIP OF THE COMPANY’S STOCK

Directors and Executive Officers

The following table shows the number of shares of Common Stock reported to us as beneficially owned by each of our directors and named executive officers as of March 24, 2014. The table also shows beneficial ownership by all directors, named executive officers, and executive officers as a group on that date, including shares of Common Stock that they have a right to acquire within 60 days after March 24, 2014 by the exercise of stock options.

Ken C. Hicks beneficially owned [1.5x] percent of the total number of outstanding shares of Common Stock as of March 24, 2014. No other director, named executive officer, or executive officer beneficially owned one percent or more of the total number of outstanding shares as of that date. Each person has sole voting and investment power for the number of shares shown unless otherwise noted.

Amount and Nature of Beneficial Ownership
Name	Common Stock Beneficially Owned Excluding Stock Options(a)		Stock Options Exercisable Within 60 Days After 3/24/2014	RSUs and Deferred Stock Units(b)	Total
Paulette Alviti	33,253		—	—	33,253
Maxine Clark	1,351		—	1,505	2,856
Nicholas DiPaolo	62,933	(c)	6,317	1,505	70,755
Alan D. Feldman	47,564		6,314	25,635	79,513
Jarobin Gilbert Jr	35,037		6,317	1,505	42,859
Ken C. Hicks	516,841		1,693,333	—	2,210,174
Richard A. Johnson	195,456		283,332	—	478,788
Guillermo G. Marmol	19,752		—	1,505	21,257
Robert W. McHugh	171,578		298,333	—	469,911
Matthew M. McKenna	74,580		4,287	1,505	80,372
Steven Oakland	—		—	—	—
Lauren B. Peters	117,656		269,999	—	387,655
Cheryl Nido Turpin	36,802		6,317	42,290	85,409
Dona D. Young	31,280		6,317	52,325	89,922
All 19 directors and executive officers as a group, including the named executive officers	1,543,979		2,997,063	127,775	4,668,817	(d)

Notes to Beneficial Ownership Table

(a)

This column includes shares held in the Company’s 401(k) Plan and, where applicable, executives’ unvested shares of restricted stock as listed below over which they have sole voting power but no investment power:

Name	Number of Unvested Shares of Restricted Stock

K. Hicks	74,000
L. Peters	20,000
R. Johnson	20,000
R. McHugh	20,000
P. Alviti	30,000

BENEFICIAL OWNERSHIP

(b)

This column includes (i) the number of deferred stock units credited as of March 24, 2014 to the account of the directors who elected to defer all or part of their annual retainer fee, (ii) time-vested restricted stock units (“RSUs”), and (iii) earned but unvested performance-based RSUs under the long- term incentive compensation program. The deferred stock units and RSUs do not have current voting or investment power.

(c)	Includes 1,050 shares held by his spouse.

(d)	This number represents approximately 3.2 percent of the shares of Common Stock outstanding at the close of business on March 24, 2014.

Persons Owning More Than Five Percent of the Company’s Stock

The following table provides information on shareholders who beneficially own more than five percent of our Common Stock according to reports filed with the Securities and Exchange Commission (“SEC”). To the best of our knowledge, there are no other shareholders who beneficially own more than five percent of a class of the Company’s voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	9,667,583(a	)	6.6	%(a)
40 East 52nd Street
New York, NY 10022
FMR LLC	9,312,634(b	)	6.346	%(b)
245 Summer Street
Boston, MA 02210
The Vanguard Group	8,118,085(c	)	5.53	%(c)
100 Vanguard Blvd.
Malvern, PA 19355
Harris Associates L.P. and	8,129,056(d	)	5.5	%(d)
Harris Associates Inc.
2 North LaSalle Street,
Suite 500
Chicago, IL 60602-3790

Notes to Table on Persons Owning More than Five Percent of the Company’s Stock

(a)

Reflects shares beneficially owned as of December 31, 2013 according to Amendment No. 4 to Schedule 13G filed with the SEC. As reported in this schedule, BlackRock, Inc., a parent holding company, holds sole voting power with respect to 8,859,636 shares and sole dispositive power with respect to 9,667,583 shares.

(b)

Reflects shares beneficially owned as of December 31, 2013 according to Schedule 13G filed with the SEC. As reported in this schedule, (1) Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 8,559,119 shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 8,559,119 shares owned by the funds. (2) Fidelity SelectCo, LLC (“SelectCo”), 1225 17th Street, Suite 1100, Denver, Colorado 80202, a wholly owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 509,352 shares as a result of acting as investment adviser to various investment companies (“SelectCo Funds”). Edward C. Johnson 3d and FMR LLC, through its control of SelectCo, and the SelectCo Funds each has sole

BENEFICIAL OWNERSHIP

power to dispose of the 509,352 shares. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds. (3) Strategic Advisers, Inc., a wholly owned subsidiary of FMR LLC and an investment adviser, provides investment advisory services to individuals. As such, FMR LLC’s beneficial ownership includes 1,584 shares beneficially owned through Strategic Advisers, Inc. (4) Pyramis Global Advisers, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island 02917, an indirect wholly owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 39,500 shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies owning the shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power and sole power to vote or to direct the voting over the 39,500 shares. (4) Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island 02917, an indirect wholly owned subsidiary of FMR LLC and a bank, is the beneficial owner of 203,079 shares as a result of its serving as investment manager of institutional accounts owning the shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power and sole power to vote or to direct the voting of 203,079 shares owned by the institutional accounts managed by PGATC.

(c)

Reflects shares beneficially owned as of December 31, 2013 according to Amendment No. 2 to Schedule 13G filed with the SEC. As reported in this schedule, The Vanguard Group, an investment adviser, holds sole voting power with respect to 94,510 shares, sole dispositive power with respect to 8,034,275 shares, and shared dispositive power with respect to 83,810 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 83,810 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 10,700 shares as a result of its serving as investment manager of Australian investment offerings.

(d)

Reflects shares beneficially owned as of December 31, 2013 according to Schedule 13G filed with the SEC. As reported in this schedule, Harris Associates L.P., an investment adviser, holds sole voting and dispositive power with respect to 8,098,456 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers file with the Securities and Exchange Commission reports of ownership and changes in ownership of Foot Locker’s Common Stock. Based on our records and other information, we believe that during the 2013 fiscal year, the directors and executive officers complied with all applicable SEC filing requirements.

CORPORATE GOVERNANCE INFORMATION

The Board of Directors is committed to good corporate governance and has adopted Corporate Governance Guidelines and other policies and practices to guide the Board and senior management in this area. This section of the proxy statement summarizes our key corporate governance policies and practices.

Our Board of Directors

Our Board of Directors comprises directors having a mix of business experience, education, skills, and service on our Board, as well as on the boards of other organizations. Our Board also reflects diversity in terms of gender, age, and ethnicity. Over the past three years, four new directors have been elected to the Board, three directors retired in accordance with the retirement policy for directors, and a new independent lead director was appointed.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines. The Board periodically reviews the guidelines and may revise them when appropriate. The Corporate Governance Guidelines are available on the corporate governance section of the Company’s corporate web site at http://www.footlocker-inc.com/investors.cfm?page=corporate-governance. You may also obtain a printed copy of the guidelines by writing to the Corporate Secretary at the Company’s headquarters.

Committee Charters

The Board of Directors has adopted charters for the Audit Committee, the Compensation and Management Resources Committee, the Finance and Strategic Planning Committee, and the Nominating and Corporate Governance Committee. Copies of the charters for these committees are available on the corporate governance section of the Company’s corporate web site at http://www.footlocker-inc.com/investors.cfm?page=corporate-governance. You may also obtain printed copies of these charters by writing to the Corporate Secretary at the Company’s headquarters.

Policy on Voting for Directors

Our Corporate Governance Guidelines provide that if a nominee for director in an uncontested election receives more votes “withheld” from his or her election than votes “for” election (a “Majority Withheld Vote”), then the director must offer his or her resignation for consideration by the Nominating and Corporate Governance Committee (the “Nominating Committee”). The Nominating Committee will evaluate the resignation, weighing the best interests of the Company and its shareholders, and make a recommendation to the Board of Directors on the action to be taken. For example, the Nominating Committee may recommend (i) accepting the resignation, (ii) maintaining the director but addressing what the Nominating Committee believes to be the underlying cause of the withheld votes, (iii) resolving that the director will not be re-nominated in the future for election, or (iv) rejecting the resignation. When making its determination, the Nominating Committee will consider all factors that it deems relevant, including (i) any stated reasons why shareholders withheld votes from the director, (ii) any alternatives for curing the underlying cause of the withheld votes, (iii) the director’s tenure, (iv) the director’s qualifications, (v) the director’s past and expected future contributions to the Board and to the Company, and (vi) the overall composition of the Board, including whether accepting the resignation would cause the Company to fall below the minimum number of directors required under the Company’s By-laws or fail to meet any applicable Securities and Exchange Commission or New York Stock Exchange requirements. We will promptly disclose the Board’s decision on whether or not to accept the director’s resignation, including, if applicable, the reasons for rejecting the offered resignation.

Director Independence

The Board believes that a significant majority of the members of the Board should be independent, as determined by the Board based on the criteria established by The New York Stock Exchange. Each year, the Nominating Committee reviews any relationships between outside directors and the Company that may affect independence. Currently, one of the ten members of the Board of Directors serves as an officer of the Company, and the remaining nine directors are independent under the criteria established by The New York Stock Exchange. Please see Pages 14-16 for more information regarding director independence.

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Committee Rotation

As a general principle, the Board believes that the periodic rotation of committee assignments on a staggered basis is desired and provides an opportunity to foster diverse perspective and develop breadth of knowledge within the Board.

Lead Director

We have had a lead director since 2004. The lead director’s responsibilities include reviewing and approving Board agendas; chairing executive sessions of the Board and meetings of the independent directors, both of which are held in conjunction with each quarterly Board meeting; leading the annual review of the Chief Executive Officer’s performance; attending meetings of Board committees; and serving as a liaison between the independent directors and the Chief Executive Officer. The Board of Directors considers the periodic rotation of the lead director from time to time, taking into account experience, continuity of leadership, and the best interests of the Company.

Nicholas DiPaolo currently serves as the lead director. The Board believes that Mr. DiPaolo is well-suited to serve as lead director, given his business and financial background and more than ten years of service on our Board.

Board Leadership Structure

The Board of Directors evaluates, from time to time as appropriate, whether the same person should serve as Chairman of the Board and Chief Executive Officer, or whether the positions should be split, in light of all relevant factors and circumstances, and what it considers to be in the best interests of the Company and its shareholders.

In recent years, the Board has utilized various leadership structures. For example, from 2001 to 2004, the positions were separated, with a previously independent director serving as Chairman of the Board. From 2004 to 2009, the positions of Chairman of the Board and Chief Executive Officer were held by the same person, with an independent member of the Board serving as lead director. From August 2009 to January 2010, the positions were again separated, with the former Chairman and Chief Executive Officer serving as Chairman of the Board and an independent member of the Board serving as lead director. Since January 2010, Mr. Hicks has served as Chairman of the Board and Chief Executive Officer with an independent member of the Board serving as lead director. Nicholas DiPaolo, an independent director, has served as the lead independent director since May 2012.

The Board believes that the current leadership structure is appropriate for the Company in light of the Company’s and the Board’s history of operating effectively when these positions have been combined; the availability of directors such as Mr. DiPaolo to serve as a strong, independent lead director; the size of the Board, which allows a free flow of communication among its members and between the independent members and the Chairman; the important role played by our committee chairs; the independence of our directors; and Mr. Hicks’ background and experience.

Executive Sessions of Non-Management Directors

The Board of Directors holds regularly scheduled executive sessions of non-management directors in conjunction with each quarterly Board meeting. Nicholas DiPaolo, as lead director, presides at these executive sessions.

Board Members’ Attendance at Annual Meetings

Although we do not have a policy on our Board members’ attendance at annual shareholders’ meetings, we encourage each director to attend these important meetings. The annual meeting is

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normally scheduled on the same day as a quarterly Board of Directors’ meeting. In 2013, all of the directors then serving attended the annual shareholders’ meeting.

Director Orientation and Education

We have an orientation program for new directors that is intended to educate a new director on the Company and the Board’s practices. At the orientation, the newly elected director generally meets with the Company’s Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the General Counsel and Secretary, and other senior officers of the Company, to review the business operations, financial matters, investor relations, corporate governance policies, and the composition of the Board and its committees, and succession and development plans. Additionally, he or she has the opportunity to visit our stores at the Company’s New York headquarters, or elsewhere, with a senior division officer for an introduction to store operations. We also provide the Board of Directors with educational training from time to time on subjects applicable to the Board and the Company, including with regard to retailing, accounting, financial reporting, and corporate governance, using both internal and external resources.

Payment of Directors Fees in Stock

The non-employee directors receive one-half of their annual retainer fees, including committee chair and lead director retainer fees, in shares of the Company’s Common Stock, with the balance payable in cash. Directors may elect to receive up to 100 percent of their fees in stock.

Director Retirement

The Board has established a policy in its Corporate Governance Guidelines that directors retire from the Board at the annual meeting of shareholders following the director’s 72nd birthday. As part of the Nominating Committee’s regular evaluation of the Company’s directors and the overall needs of the Board, the Nominating Committee may ask a director to remain on the Board for an additional period of time beyond age 72, or to stand for re-election after reaching age 72. For any director over age 72, the Nominating and Corporate Governance Committee evaluates that director each year in light of the retirement policy to determine his or her continued service on the Board. As described on Page 72, the Nominating and Corporate Governance Committee has asked Nicholas DiPaolo, age 72, to continue to serve on the Board and to stand for re-election in 2014.

Change in a Director’s Principal Employment

The Board has established a policy that any director whose principal employment changes is required to advise the Chair of the Nominating and Corporate Governance Committee of this change. If requested by the Chair of the Committee, after consultation with the members of the Committee, the director will submit a letter of resignation to the Chair of the Committee, and the Committee would then meet to consider whether to accept or reject the letter of resignation.

Risk Oversight

The Board of Directors has oversight responsibilities regarding risks that could affect the Company. This oversight is conducted primarily through the Audit Committee. The Audit Committee has established procedures for reviewing the Company’s risks. These procedures include regular risk monitoring by Foot Locker management to update current risks and identify potential new and emerging risks, quarterly risk reviews by management with the Audit Committee, and an annual risk report to the full Board of Directors. The Audit Committee Chair reports on the committee’s meetings, considerations, and actions to the full Board at the next Board meeting following each committee meeting. In addition, the Compensation and Management Resources Committee

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considers risk in relation to the Company’s compensation policies and practices. The Compensation Committee’s independent compensation consultant provides an annual report to the committee on risk relative to the Company’s compensation programs.

The Company believes that this process for risk oversight is appropriate in light of the nature of the Company’s business, its size, and the active participation of senior members of management, including the Chief Executive Officer, in managing risk and holding regular discussions on risk with the Audit Committee, the Compensation and Management Resources Committee, and the Board.

Stock Ownership Guidelines

The Board of Directors has adopted Stock Ownership Guidelines. The Guidelines were initially adopted in 2006 and were most recently amended as of the start of the 2012 fiscal year. These guidelines cover the Board of Directors, the Chief Executive Officer, and Other Principal Officers. The Guidelines are as follows:

Covered Position	Current Ownership Guidelines

Non-Employee Directors	4 x Annual Retainer Fee
Chief Executive Officer	6 x Annual Base Salary
Executive Vice Presidents	3 x Annual Base Salary
Senior Vice Presidents and CEOs of Operating Divisions	2 x Annual Base Salary
Managing Directors of Operating Divisions and Corporate Vice Presidents	0.5 x Annual Base Salary

Shares of unvested restricted stock, unvested restricted stock units, and deferred stock units are counted towards beneficial ownership. Performance-based restricted stock units are counted once earned. Stock options and shares held through the Foot Locker 401(k) Plan are disregarded in calculating beneficial ownership.

Non-employee directors and executives who are covered by the guidelines are required to be in compliance within five years after the effective date of becoming subject to these guidelines. In the event of any later increase in the required ownership level, whether as a result of an increase in the annual retainer fee or base salary or an increase in the required ownership multiple, then the target date for compliance with the increased ownership guideline is five years after the effective date of such increase.

All non-employee directors and executives who were required to be in compliance as of the end of the 2013 fiscal year are in compliance. The Company measures compliance with the guidelines at the end of each fiscal year based on the market value of the Company’s stock, with the compliance determination at that point in time applying for the next fiscal year, regardless of fluctuations in the Company’s stock price.

If a director or covered executive fails to be in compliance by the required compliance date, then he or she must hold the net shares obtained through future stock option exercises and the vesting of restricted stock and restricted stock units, after payment of applicable taxes, until coming into compliance with the guidelines. In order to take into consideration fluctuations in the Company’s stock price, any person who has been in compliance with the guidelines as of the end of at least one of the two preceding fiscal years and who has not subsequently sold shares will not be subject to this holding requirement. For non-employee directors, the Nominating and Corporate Governance Committee will consider a director’s failure to comply with the Guidelines when considering that director for re-election to the Board of Directors.

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Political Contributions

Our Code of Business Conduct prohibits making contributions on behalf of the Company to political parties, political action committees, political candidates, or holders of public office. The Company is a member of several trade associations which, as part of their overall activities, may engage in advocacy activities with regard to issues important to the retail industry or the business community generally.

Communications with the Board of Directors

The Board has established a procedure for shareholders and other interested parties to send communications to the non-management members of the Board of Directors. Shareholders and other interested parties who wish to communicate directly with the non-management directors of the Company should send a letter to:

Board of Directors
c/o Secretary, Foot Locker, Inc.
112 West 34th Street
New York, NY 10120

The Secretary will promptly send a copy of the communication to the lead director, who may direct the Secretary to send a copy of the communication to the other non-management directors and may determine whether a meeting of the non-management directors should be called to review the communication.

A copy of the Procedures for Communications with the Board of Directors is available on the corporate governance section of the Company’s corporate web site at http://www.footlocker-inc.com/investors.cfm?page=corporate-governance. You may obtain a printed copy of the procedures by writing to the Corporate Secretary at the Company’s headquarters.

Retention of Outside Advisors

The Board of Directors and all of its committees have authority to retain outside advisors and consultants that they consider necessary or appropriate in carrying out their respective responsibilities. The independent accountants are retained by the Audit Committee and report directly to the Audit Committee. In addition, the Committee is responsible for the selection, assessment, and termination of the internal auditors to which the Company has outsourced a portion of its internal audit function, which is ultimately accountable to the Audit Committee. Similarly, the consultant retained by the Compensation and Management Resources Committee to assist it in the evaluation of senior executive compensation reports directly to that committee.

Code of Business Conduct

The Company has adopted a Code of Business Conduct for directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer. A copy of the Code of Business Conduct is available on the corporate governance section of the Company’s corporate web site at http://www.footlocker-inc.com/investors.cfm?page=corporate-governance. You may obtain a printed copy of the Code of Business Conduct by writing to the Corporate Secretary at the Company’s headquarters.

Any waivers of the Code of Business Conduct for directors and executive officers must be approved by the Audit Committee. We promptly disclose amendments to the Code of Business Conduct and any waivers of the Code for directors and executive officers on the corporate governance section of the Company’s corporate website at http://www.footlocker-inc.com/investors.cfm?page=corporate-governance.

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Organization and Powers

The Board of Directors has responsibility for establishing broad corporate policies, reviewing significant developments affecting Foot Locker, and monitoring the general performance of the Company. Our By-laws provide for a Board of Directors consisting of between 7 and 13 directors. The exact number of directors is determined from time to time by the entire Board. Our Board currently has 10 members.

The Board of Directors held five meetings during 2013. All of our directors attended at least 75 percent of the meetings of the Board and committees on which they served in 2013.

Director Qualifications

The Board of Directors, acting through the Nominating and Corporate Governance Committee, considers its members, including those directors being nominated for reelection to the Board at the 2014 annual meeting, to be qualified for service on the Board due to a variety of factors reflected in each director’s experience, education, areas of expertise, and experience serving on the boards of directors of other organizations. Generally, the Board seeks individuals of broad-based experience who have the background, judgment, independence, and integrity to represent the shareholders in overseeing the Company’s management in their operation of the business rather than specific, niche areas of expertise. Within this framework, specific items relevant to the Board’s determination for each director are listed in each director’s biographical information beginning on Page 73.

Directors’ Independence

A director is considered independent under the rules of the The New York Stock Exchange if he or she has no material or immaterial relationship to the Company that would impair his or her independence. In addition to the independence criteria established by The New York Stock Exchange, the Board of Directors has adopted categorical standards to assist it in making its independence determinations regarding individual members of the Board. These categorical standards are contained in the Corporate Governance Guidelines, which are posted on the Company’s corporate web site at http://www.footlocker-inc.com/investors.cfm?page=corporate-governance.

The Board of Directors has determined that the categories of relationships listed in the following table are immaterial for purposes of determining whether a director is independent under the listing standards adopted by The New York Stock Exchange.

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Categorical Relationship	Description

Investment Relationships with the Company	A director and any family member may own equities or other securities of the Company.
Relationships with Other Business Entities

A director and any family member may be a director, employee (other than an executive officer), or beneficial owner of less than 10 percent of the shares of a business entity with which the Company does business, provided that the aggregate amount involved in a fiscal year does not exceed the greater of $1,000,000 or 2 percent of either that entity’s or the Company’s annual consolidated gross revenue.

Relationships with Not-for-Profit Entities

A director and any family member may be a director or employee (other than an executive officer or the equivalent) of a not-for-profit organization to which the Company (including the Foot Locker Foundation) makes contributions, provided that the aggregate amount of the Company’s contributions in any fiscal year do not exceed the greater of $1,000,000 or 2 percent of the not-for-profit entity’s total annual receipts.

The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that the following directors are independent under the rules of The New York Stock Exchange because they have no material or immaterial relationship to the Company that would impair their independence:

Maxine Clark	Matthew M. McKenna
Nicholas DiPaolo	Steven Oakland
Alan D. Feldman	Cheryl Nido Turpin
Jarobin Gilbert Jr.	Dona D. Young
Guillermo Marmol

James E. Preston, Allen Questrom, and David Y. Schwartz served as directors of the Company during 2013 until their retirement from the Board on May 15, 2013. The Board determined, upon the recommendation of the Nominating and Corporate Governance Committee, that Mr. Preston, Mr. Questrom, and Mr. Schwartz each was independent under the rules of The New York Stock Exchange through the end of his term as a director because he had no material or immaterial relationship to the Company that would impair his independence.

In making its decisions on independence, the Board of Directors reviewed recommendations of the Nominating and Corporate Governance Committee and considered the following relationships between the Company and organizations with which the current members of our Board are affiliated:

•

Nicholas DiPaolo’s spouse is a trustee of the Greater Paramus Chamber of Commerce Education Foundation, a not-for-profit corporation. The Foot Locker Foundation made a contribution of $5,000 to this organization in 2013. As the amount of the contribution does not exceed the greater of $1,000,000 or 2 percent of the not-for-profit entity’s total annual receipts, this relationship falls under the Company’s categorical standards of relationships that are immaterial for purposes of determining director independence because it constitutes a relationship with a not-for-profit entity.

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•

Dona D. Young is a member of the Board of Trustees of Save the Children, a not-for-profit corporation. The Foot Locker Foundation made a contribution of $10,000 to this charitable organization in 2013. As the amount of the contribution does not exceed the greater of $1,000,000 or 2 percent of the not-for-profit entity’s total annual receipts, this relationship falls under the Company’s categorical standards of relationships that are immaterial for purposes of determining director independence because it constitutes a relationship with a not-for-profit entity.

The Board of Directors has determined that all members of the Audit Committee, the Compensation and Management Resources Committee, and the Nominating and Corporate Governance Committee are independent as defined under the listing standards of The New York Stock Exchange and the director independence standards adopted by the Board.

Related Person Transactions

We individually inquire of each of our directors and executive officers about any transactions in which Foot Locker and any of these related persons or their immediate family members are participants. We also make inquiries within the Company’s records for information on any of these kinds of transactions. Once we gather the information, we then review all relationships and transactions in which Foot Locker and any of our directors, executive officers or their immediate family members are participants to determine, based on the facts and circumstances, whether the Company or the related persons have a direct or indirect material interest. The General Counsel’s office coordinates the related person review process. The Nominating and Corporate Governance Committee reviews any reported transactions involving directors and their immediate families in making its recommendation to the Board of Directors on the independence of the directors. The Company’s written policies and procedures for related person transactions are included within the Corporate Governance Guidelines and Foot Locker’s Code of Business Conduct. There were no related party transactions in 2013.

Committees of the Board of Directors

The Board has delegated certain duties to committees, which assist the Board in carrying out its responsibilities. There are five standing committees of the Board. Each director serves on at least two committees. The current committee memberships, the number of meetings held during 2013, and the functions of the committees are described below.

Audit Committee	Compensation and Management Resources Committee	Finance and Strategic Planning Committee	Nominating and Corporate Governance Committee	Executive Committee

G. Marmol, Chair	A. Feldman, Chair	M. McKenna, Chair	D. Young, Chair	K. Hicks, Chair
M. Clark	N. DiPaolo	M. Clark	J. Gilbert Jr.	N. DiPaolo
J. Gilbert Jr.	S. Oakland	N. DiPaolo	S. Oakland	A. Feldman
M. McKenna	C. Turpin	A. Feldman	C. Turpin	G. Marmol
	D. Young	G. Marmol		M. McKenna
D. Young

Audit Committee

The committee held nine meetings in 2013. The Audit Committee has a charter, which is available on the corporate governance section of our corporate web site at http://www.footlocker-inc.com/investors. cfm?page=corporate-governance. The report of the Audit Committee appears on Page 80.

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This committee appoints the independent accountants and is responsible for approving the independent accountants’ compensation. This committee also assists the Board in fulfilling its oversight responsibilities in the following areas:

•	accounting policies and practices,

•	the integrity of the Company’s financial statements,

•	compliance with legal and regulatory requirements,

•	risk oversight,

•	the qualifications, independence, and performance of the independent accountants, and

•	the qualifications, performance and compensation of the internal auditors.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

The Board of Directors has determined that Matthew M. McKenna, qualifies as an “audit committee financial expert,” as defined under the rules of the Securities Exchange Act of 1934, through his relevant experience as a senior financial executive of a large multinational corporation. Mr. McKenna is independent under the rules of The New York Stock Exchange and the Securities Exchange Act of 1934.

Compensation and Management Resources Committee

The Compensation and Management Resources Committee (the “Compensation Committee”) held six meetings in 2013. The committee has a charter, which is available on the corporate governance section of the Company’s corporate web site at http://www.footlocker-inc.com/
investors.cfm?page=corporate-governance.

The Compensation Committee determines the compensation of the Chief Executive Officer, reviews and approves all compensation for the Company’s executive management group, which consists of the executive officers and corporate officers, and determines significant elements of the compensation of the chief executive officers of our operating divisions. Decisions regarding equity compensation for other employees are also the Compensation Committee’s responsibility. Decisions regarding non-equity compensation of the Company’s other associates are made by the Company’s management. The committee also considers risk in relation to the Company’s compensation policies and practices.

The Compensation Committee also administers Foot Locker’s various compensation plans, including the incentive plans, the equity-based compensation plans, and the employees stock purchase plan. Other than the 2007 Stock Incentive Plan, committee members are not eligible to participate in these compensation plans. This committee also reviews and makes recommendations to the Board of Directors concerning executive development and succession, including for the position of Chief Executive Officer.

At the beginning of each year, the Compensation Committee holds a meeting with management, the Company’s compensation consultant, and the Committee’s independent compensation consultant to review the overall executive compensation environment, including recent developments in executive compensation, and the Company’s executive compensation program, including a historical view of the pay-for-performance correlation in the program and any changes to the program being recommended by management or either of the consultants.

The Committee then holds a second meeting, in March, after the financial results for the prior year have been finalized and audited, to review and approve bonus and incentive compensation payments for the prior year and to review and approve compensation arrangements—base salaries, stock awards, and incentive plan targets—for the upcoming year. The Committee meets privately

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with its independent consultant for the purpose of establishing the compensation of the Chief Executive Officer, including establishing target awards under the Annual Bonus Plan and the long-term incentive compensation program, and making stock awards to him. Except in the case of promotions or other unusual circumstances, the Compensation Committee considers stock awards only at its March meeting, which is normally held within a few weeks following the issuance of the Company’s full-year earnings release for the prior year.

The Committee may hold other meetings during the year to review specific issues related to executive compensation, new developments in executive compensation, or other management resources related topics. It also has responsibility, along with the Nominating and Corporate Governance Committee, for annually reviewing compensation paid to non-employee directors. In 2013, the Compensation Committee held a total of six meetings.

The Compensation Committee has retained as its advisor a nationally recognized executive compensation consultant—Compensation Advisory Partners—that is independent and performs no other work for the Company. Compensation Advisory Partners is retained directly by the Compensation Committee, reports to it directly, meets with the Committee privately, without management present, and regularly communicates privately with the Chair of the Committee. The Compensation Committee has assessed the independence of Compensation Advisory Partners based on standards promulgated by the Securities and Exchange Commission and concluded that no conflict of interest exists that would prevent it from serving as an independent consultant to the Committee. Each year, the Committee’s compensation consultant reviews a report on risk in relation to the Company’s compensation policies and practices, provides a pay-for-performance analysis of our executive compensation program, and reviews the Chief Executive Officer’s compensation. Management utilizes the services of ClearBridge Compensation Group, a nationally recognized compensation consultant, to provide advice on the executive compensation program and plan design.

Management is involved in various aspects of developing the executive compensation program. Our Senior Vice President and Chief Human Resources Officer, Vice President—Human Resources, and staff in the Human Resources Department work with our Chief Executive Officer to develop compensation recommendations for all corporate officers other than the Chief Executive Officer. The Chief Executive Officer or the Senior Vice President and Chief Human Resources Officer reviews these proposals with the Chair of the Compensation Committee, and may make changes to the recommendations based upon his input, before the recommendations are forwarded to the Compensation Committee for review. Our Senior Vice President and General Counsel and Vice President and Associate General Counsel also attend meetings of the Compensation Committee and participate in some of these discussions and preparations.

The Compensation Committee has delegated authority to its Chair to approve stock option awards of up to 25,000 shares to any single employee other than a corporate officer. The Chair generally uses this authority to approve stock option grants made during the course of the year in connection with promotions or new hires.

Compensation Committee Interlocks and Insider Participation

Nicholas DiPaolo, Alan D. Feldman, James E. Preston, Allen Questrom, Cheryl Nido Turpin, and Dona D. Young served on the Compensation and Management Resources Committee during 2013. None of the committee members was an officer or employee of the Company or any of its subsidiaries, and there were no interlocks with other companies within the meaning of the SEC’s proxy rules.

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Finance and Strategic Planning Committee

The Finance and Strategic Planning Committee held five meetings in 2013. This committee reviews the overall strategic and financial plans of the Company, including capital expenditure plans, proposed debt or equity issues of the Company, and the Company’s capital structure. The committee also considers and makes recommendations to the Board of Directors concerning dividend payments and share repurchases, and reviews acquisition and divestiture proposals.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held four meetings in 2013. This committee has responsibility for overseeing corporate governance matters affecting the Company, including developing and recommending criteria and policies relating to service and tenure of directors. The committee is responsible for collecting the names of potential nominees to the Board, reviewing the background and qualifications of potential candidates for Board membership, and making recommendations to the Board for the nomination and election of directors. The committee reviews membership on the Board committees and, after consultation with the lead director and the Chief Executive Officer, makes recommendations to the Board regarding committee members and committee chair assignments annually. In addition, the committee meets jointly with the Compensation and Management Resources Committee to review directors’ compensation and make recommendations to the Board concerning the form and amount of directors’ compensation.

While the Nominating and Corporate Governance Committee does not have a formal policy regarding board diversity, the Foot Locker Board reflects diversity in terms of gender, experience and ethnicity. In selecting new directors and considering the re-nomination of existing directors, the Committee considers a variety of factors that it believes contribute to an individual’s ability to be an effective director, as well as the overall effectiveness of the Board. These include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to devote sufficient time to Board responsibilities. The Committee also considers an individual’s understanding of business, finance, corporate governance, marketing, and other disciplines relevant to the oversight of a large publicly traded company; understanding of our industry; educational and professional background; international experience; personal accomplishment; community involvement; and cultural and ethnic diversity. The Nominating and Corporate Governance Committee may establish criteria for candidates for Board membership. These criteria may include area of expertise, diversity of experience, independence, commitment to representing the long-term interests of the Company’s stakeholders, and other relevant factors, taking into consideration the needs of the Board and the Company and the mix of expertise and experience among current directors. From time to time the committee may retain the services of a third party search firm to identify potential director candidates.

After a potential nominee is identified, the Committee Chair will review his or her biographical information and discuss with the other members of the committee whether to request additional information about the individual or to schedule a meeting with the potential candidate. The committee’s determination on whether to proceed with a formal evaluation of a potential candidate is based on the person’s experience and qualifications, as well as the current composition of the Board and its anticipated future needs.

Shareholders who wish to recommend candidates may contact the Committee in the manner described on Page 13 under “Communications with the Board of Directors.” Shareholder nominations must be made according to the procedures required under our By-laws and within the timeframe described in the By-laws and on Page 93 of this proxy statement. Shareholder-recommended candidates and shareholder nominees whose nominations comply with these procedures will be evaluated by the Committee in the same manner as the Committee’s nominees.

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Executive Committee

The Executive Committee did not meet in 2013. Except for certain matters reserved to the Board, this committee has all of the powers of the Board in the management of the business of the Company during intervals between Board meetings.

Directors’ Compensation and Benefits

Non-employee directors are paid an annual retainer fee and meeting fees for attendance at each Board and committee meeting. The lead director and the committee chairs are paid an additional retainer fee for service in these capacities. We do not pay additional compensation to any director who is also an employee of the Company for service on the Board or any committee. The table below summarizes the fees paid to the non-employee directors in 2013.

Summary of Directors’ Compensation

Annual Retainer

$110,000. The annual retainer is payable 50 percent in cash and 50 percent in shares of our Common Stock. Directors may elect to receive up to 100 percent of their annual retainer, including committee chair retainer, in stock. We calculate the number of shares paid to the directors for their annual retainer by dividing their retainer fee by the closing price of a share of our stock on the last business day preceding the July payment date.

Committee Chair Retainers	The committee chair retainers are paid in the same form as the annual retainer.
$25,000 Audit Committee Chair
$25,000 Compensation and Management Resources Committee Chair
$15,000 Finance and Strategic Planning Committee Chair
$15,000 Nominating and Corporate Governance Committee Chair
N/A: Executive Committee
Lead Director Retainer	$50,000 payable in the same form as the annual retainer.
Meeting Fees	$2,000 for attendance at each Board and committee meeting
Restricted Stock Units

In fiscal 2013, the directors received a grant of 1,505 restricted stock units (“RSUs”). The number of RSUs granted was calculated by dividing $55,000 by the closing price of a share of our stock on the date of grant. The RSUs will vest one year following the date of grant—in May 2014. Each RSU represents the right to receive one share of the Company’s common stock on the vesting date.

Deferral Election

Non-employee directors may elect to receive all or a portion of the cash component of their annual retainer fee, including committee chair retainers, in the form of deferred stock units or to have these amounts placed in an interest account. Directors may also elect to receive all or part of the stock component of their annual retainer fee in the form of deferred stock units. The interest account is a hypothetical investment account bearing interest at the rate of 120 percent of the

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applicable federal long-term rate, compounded annually, and set as of the first day of each plan year. A stock unit is an accounting equivalent of one share of the Company’s Common Stock.

Miscellaneous

Directors and their immediate families are eligible to receive the same discount on purchases of merchandise from our stores, catalogs and Internet sites that is available to Company employees. The Company reimburses non-employee directors for their reasonable expenses in attending meetings of the Board and committees, including their transportation expenses to and from meetings, hotel accommodations, and meals.

Fiscal 2013 Director Compensation

The amounts paid to each non-employee director for fiscal 2013, including amounts deferred under the Company’s stock plan, and the RSUs granted to each director are reported in the tables below. Mr. Oakland did not serve as a director during 2013, so no compensation is reported for him in the table.

Director Compensation

(a)	(b)	(c)		(d)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)		Total ($)
M. Clark	80,053	102,468		182,521
N. DiPaolo	110,009	134,999		245,008
A. Feldman	36,625	202,754	(3)(4)	238,379
J. Gilbert Jr.	93,022	109,986		203,008
G. Marmol	105,515	122,493		228,008
M. McKenna	38,025	172,483		210,508
S. Oakland	—	—		—
J. Preston	38,945	27,472		66,417
A. Questrom	38,945	28,203		67,148
D. Schwartz	40,061	37,576		77,637
C. Turpin	32,583	192,066	(3)(4)	224,649
D. Young	78,000	169,694	(4)	247,694

Notes to Director Compensation Table

(1)	Column (c) reflects the following three bulleted items:

•

Retainer fees paid in stock or deferred by the director. The fiscal 2013 grant date fair value for the portion of the annual retainer fees, including committee chair retainer fees and the lead director retainer fee, paid in shares of the Company’s common stock or deferred by the director, as shown in the following table:

BOARD OF DIRECTORS

Name	Number of Shares	Number of Deferred Stock Units	Grant Date Fair Value ($)
M. Clark	1,351	—	47,461
N. DiPaolo	2,277	—	79,991
A. Feldman	—	3,749.8243	129,375
J. Gilbert Jr.	1,565	—	54,978
G. Marmol	1,921	—	67,485
M. McKenna	3,344	—	117,475
S. Oakland	—	—	—
J. Preston	782	—	27,472
A. Questrom	782	—	27,472
D. Schwartz	889	—	31,231
C. Turpin	—	3,055.4124	105,417
D. Young	—	2,134.9274	75,000

- Stock portion of retainer fee: In 2013, we made the annual stock payment to each director on July 1. Under the terms of the 2007 Stock Incentive Plan, the stock payment was valued at the closing price of a share of the Company’s common stock on June 28, which was $35.13. The 2013 grant date fair value is equal to the number of shares received or deferred by the director multiplied by $35.13, calculated in accordance with stock-based compensation accounting rules (ASC Topic 718). Directors who deferred the stock portion of their annual retainer were credited with deferred stock units on the annual payment date valued at $35.13 per unit.

- Cash portion of retainer fee: For fiscal 2013, two directors deferred part of the cash portion of their annual retainer fees and were credited during the fiscal year with deferred stock units on the quarterly cash retainer payment dates, valued at the fair market value on the payment dates, as follows: January 2, 2013 ($31.60; pro rated for 2 months of fiscal year), April 1, 2013 ($33.82), July 1, 2013 ($35.36), and October 1, 2013 ($34.01). The 2013 grant date fair value is equal to the number of deferred stock units received multiplied by the fair market value on the payment dates, calculated in accordance with stock-based compensation accounting rules (ASC Topic 718).

•

Dividend equivalents. The fiscal 2013 grant date fair value for dividend equivalents credited in the form of additional stock units to five directors during the year on the quarterly dividend payment dates, valued at the fair market value of the Company’s common stock on the dividend payment dates, as shown in the following table.

Name	05/03/13 FMV: $35.28	08/02/13 FMV: $37.31	11/01/13 FMV: $34.99	01/31/14 FMV: $38.60
A. Feldman	117.5291	124.6225	136.4340	124.3812
D. Schwartz	179.8530	—	—	—
A. Questrom	20.7185	—	—	—
C. Turpin	212.9243	212.9576	230.6058	210.2336
D. Young	269.8295	268.0390	287.3434	261.9589

BOARD OF DIRECTORS

The Total Number of Deferred Stock Units credited to directors’ accounts for fiscal 2013, including the dividend equivalents and the units credited representing 2013 retainer fees reported in the above two tables, and the total number of units held at the end of fiscal 2013, are reported in the following table:

Name	Total # of Units Credited for 2013	Total # of Units Held at 02/01/14
A. Feldman	4,252.7911	24,129.9493
D. Schwartz	179.8530	14,735.8533
A. Questrom	20.7185	—
C. Turpin	3,922.1337	40,785.3239
D. Young	3,222.0982	50,820.0216

•

Restricted Stock Units (“RSUs”). The fiscal 2013 grant date fair value for the RSUs granted to the nonemployee directors in 2013 is shown in the following table. The number of RSUs granted was calculated by dividing $55,000 by $36.55, which was the closing price of a share of our stock on the date of grant. The RSUs will vest in May 2014. As provided under the SEC’s rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions, please refer to Note 22 to the Company’s financial statements in our 2013 Form 10-K. The following table shows the aggregate number of RSUs granted in 2013 and the number of RSUs outstanding at the end of the 2013 fiscal year:

Name	Number of RSUs Granted	Grant Date Fair Value ($)	Number of RSUs Outstanding on 2/1/2014
M. Clark	1,505	55,008	1,505
N. DiPaolo	1,505	55,008	1,505
A. Feldman	1,505	55,008	1,505
J. Gilbert Jr.	1,505	55,008	1,505
G. Marmol	1,505	55,008	1,505
M. McKenna	1,505	55,008	1,505
S. Oakland	—	—	—
J. Preston	—	—	—
A. Questrom	—	—	—
D. Schwartz	—	—	—
C. Turpin	1,505	55,008	1,505
D. Young	1,505	55,008	1,505

(2)

No stock options were granted to the nonemployee directors in 2013. The following table provides information on the number of stock options outstanding for each of the nonemployee directors at the end of the 2013 fiscal year, all of which are exercisable:

BOARD OF DIRECTORS

Name	Number of Stock Options Outstanding on 2/1/2014
M. Clark	—
N. DiPaolo	6,317
A. Feldman	6,314
J. Gilbert Jr.	6,317
G. Marmol	—
M. McKenna	4,287
Steven Oakland	—
J. Preston	—
A. Questrom	—
D. Schwartz	6,317
C. Turpin	6,317
D. Young	6,317

(3)	Quarterly cash payments for part of fiscal 2013 deferred in the form of stock units under Foot Locker’s Stock Incentive Plan.

(4)	Stock payment deferred in the form of stock units under Foot Locker’s Stock Incentive Plan.

Directors’ Retirement Plan

The Directors’ Retirement Plan was frozen as of December 31, 1995. Consequently, only Jarobin Gilbert Jr. and James E. Preston remained entitled to receive a benefit under this plan when their service as directors ends because they had completed at least five years of service as directors on December 31, 1995. The retirement benefit under this plan is an annual retirement benefit of $24,000 that is payable quarterly for a period of 10 years after the director leaves the Board or until their death, if sooner. Mr. Preston retired from the Board in May 2013, and he is currently receiving a benefit under this plan.

Directors and Officers Indemnification and Insurance

We have purchased directors and officers liability and corporation reimbursement insurance from a group of insurers comprising ACE American Insurance Co., Zurich American Insurance Co., Arch Insurance Co., St. Paul Mercury Insurance Co., Freedom Specialty Insurance Co., Berkley Insurance Co., Navigators Insurance Co., Aspen American Insurance Co., XL Insurance Bermuda Ltd., and Illinois National Insurance Co. These policies insure the Company and all of the Company’s wholly owned subsidiaries. They also insure all of the directors and officers of the Company and the covered subsidiaries. The policies were written for a term of 12 months, from October 12, 2013 until October 12, 2014. The total annual premium for these policies, including fees and taxes, is $1,050,835. Directors and officers of the Company, as well as all other employees with fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, as amended, are insured under policies issued by a group of insurers comprising Arch Insurance Co., St. Paul Mercury Insurance Co., Federal Insurance Co., and Continental Casualty Co., which have a total premium, including fees and taxes, of $367,988 for the 12- month period ending October 12, 2014.

The Company has entered into indemnification agreements with its directors and officers, as approved by shareholders at the 1987 annual meeting.

EXECUTIVE COMPENSATION

Compensation and Risk

The Company has completed a risk-related review and assessment of our compensation program and considered whether our executive compensation is reasonably likely to result in a material adverse effect on the Company. As part of this review, the independent compensation consultant to the Compensation and Management Resources Committee reviewed risk in relation to the Company’s compensation policies and practices with the Company’s human resources executives directly involved in compensation matters. The consultant reviewed the compensation policies and practices in effect for corporate and division employees through the manager level, store managers, and store associates and reviewed the features we have built into the compensation programs to discourage excessive risk taking by employees, including a balance between different elements of compensation, differing time periods for different elements, consistent Company-wide programs, plan performance targets based on the corporate budgeting process, and stock ownership guidelines for senior management.

Compensation Discussion and Analysis

This section explains our executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables following this discussion and analysis:

Ken C. Hicks	Chairman of the Board, President and Chief Executive Officer
Lauren B. Peters	Executive Vice President and Chief Financial Officer
Richard A. Johnson	Executive Vice President and Chief Operating Officer
Robert W. McHugh	Executive Vice President—Operations Support
Paulette R. Alviti	Senior Vice President and Chief Human Resources Officer

Our executive compensation program is designed to attract, motivate, and retain talented retail company executives in order to maintain and enhance the Company’s performance and its return to shareholders. In order to accomplish this, we have a compensation program for our executives that ties pay closely to performance. The more senior an executive’s position, the greater the portion of his or her compensation that is tied to performance. The Compensation and Management Resources Committee (the “Compensation Committee”), composed of five independent directors, oversees the executive compensation program.

2013 Summary

This summary is intended to highlight certain features of our performance and our executive compensation program in 2013. Please refer to the entire Compensation Discussion and Analysis that follows the 2013 Summary for more detailed and specific information on our program.

Our 2013 Results. In 2013, for the third year in a row, we achieved record sales, earnings, and earnings per share in our history as an athletic footwear and apparel company. Results included:

•	Net income, on a non-GAAP basis, of $432 million or earnings-per-share of $2.87, a 16 percent increase over 2012

•	End-of-year market capitalization of $5.6 billion, an 8 percent increase over year-end 2012

•	Total dividend payments to shareholders of $118 million

•	Total share repurchases of $229 million

•	Total shareholder return (stock price appreciation plus reinvested dividends) of 13.6 percent.

EXECUTIVE COMPENSATION

These results represent continued strong progress toward the long-term objectives contained in the updated long-range strategic plan that we adopted in early 2012, as shown in the following table:

Financial Metrics	2012	2013	Long-Term Objectives

Sales	$6,101 million	$6,505 million	$7,500 million
Sales per Gross Square Foot	$443	$460	$500
Earnings before Interest and Taxes (EBIT) margin	9.9%	10.4%	11%
Net Income margin	6.2%	6.6%	7%
Return on Invested Capital (ROIC)	14.2%	14.1%	14%

The above table represents non-GAAP results. There is a reconciliation to GAAP on Pages 16-17 of our 2013 Form 10-K.

Base Salaries. The Chief Executive Officer’s base salary was unchanged in 2013 from 2012. As part of the Compensation Committee’s normal annual compensation review, the other named executive officers (other than Ms. Alviti) received base salary increases ranging from 3.2 to 10 percent, which were based on the executive’s performance and a position-oriented analysis of peer group salaries. Ms. Alviti joined the Company in June 2013, and her base salary was established based upon the salary range for her position and her prior experience and compensation level.

Annual Bonus. Both our annual bonus and long-term incentive programs are formula-driven, with targets established by the Compensation Committee based upon financial targets included in the business plan approved each year by our Finance and Strategic Planning Committee and Board of Directors. Our annual and long-term bonus programs for the named executive officers pay out based upon the Company’s results, without individual performance adjustments.

At the beginning of 2013, the Compensation Committee established a performance target under the Annual Incentive Compensation Plan (the “Annual Bonus Plan”) based on the Company achieving pre-tax income of $666.1 million, a 6.8 percent increase over 2012 pre-tax income. In 2013, the Company achieved adjusted pre-tax income of $665.5 million, a 6.7 percent increase over 2012, and slightly less than the target, which resulted in annual cash bonuses slightly below the target payout of 124.1 percent of base salary for the Chief Executive Officer, 74.5 percent of base salary for the Chief Operating Officer, 64.5 percent of base salary for the other executive vice presidents, and 50 percent for Ms. Alviti (whose first year annual bonus was guaranteed at target).

Long-Term Incentive Programs. At the beginning of 2012, the Compensation Committee established performance targets for the 2012-13 performance period under the long-term incentive program. The amount earned for the two-year 2012-2013 performance period will not be paid to participants until 2015, following the completion of an additional one-year holding period. The targets that the Committee established were based on the Company achieving average annual net income of $346.2 million (which accounts for 70% of the payout) and ROIC of 12.8 percent (which accounts for 30% of the payout). For the period, the Company achieved average annual net income of $418.6 million and ROIC of 15.0 percent. As a result, the named executive officers earned a maximum payout for the performance period - for Mr. Hicks, 350 percent of initial base salary; for Mr. Johnson 200 percent of initial base salary; and for the other named executive officers, 150 percent of initial base salary. Payouts will be calculated and made one-half in cash and one-half in restricted stock units (“RSUs”). Ms. Alviti’s payout under the long-term program is pro rated based upon her period of service with the Company as a percentage of the total performance period.

In 2013, the Compensation Committee established long-term incentive performance targets for the 2013-2014 performance period based upon net income (70%) and ROIC (30%) denominated one-half in cash and one-half in RSUs. The Committee will determine whether payouts have been earned for that performance period following the end of 2014. If payouts are earned, they will be calculated

EXECUTIVE COMPENSATION

one-half in cash and one-half in RSUs, and payment will be made to participating executives in 2016 following an additional one-year holding period.

Our annual bonus and long-term incentive programs are performance-based. When we meet or exceed our targets, payments are made to participants, including the named executive officers. When we do not, no payments are made. Following is a five-year history of bonus payments to our named executive officers:

	Annual Bonus Plan Payout	Long-Term Bonus Plan Payout

2013	Slightly Below Target	2012-13: Maximum
2012	Between Target and Maximum	2011-12: Maximum
2011	Maximum	2010-11: Maximum
2009-11: Maximum
2010	Maximum	2008-10: Between Threshold and Target
2009	No Payout	2007-09: No Payout

Stock Options. The Compensation Committee granted stock options to each of the named executive officers in 2013. As part of its normal annual compensation review, the Committee awarded options to purchase the number of shares of common stock to each of the named executive officers shown in the following chart:

Executive	Number of Options	Assumed Black-Scholes Value

Mr. Hicks	280,000	$3,012,800
Mr. Johnson	47,000	$505,720
Mr. McHugh and Ms. Peters	42,000	$451,920

When determining the number of stock options to grant, the Compensation Committee considered an assumed Black-Scholes value, shown in the chart, which was based on the closing price of a share of the Company’s common stock in the 20 trading day period ending 10 days prior to the date the Committee met to authorize these awards. The option exercise price, as well as the actual Black-Scholes value of the awards, is based upon the closing price of a share of the Company’s common stock on the grant date. All of the options granted have a three-year vesting schedule, with one-third of each option grant vesting on the first, second, and third anniversary of the grant date, subject to continuous service through each vesting date.

Ms. Alviti. When she joined the Company in June 2013, Ms. Alviti was awarded a stock option grant of 21,000 options, vesting in three equal annual installments, the same number of options granted to the Company’s other Senior Vice Presidents in 2013. As additional sign-on compensation to compensate her for incentive compensation and stock and other awards she forfeited upon termination of her employment with her prior employer, Ms. Alviti received (i) a cash payment of $126,563 and 6,718 restricted stock units, to be payable and vest in March 2014, comparable to a pro-rated payout under the long-term incentive program payable to other senior executives in 2014, and (ii) a restricted stock award of 30,000 shares, vesting in three equal annual installments.

Special Stock Awards to Mr. Hicks. In addition to the stock option award made to Mr. Hicks as part of the Compensation Committee’s normal annual compensation review, as shown in the chart above, in 2013 the Compensation Committee also made two special stock awards to Mr. Hicks. These were made in light of the Company’s performance in 2012, when, under the leadership of Mr. Hicks, the Company achieved record sales, earnings, earnings per share, and return-on-invested-capital in our history as an athletic footwear and apparel company. These awards were:

EXECUTIVE COMPENSATION

Type of Award	Number of Shares	Value	Vesting

Stock Option	232,000	$2,614,014	50% in March 2015
			50% in March 2016
Restricted Stock	74,000	$2,533,760	50% in March 2015
			50% in March 2016

The value shown for the stock option award is the assumed Black-Scholes value; the value shown for the restricted stock award is the fair market value of the Company’s stock on the grant date.

Key Compensation Policies. In addition to the specific compensation programs outlined above, the Company has adopted a number of other policies related to executive compensation:

•

Independent Consultant. With regard to executive compensation matters, our Compensation Committee directly retains, and is advised by, an independent compensation consultant who performs no other work for the Company.

•

No Gross-Ups. We do not provide a tax gross-up with regard to any compensation, benefit, or perquisite paid by the Company, other than our executive relocation program that is applicable to all executives. We also do not provide tax gross-ups for any amount paid to an executive upon termination of employment or a change-in-control.

•

Stock Ownership Guidelines. We have stock ownership guidelines for our senior executives. These are set at six times annual salary for the Chief Executive Officer, three times annual salary for executive vice presidents, two times annual salary for senior vice presidents and divisional chief executive officers, and one-half times annual salary for vice presidents and divisional managing directors. If an executive has not met the ownership requirements following a five-year phase-in period, the executive is required to hold 100 percent of net shares acquired from the vesting of restricted stock or RSUs or the exercise of stock options until the stock ownership guidelines are achieved.

•

Long-Term Incentive Program Performance Gate. With regard to the long-term incentive program, the Compensation Committee has established a “performance gate” so that no amounts will be paid out under the program unless the Company’s average annual after-tax income for the performance period exceeds the Company’s after-tax income in the year prior to the commencement of the performance period.

2013 Say-on-Pay Vote. At our 2013 annual meeting, 97 percent of shareholders voting on the advisory vote on executive compensation supported the executive compensation program. The Compensation Committee considered the results of the 2013 say-on-pay vote and shareholders’ strong support of our executive compensation program in reviewing the executive compensation program for 2014. In light of this, the Compensation Committee decided to retain the general overall program design, which ties executive pay closely with Company performance. In the future, the Compensation Committee will continue to consider the executive compensation program in light of changing circumstances and shareholder feedback. Our Say-on-Pay vote is currently held on an annual basis, consistent with the views expressed by a majority of our shareholders at our 2011 annual meeting.

In the balance of this Compensation Discussion and Analysis, we provide greater detail about our compensation program for the named executive officers.

* * *

EXECUTIVE COMPENSATION

What are the objectives of our compensation program?

The objectives of our compensation program are to attract, motivate, and retain talented retail industry executives in order to maintain and enhance the Company’s performance and its return to shareholders.

What is our compensation program designed to reward?

We have designed our compensation program to align the financial interests of our executives, including the named executive officers, with those of our shareholders. It is designed to reward the overall effort and contribution of our executives as measured by the Company’s performance in relation to targets established by the Compensation Committee, more than individual performance. Key concepts underlying our program are:

•	Balance. Executive compensation should be balanced between annual and long-term compensation and between cash and equity-based compensation.

•

Align Interests of Executives and Shareholders. The compensation program should align the interests of executives with those of the Company’s shareholders by rewarding both increases in the Company’s share price and the achievement of performance goals that contribute to the Company’s long- term health and growth.

•	Strong Relationship to Company Performance. A substantial portion of the compensation of our executives, whether paid out currently or on a long-term basis, should depend on the Company’s performance.

•

The Compensation of Our Senior Executives Has Greater Risk. More-senior executives should have a greater portion of their compensation at risk, whether through performance-based incentive programs or through stock price appreciation.

What are our elements of compensation?

The elements of compensation for the named executive officers are:

•	base salary

•	performance-based annual cash bonus

•	performance-based long-term incentive, payable in a combination of cash and RSUs

•	long-term equity-based compensation (stock options and, in special situations, restricted stock)

•	retirement and other benefits

•	perquisites

Why do we pay each element of compensation and how do we determine the amount for each element of compensation, or the formula that determines the amount?

We have established benchmarks for base salary and total compensation for each named executive officer. These benchmarks are reviewed annually and are based upon compensation for comparable positions in a peer group consisting of 20 national retail companies with annual sales of approximately $1 billion to $10 billion. The Compensation Committee determined that these companies were the appropriate peer group for executive compensation purposes based upon the nature of their business, their revenues, and the pool from which they recruit their executives.

In 2013, we removed three companies from the peer group—Collective Brands Inc., Charming Shoppes, and Talbots Inc.—because they were no longer publicly traded. In 2012, we had removed companies—Borders Group, Inc. and Timberland Co.—for the same reason. In order to maintain a peer group of reasonable size, in 2013 we added five companies: Ascena Retail Group, Inc., Bed,

EXECUTIVE COMPENSATION

Bath & Beyond, Inc., DSW, Inc., GameStop Corp., and Williams-Sonoma, Inc. The 20 companies included in the peer group were:

Abercrombie & Fitch	Family Dollar Stores
Aeropostale, Inc.	Finish Line Inc.
American Eagle Outfitters Inc.	GameStop Corp.
ANN INC.	Genesco Inc.
Ascena Retail Group, Inc.	L Brands Inc.
Bed, Bath & Beyond Inc.	Quiksilver Inc.
Brown Shoe Company, Inc.	Radioshack Corp.
Dick’s Sporting Goods Inc.	Ross Stores Inc.
Dillards Inc.	Saks Inc.
DSW Inc.	Williams-Sonoma, Inc.

Saks Inc. is no longer a publicly traded company, and we removed it from the peer group for 2014.

The goal of the Compensation Committee is to provide competitive total compensation opportunities for the named executive officers that vary with Company performance. The Committee uses the peer group benchmark information as a reference point in evaluating executive compensation, but does not attempt to match the compensation of each executive position in the Company precisely with that of an equivalent position in the peer group. In general, the Committee attempts to position an executive’s total compensation between the median and 75th percentile of comparable positions at peer companies, consistent with the Company’s revenues in relation to the peer companies. The Committee also takes into consideration factors such as performance, responsibility, experience, and length of time an executive has served in a position.

Base Salaries

We pay base salaries to provide our named executive officers with current, regular compensation that is appropriate to their position, experience, and responsibilities. We pay higher base salaries to those named executive officers with greater overall responsibility. Other than Mr. Hicks, whose base salary did not change in 2013 from 2012, and Ms. Alviti, the other named executive officers received base salary increases in 2013 that ranged from 3.2 percent to 10 percent. These increases were determined based principally upon the executive’s performance and his or her salary as compared to salaries for comparable positions in the peer group. Ms. Alviti’s base salary was established when she joined the Company in June 2013 based upon the salary range for her position and her prior experience and compensation.

Performance-Based Annual Cash Bonus

We pay performance-based annual cash bonuses to our named executive officers under the Annual Bonus Plan in order to provide incentive for them to work toward the Company’s achievement of annual performance goals established by the Compensation Committee. Payments are calculated as a percentage of actual base salary earned by the executive during the year.

Our Annual Bonus Plan allows the Compensation Committee, in establishing performance targets under the plan, to choose one or more performance measures from a list of ten factors that have been approved by our shareholders. For 2013, for the named executive officers, the Compensation Committee established a performance target under the Annual Bonus Plan based upon the Company’s achievement of a prescribed level of pre-tax income. All bonus targets and calculations are based on the results of continuing operations. The performance targets established by the

EXECUTIVE COMPENSATION

Compensation Committee are based upon the business plan and budget reviewed and approved each year by the Finance and Strategic Planning Committee and the Board of Directors.

The Annual Bonus Plan targets and the actual amount of adjusted pre-tax profit achieved for 2013 were as follows:

	Threshold	Target	Maximum	Actual

Pre-tax profit	$599.5 million	$666.1 million	$799.3 million	$665.5 million

Bonus payouts are calculated on the basis of straight-line interpolation between the threshold, target, and maximum points.

Target payments under the Annual Bonus Plan for the named executive officers and actual payments for 2013 based upon the Company’s performance were as follows:

	Target	Range	Actual 2013 Percentage	Actual 2013 Payout

Mr. Hicks	125% of Base Salary	31.25 % to 218.75% of Base Salary	124.1 of Base Salary	$1,365,375
Ms. Peters	65% of Base Salary	16.25% to 113.75% of Base Salary	64.5% of Base Salary	$346,929
Mr. Johnson	75% of Base Salary	18.75% to 131.25% of Base Salary	74.5% of Base Salary	$660,966
Mr. McHugh	65% of Base Salary	16.25% to 113.75% of Base Salary	64.5% of Base Salary	$419,543
Ms. Alviti	50% of Base Salary	12.5% to 87.5% of Base Salary	50% of Base Salary	$150,000

If the Company does not achieve threshold performance, then no annual bonus is paid. Executives who do not receive a “meets expectations” rating or higher in their annual performance review are ineligible to receive an annual bonus payment.

Performance-Based Long-Term Incentive Program

We pay performance-based long-term incentives to our named executive officers in order to provide incentive for them to work toward the Company’s achievement of performance goals established by the Compensation Committee for each performance period. The long-term incentive program is based on the following principles:

•

Balance between Cash and RSUs. Awards are denominated 50 percent in cash, payable under the Long-Term Incentive Plan, and 50 percent in RSUs, payable under the Stock Incentive Plan. The same performance target is established for both the cash and RSU portions of the award.

•

Two-year Performance Period and One-year Holding Period. The performance period is two years; however, while award payouts are calculated following the end of the two-year performance period, payments require continued employment and are subject to forfeiture, as well as stock price fluctuations, for another year—that is, payments are not made until the end of a three-year period.

•

Net Income and ROIC Targets. The performance target is based on net income (70 percent) and ROIC (30 percent). These performance targets are based upon net income and ROIC contained in the business and financial plan and budget adopted by the Finance and Strategic Planning Committee and the Board of Directors for the relevant period.

EXECUTIVE COMPENSATION

•

Target Awards are Percentage of Base Salary. The target awards are expressed as a percentage of initial base salary—that is, the base salary paid to the executive following the salary adjustments that take place on May 1 of the first year of the performance period. The Chief Executive Officer’s target award is 175 percent of initial base salary; the Chief Operating Officer’s, 100 percent of initial base salary; and the other named executive officers’, 75 percent of initial base salary.

In 2012, the Compensation Committee established the net income and ROIC targets for the 2012-2013 performance period. The targets, along with the adjusted actual performance for the period, are shown in the table below:

	Threshold	Target	Maximum	Actual

Average Annual Net Income (weighted 70%)	$279 million	$346 million	$415 million	$419 million
Two-year Average ROIC (weighted 30%)	10.9%	12.8%	14.7%	15.0%

The target payment level, possible range of payments, and actual payout, based on the Company’s actual performance measured against these performance goals were as follows:

	Target	Range	Actual

Mr. Hicks	175% of Initial Base Salary	43.75% to 350% of Initial Base Salary	350% of Initial Base Salary
Mr. Johnson	100% of Initial Base Salary	25% to 200% of Initial Base Salary	200% of Initial Base Salary
Other Named Executive Officers	75% of Initial Base Salary	18.75% to 150% of Initial Base Salary	150% of Initial Base Salary

The payout to Ms. Alviti was made on a pro rata basis.

As noted above, the awards are denominated one-half in cash and one-half in RSUs. There is a one-year holding period, so that the payouts will not be made to executives until 2015. The RSUs allocated to each executive were valued at the closing price on the date of grant. The actual cash and RSU calculations for each of the named executive officers for the 2012-13 performance period were as follows:

	Cash	RSUs

Mr. Hicks	$1,925,000	62,258
Ms. Peters	$375,000	12,129
Mr. Johnson	$850,000	27,491
Mr. McHugh	$476,250	15,403
Ms. Alviti	$112,041	3,270

In 2010, we made a change to our long-term incentive program. For years prior to 2010, the long-term incentive was determined based upon performance over a three-year performance measurement period and was paid in cash. Beginning in 2010, the long-term incentive is determined based upon performance over a two-year performance measurement period, with an additional one-year holding period, and the award is denominated one-half in cash and one-half in RSUs. Consequently the Summary Compensation Table reflects two long-term incentives for 2011—the 2009-2011 three-year performance measurement period under the old program and the 2010-2011 performance measurement period under the new program. The Summary Compensation Table reflects more normalized non-equity incentive plan compensation for 2012 and 2013.

EXECUTIVE COMPENSATION

Provisions Applicable to All Performance Periods

ROIC is a non-GAAP financial measure. For purposes of calculating the long-term bonus, we define ROIC as follows:

ROIC =	Operating Profit after Taxes

Average Invested Capital

Operating Profit after Taxes (Numerator) =	Average Invested Capital (Denominator) =

Pre-tax income	Average total assets
+/- interest expense/income	- average cash, cash equivalents, and short-term investments
+ implied interest portion of operating lease payments	- average year-end inventory
+/- Unusual/non-recurring items	- non-interest-bearing current liabilities
+ Long-term bonus expense	+ 13-month average inventory
= Earnings before long-term bonus expense, interest and taxes	+ average estimated asset base of capitalized operating leases
- Estimated income tax expense
= Operating Profit after Taxes	= Average Invested Capital

Certain items used in the calculation of ROIC for bonus purposes, such as the implied interest portion of operating lease payments, certain unusual or non-recurring items, average estimated asset base of capitalized operating leases, and 13-month average inventory, while calculated from our financial records, cannot be calculated from our audited financial statements. Prior to the Compensation Committee’s determining whether bonus targets have been achieved, the Company’s independent registered public accounting firm, at the request, and for the restricted use, of the Compensation Committee, reviews the bonus calculations. There is a calculation of basic ROIC, which is not precisely the same as the calculation used for incentive compensation purposes because of the exclusion of certain extraordinary items (see discussion below of disregarded items), and a reconciliation to GAAP, on Pages 16- 17 of our 2013 Form 10-K.

Items Disregarded for Annual and Long-Term Bonus Calculations

Under normal circumstances, the Compensation Committee has no discretion to increase annual bonus or long-term incentive payments, which are formula-driven based upon Company performance, and our program for the named executive officers does not provide for discretionary adjustments based upon individual performance. The Compensation Committee has not adjusted, either upward or downward, any of the annual bonus or long-term incentive payments to the named executive officers shown in the summary compensation table from pay-outs calculated based upon the applicable formula. When determining bonus and incentive payments, consistent with Section 162(m) of the Internal Revenue Code, the Committee is required to disregard certain events that it determines to be unusual or non-recurring. When establishing the targets, the Committee normally specifies certain items that it considers to be unusual or non-recurring, and these events, if they occur, are automatically excluded when calculating payments. All of the references in this Compensation Discussion and Analysis to target and actual performance levels refer to amounts after taking into consideration these adjustments.

EXECUTIVE COMPENSATION

Long-Term Equity-Based Awards

A. Stock Options

We grant stock options to our named executive officers to align their interests more closely with those of our shareholders. Equity grants are the responsibility of the Compensation Committee, which is composed entirely of independent directors. The Committee awards stock options with exercise prices equal to the fair market value of our stock on the date of grant. Therefore, executives who receive stock options will only realize value if there is appreciation in the share price.

Stock option grants of the same size are normally made each year to executives holding comparable positions, with larger awards being made to those with greater responsibility. Beginning in 2012, the Compensation Committee has determined the number of options granted on a fixed value basis, using assumed Black-Scholes values, rather than the fixed share basis used in prior years. Under the 2007 Stock Incentive Plan, fair market value is defined as the closing price on the grant date. The Compensation Committee has not granted options with an exercise price of less than the fair market value on the grant date. Options normally vest at the rate of one-third of the total grant per year over the first three years of the ten-year option term, subject to accelerated vesting in certain circumstances. The Compensation Committee does not normally consider an executive’s gains from prior stock awards in making new awards.

B. Restricted Stock Units

As noted above in our discussion of the Performance-Based Long-Term Bonus Incentives, one-half of the long-term incentive award is denominated in RSUs.

C. Restricted Stock

We normally make restricted stock awards only in special circumstances, such as related to promotions, special performance, or retention, rather than as part of an executive’s normal compensation package. In 2013, the Compensation Committee made two restricted stock awards to named executive officers: an award of 74,000 shares to Mr. Hicks in recognition of the Company’s performance in 2012 under his leadership and an award of 30,000 shares to Ms. Alviti as compensation for the value of stock and other awards which she forfeited upon termination of her employment with her prior employer.

Other Related Policies

A. Stock Ownership Guidelines

We have stock ownership guidelines for our senior executives. These are set at six times annual salary for the Chief Executive Officer, three times annual salary for executive vice presidents, two times annual salary for senior vice presidents and divisional chief executive officers, and one-half times annual salary for vice presidents and divisional managing directors. If an executive has not met the ownership requirements following a five-year phase-in period, the executive is required to hold 100 percent of net shares acquired from the vesting of restricted stock or RSUs or the exercise of stock options until the stock ownership guidelines are achieved. At the end of 2013, all of the named executive officers met the stock ownership requirements.

B. Anti-Hedging Policy

We do not permit our executive officers to take short or long positions in our shares or to hedge their economic interest in their shares.

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C. Clawback Policy

We do not have a formal policy with regard to the adjustment or recovery of bonus or incentive payments if it is determined, at a future date, that the relevant performance measures upon which the payments were based must be restated or adjusted. We do, however, have in place other established practices to address this. In particular, annual bonus payments are not made until after our independent auditors have completed their audit for the fiscal year to which the payments relate and presented the results of their audit to our Audit Committee; an executive who does not receive an annual performance review rating of “Meets Expectations” or above is ineligible to receive an annual bonus payment; there is a one-year holding period under the long-term incentive program so that cash payments and RSU distributions are not made until our independent auditors have completed their audit of both the performance period and the year following the performance period, and presented the results of their audits to our Audit Committee; and we have the ability to adjust future bonus, incentive, and equity grant opportunities downward to adjust for over-payments in prior years. We expect to establish a formal policy on clawbacks once the Securities and Exchange Commission has issued final clawback rules.

Retirement and Other Benefits

A. Retirement Plan and Excess Cash Balance Plan

All United States-based associates of the Company who meet the eligibility requirements are participants in the Foot Locker Retirement Plan. The Retirement Plan and the method of calculating benefits payable under it are described on Page 68. All of the named executive officers, other than Ms. Alviti, who has not yet met the service requirements for eligibility, are participants in the Retirement Plan. The Internal Revenue Code limits the amount of compensation that may be taken into consideration in determining an individual’s retirement benefits. Therefore, those participants in the Retirement Plan whose compensation exceeds the Internal Revenue Code limit are also participants in the Excess Cash Balance Plan, described on Page 68, which provides a benefit equal to the difference between the amount a participant receives from the Retirement Plan and the amount the participant would have received were it not for the Internal Revenue Code limits.

B. 401(k) Plan

The Company maintains a 401(k) Plan for its eligible U.S. associates, and all of the named executive officers other than Ms. Alviti, who has not yet met the service requirement, participate in it. The 401(k) Plan permits participants to contribute the lesser of 40 percent of eligible compensation or the limit prescribed by the Internal Revenue Code to the 401(k) Plan on a before-tax basis. The Company will match 25 percent of the first 4 percent of pay that is contributed to the 401(k) Plan, and the Summary Compensation Table on Page 41 includes, in All Other Compensation, the amount of the Company match for each of the named executive officers. The Company match is made in shares of Company stock, valued on the last trading day of the plan year. Participants in the 401(k) Plan may diversify their matching contributions at any time into any of the other investment options available under the plan.

C. Supplemental Executive Retirement Plan

The Company maintains a Supplemental Executive Retirement Plan (“SERP”), described on Page 69, for certain senior officers of the Company and other key employees, including the named executive officers. The SERP is an unfunded plan that sets an annual target incentive award for each participant consisting of a percentage of base salary and annual bonus based on the Company’s performance against target. Contributions range from 4 percent to 12 percent of salary and annual bonus, depending on the Company’s performance against an established target, with an 8 percent

EXECUTIVE COMPENSATION

contribution being made for target performance. The Compensation Committee establishes the SERP target each year, and it is normally the same as the performance target under the Annual Bonus Plan. Participant accounts accrue simple interest at the rate of 6 percent annually. The SERP also provides for the continuation of medical and dental insurance benefits to vested participants following their retirement.

Based upon the Company’s performance in 2013, a credit of 7.944 percent of 2013 base salary and annual bonus was made to the SERP for each of the named executive officers. As of the end of 2013, the account balances of the named executive officers ranged from approximately $45,550 for Ms. Alviti to $1.5 million for Mr. Hicks. Under the terms of the SERP, executives are vested in their account balances based upon a combination of age and service. As of the end of 2013, all of the named executive officers were vested in the SERP other than Ms. Alviti, who had not yet met the plan’s age and service vesting requirements.

The Retirement Plan takes into account only base salary and annual bonus in determining pension benefits. Credits to the SERP are based only on base salary and annual bonus. Therefore, long-term incentives, stock options, and stock awards have no effect on the calculation of benefits or payments under these plans.

Perquisites

We provide the named executive officers with certain perquisites, which the Compensation Committee believes to be reasonable and consistent with its overall objective of attracting and retaining talented retail industry executives. The Company provides the named executive officers with an automobile allowance, financial planning, medical expense reimbursement, annual physical, supplemental long-term disability insurance, and life insurance. In addition, the Company reimburses Mr. Hicks for the reasonable expenses of using a car service for transportation in the New York metropolitan area. We do not provide a gross-up to executives for the income tax liability they incur due to their receipt of these perquisites. In 2013, we provided a one-time tax gross-up to Ms. Alviti in connection with our reimbursement to her of certain relocation expenses that she was required to repay to her former employer.

How does each element of compensation fit into our overall compensation objectives? How does each element affect our decisions regarding other elements?

As stated at the beginning of this discussion and analysis, the objectives of our compensation program are to attract, motivate, and retain talented retail industry executives in order to maintain and enhance the Company’s performance and its return to shareholders.

•	Base salaries aid in attracting and retaining talented retail company executives by providing fixed pay commensurate with their position, experience and responsibilities.

•	The performance-based annual and long-term incentive plans are designed to reward executives for enhancing the Company’s performance through the achievement of performance targets.

•	Equity awards are designed to reward executives for increasing our return to our shareholders through increases in our stock price. Equity awards may, in addition, serve to help retain key executives.

Base salaries of named executive officers rarely change materially from year-to-year unless there has been a promotion, other change in responsibility, or other special factors apply. Bonus target payouts, both annual and long-term, are established by level of position. Mr. Hicks’ annual bonus target is specified in his employment agreement. In determining total compensation, stock options are valued using the Black-Scholes model. Awards of RSUs and restricted stock awards are valued

EXECUTIVE COMPENSATION

based upon the share price at the time of grant. The goal of the Compensation Committee is to balance annual, mid-term, and long-term compensation opportunities, as well as balance the mix of cash and equity in the executive compensation program.

Compensation Plans and Risk

We believe that our compensation program encourages our named executive officers to take energetic action to improve the Company’s performance without encouraging them to take undue risk. The annual bonus and long-term incentive elements of the program are paid based upon performance as compared to the Company’s annual and two-year business plans, which are prepared each year by the Company’s management and reviewed and approved by the Finance and Strategic Planning Committee and the Board of Directors. While in some years these business plans have proven to be aggressive—as shown in hindsight when the plans are not achieved and bonuses are not paid—our history suggests that, on balance, they are reasonably achievable under normal business conditions. This encourages our executives to manage the business well without pressuring them to take undue risks in order to obtain a bonus payment.

Our equity-based compensation for the named executive officers is designed with a similar goal in mind. We believe that our equity grants are reasonable in relation to overall compensation. Stock options normally vest ratably over a three-year period and have a 10-year term, reducing the risk that an executive will take short-term action to inflate the price of the Company’s stock for a brief period.

Long-term incentive payouts are calculated at the conclusion of the two-year performance period, but not actually paid to the participant until an additional year has passed. In addition to serving as a retention vehicle, this also requires that the executive continue to have the value of the stock portion of his or her award at risk, dependent on fluctuations in stock price, for an additional year. It also allows a year to pass in which any issues concerning the Company’s operating or financial performance may come to light before payments are made.

In addition, there are certain other factors related to our compensation programs for the named executive officers that we believe help reduce the likelihood that our compensation programs will encourage our executives to take undue risk:

•

Bonus Targets Based on Business Plan. As the bonus targets are based on the business plan, any significant deviation from the plan undertaken by management during the course of the year must be reviewed and approved by the Board of Directors.

•

ROIC as Bonus Measurement. As a retail company, we believe that one of the potential risks we have is that management will attempt to achieve profit targets without taking into account the capital used, particularly working capital invested in inventory. We have therefore designed our long-term incentive plan for senior management, including the named executive officers, to take into account ROIC as well as net income in determining whether a bonus will be paid.

•

No Bonus Payments to Executives with Poor Performance Ratings. We have designed our plans so that executives who receive a “Not Meeting Expectations” or “Unsatisfactory” rating under the Company’s annual performance appraisal process are not eligible to receive an annual bonus payment. This helps prevent an individual executive from taking any action inconsistent with the business plan or otherwise exposing the Company to undue risk.

•

Incentive Payments Proportional to Base Salary. We believe that our cash incentive payments are not outsized in relation to base salary. At target, the Chief Executive Officer has the opportunity to earn 125 percent of his base salary in annual bonus and 175 percent of his base salary in long-term bonus. Comparable percentages for the Chief Operating Officer are

EXECUTIVE COMPENSATION

75 percent and 100 percent; for the other Executive Vice Presidents, 65 percent and 75 percent; and for Senior Vice Presidents (including Ms. Alviti), 50 percent and 75 percent.

•	Bonus Caps. Annual cash bonus and the cash portion of the long-term incentive awards to executives are capped and do not include excessive leverage.

•	Balance Among Components. There is a balance between annual, mid-term, and long-term compensation plans for executives, as well as a balance between the use of cash and equity.

Please see Page 25 of the proxy statement for a discussion of compensation and risk in our compensation plans more generally, and the procedures we followed to evaluate this.

Compensation Committee Procedure

Each year, the Compensation Committee holds a meeting with management, the Company’s compensation consultant, and the Committee’s independent compensation consultant to review the overall executive compensation environment, including recent developments in executive compensation, and the Company’s executive compensation program, including a historical view of the pay-for-performance correlation in the program and any changes to the program being recommended by management or either of the consultants.

The Committee then holds a meeting in March, after the financial results for the prior year have been finalized and audited, to review and approve bonus and incentive compensation payments for the prior year and to review and approve compensation arrangements—base salaries, stock awards, and incentive plan targets—for the upcoming year. The Committee meets privately with its independent consultant for the purpose of establishing the compensation of the Chief Executive Officer, including establishing target awards under the Annual Bonus Plan and the long-term incentive compensation program, and making stock awards to him. Except in the case of promotions or other unusual circumstances, the Compensation Committee considers stock awards only at its March meeting, which is normally held within a few weeks following the issuance of the Company’s full-year earnings release for the prior year.

The Committee may hold other meetings during the year to review specific issues related to executive compensation, new developments in executive compensation, or other management resources-related issues. It also has responsibility, along with the Nominating and Corporate Governance Committee, for annually reviewing compensation paid to non-employee directors. In 2013, the Compensation Committee held a total of six meetings.

The Compensation Committee has retained as its advisor a nationally recognized executive compensation consultant—Compensation Advisory Partners—that is independent and performs no other work for the Company. Compensation Advisory Partners is retained directly by the Compensation Committee, reports to it directly, meets with the Committee privately, without management present, and regularly communicates privately with the Chair of the Committee. The Compensation Committee has assessed the independence of Compensation Advisory Partners based on standards promulgated by the Securities and Exchange Commission and concluded that no conflict of interest exists that would prevent it from serving as an independent consultant to the Committee. Each year, the Committee’s compensation consultant reviews a report on risk in relation to the Company’s compensation policies and practices, provides a pay-for-performance analysis of our executive compensation program, and reviews the Chief Executive Officer’s compensation. Management utilizes the services of ClearBridge Compensation Group, a nationally recognized compensation consultant, to provide advice on the executive compensation program and plan design.

Management is involved in various aspects of developing the executive compensation program. Our Senior Vice President and Chief Human Resources Officer, Vice President—Human Resources, and staff in the Human Resources Department work with our Chief Executive Officer to develop

EXECUTIVE COMPENSATION

compensation recommendations for all corporate officers other than the Chief Executive Officer. The Chief Executive Officer or the Senior Vice President and Chief Human Resources Officer reviews these proposals with the Chair of the Compensation Committee, and may make changes to the recommendations based upon his input, before the recommendations are forwarded to the Compensation Committee for review. Our Senior Vice President and General Counsel and Vice President and Associate General Counsel also attend meetings of the Compensation Committee and participate in some of these discussions and preparations.

The Compensation Committee has delegated authority to its Chair to approve stock option awards of up to 25,000 shares to any single employee other than a corporate officer. The Chair generally uses this authority to approve stock option grants made during the course of the year in connection with promotions or new hires. In 2013, the Chair used this authority to approve a grant of options to one executive, who was not a named executive officer, to purchase a total of 1,100 shares. Those options are priced at fair market value on the date the Chair signs the approval. The Compensation Committee has not delegated authority to management to make stock option, restricted stock, RSU, or other equity-based awards.

Executive Employment Agreements

As more fully described on Pages 51 to 54, we have employment agreements with each of our named executive officers. Other than the agreement with Mr. Hicks, which was separately negotiated when he joined the Company in 2009, the agreements with the named executive officers are in the same form.

Our employment agreements with the named executive officers provide for severance payments to the executive if we terminate the executive’s employment without cause or if we give the executive good reason to terminate employment. These payments to the named executive officers, calculated as if termination of employment occurred at the end of our last fiscal year, are set out in the tables on Pages 56 to 67.

The named executive officers receive an enhanced severance payment if the executive’s employment is terminated without cause or if the executive terminates employment for good reason within two years following a change-in-control. For an executive to receive the enhanced severance payment, two events must occur: first, employment must be terminated for one of the specified reasons, and second, this termination must occur within two years following a change-in-control. We believe that these provisions, which we have had in place for a number of years, provide appropriate protection to our executives, comparable to that available at other publicly traded companies, and, with regard to the enhanced severance following a change-in-control, protect us from losing key executives during a period when a change-in-control may be threatened or pending. None of the named executive officers is entitled to a gross-up payment upon a change-in-control.

All of the named executive officers have agreed in their employment contracts not to compete with the Company for two years following the termination of employment and not to hire Company employees during that same period. This restriction does not apply following a change-in-control.

Accounting and Tax Considerations

While we review both the accounting and tax effects of various components of compensation, these effects are not a significant factor in the Compensation Committee’s allocation of compensation among the different components. In general, it is our position that compensation paid to executive officers should be fully deductible for U.S. tax purposes, and we have structured our bonus, long-term incentive, and stock option programs so that payments made under them are deductible. In certain instances, however, we believe that it is in the Company’s best interests, and that of its

EXECUTIVE COMPENSATION

shareholders, to have the flexibility to pay compensation that is not deductible under the limitations of Section 162(m) of the Internal Revenue Code in order to provide a compensation package consistent with our program and objectives. The portion of base salary paid to Mr. Hicks that exceeds $1,000,000, the value of time-based restricted stock awards made to him, and potentially a portion of the value of time-based restricted stock awards made to one or more of the other named executive officers, are not expected to be deductible.

Compensation Committee Report

The Compensation and Management Resources Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Alan D. Feldman, Chair
Nicholas DiPaolo
Steven Oakland
Cheryl Nido Turpin
Dona D. Young

EXECUTIVE COMPENSATION

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(6)	All Other Compensation($)(7)	Total ($)
Ken C. Hicks	2013	1,100,000	—	3,496,281	5,669,402	3,290,375	291,428	218,739	14,066,225
Chairman, President	2012	1,100,000	—	1,925,017	3,040,800	4,233,625	504,007	247,120	11,050,569
and CEO	2011	1,100,000	500,000	2,867,015	2,878,750	5,954,052	520,474	238,856	14,059,147
Lauren B. Peters	2013	537,500	—	206,262	458,308	721,929	130,619	10,133	2,064,751
Executive VP and	2012	493,750	—	375,029	445,984	758,455	199,843	45,397	2,318,458
CFO	2011	439,061	—	827,696	549,216	1,393,837	174,519	300,996	3,685,325
Richard A. Johnson	2013	887,500	—	450,016	512,869	1,510,966	229,672	36,866	3,627,889
Executive VP and	2012	837,500	—	850,022	496,664	1,659,510	338,832	68,145	4,250,673
Chief Operating	2011	765,833	—	1,078,663	460,600	2,266,217	271,336	212,136	5,054,785
Officer
Robert W. McHugh	2013	650,000	—	245,638	458,308	895,793	150,471	19,528	2,419,738
Executive VP—	2012	631,250	—	476,261	445,984	994,934	231,482	58,598	2,838,509
Operations Support	2011	615,000	—	960,009	460,600	2,023,125	220,847	202,093	4,481,674
Paulette Alviti	2013	300,000	—	1,511,341	231,939	262,041	45,550	149,389	2,500,260
Senior VP and
Chief Human
Resources Officer

Notes to Summary Compensation Table

(1)	Lauren B. Peters has served as Executive Vice President and Chief Financial Officer since July 1, 2011. Prior to this, she served as Senior Vice President—Strategic Planning.

Richard A. Johnson has served as Executive Vice President and Chief Operating Officer since May 16, 2012. He served as Executive Vice President and Group President—Retail Stores from July 1, 2011 to May 16, 2012. He served as President and Chief Executive Officer of Foot Locker U.S., Lady Foot Locker, Kids Foot Locker, and Footaction from January 8, 2010 to June 30, 2011.

Robert W. McHugh has served as Executive Vice President—Operations Support since July 1, 2011. He previously served as Executive Vice President and Chief Financial Officer from May 1, 2009 to June 30, 2011.

Paulette Alviti has served as Senior Vice President and Chief Human Resources Officer since the commencement of her employment with the Company on June 3, 2013.

(2)

This column reflects the sign-on bonus Mr. Hicks received in connection with the commencement of his employment in August 2009, a portion of which was paid on his employment commencement date in 2009, with the balance paid to him over a two-year period on the first and second anniversaries of his employment date.

(3)

The amounts in these columns reflect the stock and option awards granted in the designated years. The amounts represent the aggregate grant date fair value of the awards granted in each respective year calculated in accordance with stock-based compensation accounting rules (ASC Topic 718). A discussion of the assumptions used in computing the award values may be found in Note 22 to our financial statements in our Form 10-K for 2013. As provided under the SEC’s rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions and include for restricted stock awards expected dividend payments at the same rate as paid on our shares of Common Stock. Please see the Grants of Plan-Based Awards table on Page 44 for additional information on awards granted in 2013. The amounts shown in

EXECUTIVE COMPENSATION

the table do not necessarily reflect the actual value that may be recognized by the named executives.

(4)

The amounts in column (e) include the grant date fair value of performance-based restricted stock units (RSUs) granted for the long-term performance measurement periods of 2013-2014, 2012-2013, and 2011-2012, valued at grant date based upon the probable outcome of meeting the performance conditions. The amounts shown reflect the achievement of target level performance for the 2013-2014 performance period and maximum performance for the 2012-2013 and 2011-2012 performance periods, are consistent with the estimate of the aggregate compensation cost to be recognized over the service period determined at the grant date under FASB ASC Topic 718, and exclude the effect of estimated forfeitures. For 2013 and 2011, column (e) also includes restricted stock awards where applicable. Please see the Grants of Plan-Based Awards table on Page 44 for additional information on the awards granted in 2013.

(5)

For 2013, this column reflects the sum of the cash incentive payouts made in 2014 under the Annual Incentive Compensation Plan (“Annual Bonus Plan”) for 2013 and the cash portion of the earned payout under the Long-Term Incentive program (“LTI”) for the 2012-2013 performance measurement period that is payable in 2015 if the executive continues to be employed by us on the payment date, as shown in Table I below. For 2012, this column reflects the sum of the cash incentive payouts made in 2013 under the Annual Bonus Plan for 2012 and the cash portion of the earned LTI payout for the 2011-2012 performance measurement period that was paid in 2013, as shown in Table II below. For 2011, this column reflects the sum of the cash incentive payments made in 2012 under the Annual Bonus Plan for 2011 and the LTI payment for the 2009-2011 performance measurement period, and the cash portion of the earned LTI incentive for the 2010-2011 performance measurement period paid in 2013, as shown in Table III below.

I — Cash Incentive Payouts for 2013

	Payout in 2014	Payout in 2015

Name	Annual Bonus Plan Cash Payment for 2013	LTI 2012-2013 Performance Period (Cash Payout Earned— Payable in 2015)	Total As Shown in Summary Compensation Table

K. Hicks	$1,365,375	$1,925,000	$3,290,375
L. Peters	346,929	375,000	721,929
R. Johnson	660,966	850,000	1,510,966
R. McHugh	419,543	476,250	895,793
P. Alviti	150,000	112,041	262,041

II — Cash Incentive Payouts for 2012

	Payout in 2013	Payout in 2014

Name	Annual Bonus Plan Cash Payment for 2012	LTI 2011-2012 Performance Period (Cash Payout Earned— Payable in 2014)	Total As Shown in Summary Compensation Table

K. Hicks	$2,308,625	$1,925,000	$4,233,625
L. Peters	414,503	343,952	758,455
R. Johnson	1,054,622	604,888	1,659,510
R. McHugh	529,934	465,000	994,934
P. Alviti	—	—	—

EXECUTIVE COMPENSATION

III — Cash Incentive Payouts for 2011

	Payouts in 2012			Payout in 2013

Name	Annual Bonus Plan Cash Payment for 2011	LTI 2009-2011 Performance Period (Cash Payout)	Total Cash Bonus Payments Received in 2012	LTI 2010-2011 Performance Period (Cash Payout Earned— Payable in 2013)	Total as Shown in Summary Compensation Table

K. Hicks	$2,406,250	$1,622,802	$4,029,052	$1,925,000	$5,954,052
L. Peters	384,179	701,726	1,085,905	307,932	1,393,837
R. Johnson	670,104	1,049,272	1,719,376	546,841	2,266,217
R. McHugh	538,125	1,035,000	1,573,125	450,000	2,023,125
P. Alviti	—	—	—	—	—

(6)

Amounts shown in column (h) represent the annual change in pension value during each of our last three fiscal years for each of the executives. Please see Page 70 for more information on 2013 pension benefits.

(7)

This column includes perquisites and other compensation, and the amounts attributable to the executives for 2013 are shown in the tables below. We valued these perquisites at the incremental cost to the Company of providing the personal benefits to the executives, which represents the actual cost attributable to providing these personal benefits. Please note:

•

The amounts shown for financial planning and medical expense reimbursement reflect amounts reimbursed in 2013, which may also include reimbursement of amounts submitted in 2013 for expenses incurred in 2012.

•

The amounts shown in the table under the 401(k) Match column represent the dollar value of the Company’s matching contribution under the Foot Locker 401(k) Plan made to the named executive’s account in shares of Common Stock. The shares of stock for the 2013 matching contribution were valued at $41.44 per share.

•

The amounts shown under the column Accrual for Post-Retirement Medical reflect the amounts accrued in 2013 for the actuarial present value of the future cost of providing this benefit to these individuals. Mr. Hicks and Ms. Alviti are the only named executives who are not fully eligible for this benefit and, therefore, their benefit accruals reflect the fact that they are earning additional service credit towards benefit eligibility, resulting in a higher accrual amount than the other named executives who are already fully eligible for the benefit.

•

The amounts shown under the columns One-Time Relocation Repayment and Tax Gross-Up for Ms. Alviti reflect the reimbursement of relocation payments Ms. Alviti was required to make to her former employer upon commencing employment with the Company and the related one-time tax gross- up payment.

Name	Auto Allowances	Car Service Reimb.	Universal Life Insurance Premium	Medical Expense Reimbursement	Executive Physical	Supp. LTD Insurance Premiums	Accrual for Post- Retirement Medical	Financial Planning	401(k) Match	Total
K. Hicks	28,308	18,607	6,303	2,242	884	12,515	138,730	8,600	2,550	218,739
L. Peters	1,520	—	2,562	3,501	—	—	—	—	2,550	10,133
R. Johnson	8,958	—	4,599	5,200	884	6,075	—	8,600	2,550	36,866
R. McHugh	11,978	—	—	5,000	—	—	—	—	2,550	19,528

EXECUTIVE COMPENSATION

Name	Auto Allowances	Financial Planning	Universal Life Insurance Premium	Medical Expense Reimbursement	Executive Physical	Supp. LTD Insurance Premiums	Accrual for Post- Retirement Medical	One-Time Relocation Payment	Tax Gross Up	Total
P. Alviti	14,934	6,802	3,384	944	684	1,985	81,681	22,500	16,475	149,389

The following Grants of Plan-Based Awards Table shows the awards made to the named executive officers in 2013 under the Annual Bonus Plan and the Long-Term Bonus Plan, as well as the restricted stock unit and stock option awards under the Company’s Stock Incentive Plan.

Grants of Plan-Based Awards

(a)	(b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			(i)	(j)	(k)	(l)
		(c)	(d)	(e)	(f)	(g)	(h)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
K. Hicks	03/28/13(1)	343,750	1,375,000	2,406,250
	03/28/13(2)	240,625	962,500	1,925,000
	03/28/13(2)				7,028	28,111	56,221				1,925,007
	03/28/13(3)								280,000	34.24	3,055,388
	03/29/13(3)								232,000	34.24	2,614,014
	03/29/13(4)							74,000			2,533,760
L. Peters	03/28/13(1)	89,375	357,500	625,625
	03/28/13(2)	51,563	206,250	412,500
	03/28/13(2)				1,506	6,024	12,048				412,524
	03/28/13(3)								42,000	34.24	458,308
R. Johnson	03/28/13(1)	168,750	675,000	1,181,250
	03/28/13(2)	112,500	450,000	900,000
	03/28/13(2)				3,286	13,143	26,286				850,022
	03/28/13(3)								47,000	34.24	512,869
R. McHugh	03/28/13(1)	106,438	425,750	745,063
	03/28/13(2)	61,407	245,625	491,250
	03/28/13(2)				1,794	7,174	14,348				405,021
	03/28/13(3)								42,000	34.24	458,308
P. Alviti	06/03/13(1)	37,500	150,000	262,500
	06/03/13(2)	35,235	140,940	281,880
	06/03/13(2)				1,029	4,113	8,226				281,905
	06/03/13(3)							30,000			1,028,100
	06/03/13(3)							6,718			230,226
	06/03/13(3)								21,000	34.27	231,939

Notes to Grants of Plan-Based Awards Table

(1)	Annual Incentive Awards

Amounts shown reflect the payment levels at threshold, target, and maximum performance for the 2013 fiscal year under the Annual Bonus Plan and reflect the potential amounts that would be paid at the end of the period if the applicable performance goals were achieved. The estimated bonus payouts are based on a percentage of the executive’s base salary, as shown in the table below.

EXECUTIVE COMPENSATION

Name	Threshold	Target	Maximum

K. Hicks	31.25%	125%	218.75%
L. Peters	16.25%	65%	113.75%
R. Johnson	18.75%	75%	131.25%
R. McHugh	16.25%	65%	113.75%
P. Alviti	12.5%	50%	87.5%

The annual bonus payments actually made to the named executives for 2013 are shown in Note 5 to the Summary Compensation Table on Page 42.

(2)	Long-Term Incentive Awards

Provided the performance goals for the 2013-2014 long-term performance measurement period are achieved, the payout structure of the executives’ awards is as follows: (a) 50 percent of the award would be payable in cash under the Long-Term Bonus Plan, (b) 50 percent of the award would be payable in restricted stock units under the 2007 Stock Incentive Plan, and (c) both the cash portion and the stock portion of the payout would be subject to a time-based, one-year holding period following the end of the performance measurement period before payout to the executives. The amounts shown in the table reflect the estimated payment levels in cash and number of restricted stock units at threshold, target, and maximum performance for the 2013-2014 performance measurement period. Columns (c), (d), and (e) show the estimated cash payments and columns (f), (g), and (h) show the number of restricted stock units that would be paid out at threshold, target and maximum performance if the applicable performance goals are achieved. The amounts shown for Ms. Alviti are pro rated, as she commenced employment on June 3, 2013.

The threshold, target and maximum number of restricted stock units for each executive was calculated on the date of grant on the basis of that day’s closing stock price of a share of the Company’s Common Stock. The closing price on the grant date of March 28, 2013 for each of the named executives other than Ms. Alviti was $34.24. The closing price on the grant date of June 3, 2013 for Ms. Alviti was $34.27. Similarly, the grant date fair values of the restricted stock unit awards are based on the closing stock price on these grant dates. The actual number of restricted stock units paid out will be based on the Company’s performance compared to targets. The value of the restricted stock units received by an executive will depend upon the Company’s stock price on the payment date in 2016. No dividends are paid or accrued for the restricted stock units.

The aggregate payout in cash and stock at threshold, target and maximum performance for each of the named executives is based on a percentage of the executive’s base salary in the first year of the performance period. The percent of base salary for each executive at threshold, target and maximum performance is shown in the table below:

Name	Threshold	Target	Maximum

K. Hicks	43.75%	175%	350%
L. Peters	18.75%	75%	150%
R. Johnson	25.00%	100%	200%
R. McHugh	18.75%	75%	150%
P. Alviti	18.75%	75%	150%

No amounts would be paid to the executives under the long-term incentive awards unless the performance goals for the performance measurement period are achieved.

EXECUTIVE COMPENSATION

(3)	Stock Option Grants

The amounts in column (j) reflect the number of stock options granted in 2013 under the 2007 Stock Incentive Plan. The exercise price reflected in column (k) is equal to the closing price of a share of the Company’s Common Stock on the grant date. In general, no portion of any stock option may be exercised until the first anniversary of its date of grant. Vested options may be exercised for ten years following the date of grant, unless the option is cancelled or exercised sooner than this. If the executive retires, becomes disabled, or dies while employed by the Company or one of its subsidiaries, all unexercised options that are then exercisable, plus those options that would have become exercisable on the next anniversary of the grant date, will remain (or become) exercisable as of that date. Moreover, upon the occurrence of a Change in Control, all outstanding options will become immediately exercisable as of that date. In general, options may remain exercisable for up to three years following a participant’s retirement or termination due to disability, and for up to one year for any other termination of employment for reasons other than cause.

The vesting schedule for options granted to the executives in 2013 is shown below.

Name	Grant Date	# of Shares	Vest Date: # of Shares	Vest Date: # of Shares	Vest Date: # of Shares
K. Hicks	3/28/13	280,000	3/28/14: 93,333	3/28/15: 93,333	3/28/16: 93,334
K. Hicks	3/29/13	232,000	—	3/29/15: 116,000	3/29/16: 116,000
L. Peters	3/28/13	42,000	3/28/14: 14,000	3/28/15: 14,000	3/28/16: 14,000
R. Johnson	3/28/13	47,000	3/28/14: 15,666	3/28/15: 15,667	3/28/16: 15,667
R. McHugh	3/28/13	42,000	3/28/14: 14,000	3/28/15: 14,000	3/28/16: 14,000
P. Alviti	6/03/13	21,000	6/03/14: 7,000	6/03/15: 7,000	6/03/16: 7,000

(4)	Grant Date Fair Value

The amounts shown in column (l) reflect the aggregate grant date fair value of the restricted stock unit and stock option awards granted in 2013, calculated in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). A discussion of the assumptions used in computing the award values may be found in Note 22 to our financial statements in our Form 10-K for 2013. As provided under the SEC’s rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For option awards, the value is calculated by multiplying the Black-Scholes value by the number of options granted. For the performance-based restricted stock units awarded under the 2007 Stock Incentive Plan in connection with the 2013-2014 long-term performance measurement period, the fair value is calculated based upon the probable outcome of meeting the performance conditions at the target performance level and multiplying the number of units that would be received at that level by the closing price of a share of our Common Stock on the grant date. This is consistent with the estimate of the aggregate compensation cost to be recognized over the service period determined at the grant date under FASB ASC Topic 718. All of these values are shown in the table below.

EXECUTIVE COMPENSATION

Name	Black-Scholes Value for Stock Options Granted on March 28, 2013	Black-Scholes Value for Stock Option Granted on March 29, 2013	Black-Scholes Value for Stock Option Granted on June 3, 2013	Restricted Stock Award Granted on March 29, 2013	Restricted Stock/RSU Awards Granted on June 3, 2013	Performance- Based RSU Awards Granted on March 28, 2013	Performance- Based RSU Award Granted on June 3, 2013
K. Hicks	$10.9121	$11.2673	—	$34.24	—	$34.24	—
L. Peters	$10.9121	—	—	—	—	$34.24	—
R. Johnson	$10.9121	—	—	—	—	$34.24	—
R. McHugh	$10.9121	—	—	—	—	$34.24	—
P. Alviti	—	—	$11.0447	—	$34.27	—	$34.27

Salary. The annual base salaries and cash bonuses earned by our named executives for 2013 are set forth in the Summary Compensation Table. Including the cash long-term incentive earned for the 2012-2013 performance period that is payable in 2015, these amounts represented the following percentages of the named executives’ total compensation for 2013: Mr. Hicks (31.2%), Ms. Peters (61.0%), Mr. Johnson (66.1%), Mr. McHugh (63.9%), and Ms. Alviti (22.5%). Information on the named executives’ employment agreements appears beginning on Page 51.

EXECUTIVE COMPENSATION

The following table, Outstanding Equity Awards at Fiscal Year-End shows the number of outstanding stock options, both vested and unvested, and the number of unvested shares of restricted stock and restricted stock units held by the named executives at the end of the 2013 fiscal year.

Outstanding Equity Awards at Fiscal Year-End

(a)	Option Awards					Stock Awards
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
K. Hicks	600,000	0	—	10.10	08/25/2019	—	—	—	—
	300,000	0	—	15.10	03/23/2020	—	—	—	—
	333,333	166,667	—	18.84	03/23/2021	—	—	—	—
	100,0000	200,000	—	30.92	03/21/2022	—	—	—	—
	0	280,000	—	34.24	03/28/2023	—	—	—	—
	0	232,000	—	34.24	03/29/2023	—	—	—	—
	—	—	—	—	—	50,000	1,930,000	—	—
	—	—	—	—	—	74,000	2,856,400	—	—
	—	—	—	—	—	102,177	3,944,032	—	—
	—	—	—	—	—	—	—	62,258	2,403,159
	—	—	—	—	—	—	—	7,028	271,281
L. Peters	25,000	0	—	28.155	03/23/2015	—	—	—	—
	25,000	0	—	23.92	03/22/2016	—	—	—	—
	20,000	0	—	23.42	03/28/2017	—	—	—	—
	25,000	0	—	11.66	03/26/2018	—	—	—	—
	25,000	0	—	9.93	03/25/2019	—	—	—	—
	40,000	0	—	15.10	03/23/2020	—	—	—	—
	26,666	13,334	—	18.84	03/23/2021	—	—	—	—
	26,666	13,334	—	24.75	05/26/2021	—	—	—	—
	14,666	29,334	—	30.92	03/21/2022	—	—	—	—
	0	42,000	—	34.24	03/28/2023	—	—	—	—
	—	—	—	—	—	20,000	772,000	—	—
	—	—	—	—	—	17,659	681,637	—	—
	—	—	—	—	—	—	—	12,129	468,179
	—	—	—	—	—	—	—	1,506	58,132
R. Johnson	20,000	0	—	23.42	03/28/2017	—	—	—	—
	20,000	0	—	18.80	07/30/2017	—	—	—	—
	10,000	0	—	11.66	03/26/2018	—	—	—	—
	25,000	0	—	9.93	03/25/2019	—	—	—	—
	80,000	0	—	15.10	03/23/2020	—	—	—	—
	53,333	26,667	—	18.84	03/23/2021	—	—	—	—
	16,333	32,667	—	30.92	03/21/2022	—	—	—	—
	0	47,000	—	34.24	03/28/2023	—	—	—	—
	—	—	—	—	—	20,000	772,000	—	—
	—	—	—	—	—	31,444	1,213,738	—	—
	—	—	—	—	—	—	—	27,491	1,061,153
	—	—	—	—	—	—	—	3,286	126,840
R. McHugh	20,000	0	—	28.155	03/23/2015	—	—	—	—
	30,000	0	—	21.48	11/21/2015	—	—	—	—
	20,000	0	—	23.42	03/28/2017	—	—	—	—
	25,000	0	—	11.66	03/26/2018	—	—	—	—
	80,000	0	—	15.10	03/23/2020	—	—	—	—
	53,333	26,667	—	18.84	03/23/2021	—	—	—	—
	14,666	29,334	—	30.92	03/21/2022	—	—	—	—
	0	42,000	—	34.24	03/28/2023	—	—	—	—
	—	—	—	—	—	20,000	772,000	—	—
	—	—	—	—	—	24,682	952,725	—	—
	—	—	—	—	—	—	—	15,403	594,556
	—	—	—	—	—	—	—	1,794	69,248
P. Alviti	0	21,000	—	34.27	06/03/2023	—	—	—	—
	—	—	—	—	—	36,718	1,417,315	—	—
	—	—	—	—	—	—	—	3,270	126,222
	—	—	—	—	—	—	—	1,029	39,719

EXECUTIVE COMPENSATION

Notes to Table on Outstanding Equity Awards at Fiscal Year-End

(1)	The Vesting Schedules for the options shown in columns (b) and (c) are as follows:

Name	Total Number of Securities Underlying Unexercised Options	Date of Grant	Vesting Date for 1/3 of Total Grant		Vesting Date for 1/3 of Total Grant		Vesting Date for 1/3 of Total Grant
K. Hicks	300,000	08/25/2009	08/25/2010		08/25/2011		08/25/2012
	300,000	08/25/2009	02/25/2010	*	08/25/2010	*	—
	300,000	03/23/2010	03/23/2011		03/23/2012		03/23/2013
	500,000	03/23/2011	03/23/2012		03/23/2013		03/23/2014
	300,000	03/21/2012	03/21/2013		03/21/2014		03/23/2015
	280,000	03/28/2013	03/28/2014		03/28/2015		03/28/2016
	232,000	03/29/2013	—		03/29/2015	**	03/29/2016	**

2,212,000
L. Peters	25,000	03/22/2006	03/22/2007		03/22/2008		03/22/2009
	20,000	03/28/2007	03/28/2008		03/28/2009		03/28/2010
	25,000	03/26/2008	03/26/2009		03/26/2010		03/26/2011
	25,000	03/25/2009	03/25/2010		03/25/2011		03/25/2012
	40,000	03/23/2010	03/23/2011		03/23/2012		03/23/2013
	40,000	03/23/2011	03/23/2012		03/23/2013		03/23/2014
	40,000	05/26/2011	05/26/2012		05/26/2013		05/26/2014
	44,000	03/21/2012	03/21/2013		03/21/2014		03/21/2015
	42,000	03/28/2013	03/28/2014		03/28/2015		03/28/2016

326,000
R. Johnson	20,000	03/28/2007	03/28/2008		03/28/2009		03/28/2010
	20,000	07/30/2007	07/30/2008		07/30/2009		07/30/2010
	10,000	03/26/2008	03/26/2009		03/26/2010		03/26/2011
	25,000	03/25/2009	03/25/2010		03/25/2011		03/25/2012
	80,000	03/23/2010	03/23/2011		03/23/2012		03/23/2013
	80,000	03/23/2011	03/23/2012		03/23/2013		03/23/2014
	49,000	03/21/2012	03/21/2013		03/21/2014		03/21/2015
	47,000	03/28/2013	03/28/2014		03/28/2015		03/28/2016

331,000
R. McHugh	20,000	03/23/2005	03/23/2006		03/23/2007		03/23/2008
	30,000	11/21/2005	11/21/2006		11/21/2007		11/21/2008
	20,000	03/28/2007	03/28/2008		03/28/2009		03/28/2010
	25,000	03/26/2008	03/26/2009		03/26/2010		03/26/2011
	80,000	03/23/2010	03/23/2011		03/23/2012		03/23/2013
	80,000	03/23/2011	03/23/2012		03/23/2013		03/23/2014
	44,000	03/21/2012	03/21/2013		03/21/2014		03/21/2015
	42,000	03/28/2013	03/28/2014		03/28/2015		03/28/2016

324,000
P. Alviti	21,000	06/03/2013	06/03/2014		06/03/2015		06/03/2016

21,000

*	50 percent of grant vested six months following grant date and 50 percent vested one year following grant date.

**	50 percent of grant vested one year following grant date and 50 percent will vest two years following grant date.

(2)

The vesting dates for the restricted stock and restricted stock unit (“RSU”) awards shown in column (g) and (i) are set forth in the following table. The RSU awards shown in column (g) granted in 2011 were earned following the end of the 2012 fiscal year when the Compensation and Management Resources Committee certified the achievement of the performance goals at the maximum level for the 2011-2012 long-term performance measurement period and vested in March 2014; the RSU awards shown in column (i) granted in 2012 were earned following the end of the 2013 fiscal year when the Compensation and Management Resources Committee certified the achievement of the performance goals at the maximum level for the 2012-2013 long-term performance measurement period and will vest in 2015, and the RSU awards shown in column (i) granted in 2013 will be earned only if the threshold performance goals for the 2013-2014 performance measurement period are achieved and, if earned, will vest in 2016.

EXECUTIVE COMPENSATION

Name	Date of Grant	Type of Award	Number of Shares/RSUs	Vesting Date
K. Hicks	03/23/2011	Restricted Stock	50,000	03/23/2014
	03/23/2011	RSU	102,177	03/23/2014
	03/21/2012	RSU	62,258	03/21/2015
	03/28/2013	RSU	7,028	03/28/2016
	03/29/2013	Restricted Stock	37,000	03/29/2015
	03/29/2013	Restricted Stock	37,000	03/29/2016
L. Peters	05/26/2011	Restricted Stock	20,000	06/30/2014
	03/23/2011	RSU	15,753	03/23/2014
	05/26/2011	RSU	1,906	03/23/2014
	03/21/2012	RSU	12,129	03/21/2015
	03/28/2013	RSU	1,506	03/28/2016
R. Johnson	05/26/2011	Restricted Stock	20,000	06/30/2014
	03/23/2011	RSU	29,658	03/23/2014
	05/26/2011	RSU	1,322	03/23/2014
	05/16/2012	RSU	464	03/23/2014
	03/21/2012	RSU	27,491	03/21/2015
	03/28/2013	RSU	3,286	03/28/2016
R. McHugh	05/26/2011	Restricted Stock	20,000	06/30/2014
	03/23/2011	RSU	24,682	03/23/2014
	03/21/2012	RSU	15,403	03/21/2015
	03/28/2013	RSU	1,794	03/28/2016
P. Alviti	06/03/2013	Restricted Stock	10,000	06/03/2014
	06/03/2013	Restricted Stock	10,000	06/03/2015
	06/03/2013	Restricted Stock	10,000	06/03/2016
	06/03/2013	RSU	6,718	03/23/2014
	06/03/2013	RSU	3,270	03/21/2015
	06/03/2013	RSU	1,029	03/28/2016

(3)

Value calculated by multiplying the number of unvested shares or units by the closing price of $38.60 on January 31, 2014, which was the last business day of the 2013 fiscal year. The values shown in column (h) and (j) for the restricted stock units are based on:

•	the number of restricted stock units at maximum performance earned for the 2011-2012 performance period, which vested in March 2014;

•	the number of restricted stock units at maximum performance earned for the 2012-2013 performance period, which will vest in March 2015; and

•

the number of restricted stock units that may be earned at threshold performance for the 2013-2014 long-term performance period. If target or maximum performance is achieved for this performance period, the respective number of units earned and their value, based on the $38.60 closing price, is shown in the following table:

Name	Target		Maximum
	Number of Units	$ Value	Number of Units	$ Value
K. Hicks	28,111	1,085,085	56,221	2,170,131
L. Peters	6,024	232,526	12,048	465,053
R. Johnson	13,143	507,320	26,286	1,014,640
P. Alviti	4,113	158,762	8,225	317,485
R. McHugh	7,174	276,916	14,348	553,833

EXECUTIVE COMPENSATION

The following table, Option Exercises and Stock Vested, provides information on the stock options exercised by the named executives during 2013 and restricted stock and restricted stock unit awards that vested during the year.

Option Exercises and Stock Vested

(a)	Option Awards		Stock Awards
	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
K. Hicks	—	—	127,484	4,246,492
L. Peters	72,000	1,283,606	19,882	662,269
R. Johnson	40,000	519,300	135,652	4,577,568
P. Alviti	—	—	—	—
R. McHugh	25,000	256,093	29,802	992,705

Employment Agreements

We have employment agreements with each of the named executive officers, and we describe the material terms of each of these agreements below. Information on potential payments and benefits on termination of the agreements is described under the section “Potential Payments upon Termination or Change in Control,” beginning on Page 56.

Ken C. Hicks

•	Position. We entered into an employment agreement with Mr. Hicks in June 2009 in connection with our recruiting and hiring him to serve as our Chief Executive Officer.

•

Term. The term of this agreement began on August 17, 2009 and ends on January 31, 2016. The agreement contains an “evergreen” renewal provision that provides for additional one-year renewals of the employment term unless either party gives notice of non-renewal one year prior to the end of the then-current term.

•

Base Salary and Bonus. We pay Mr. Hicks an annual base salary of not less than $1.1 million during the term of the agreement. For fiscal years after 2009, Mr. Hicks’ annual bonus at target is 125 percent of his base salary. Mr. Hicks participates in the long-term bonus plan and, for the 2008-2010 and 2009-2011 performance periods, he participated on a pro rata basis with an annual bonus at target of 90 percent of his base salary at the time he began employment with the Company. For subsequent long-term performance periods, his bonus at target is 175 percent of his base salary.

•

Sign-on Bonus. Mr. Hicks’ agreement provided for a sign-on bonus payment of $2 million, payable as follows: (a) $1 million within 30 days of August 17, 2009 and (b) $500,000 each on August 17, 2010 and August 17, 2011, provided he continued to be employed by the Company as our Chief Executive Officer through theses dates.

•

Stock Awards. Mr. Hicks’ agreement provided for certain restricted stock and stock option awards to be made within 30 days of his employment commencement date, with vesting subject to his continued employment as Chief Executive Officer of the Company, and all of these awards vested prior to the 2013 fiscal year.

•	Relocation. The agreement provided for reimbursement of relocation expenses for Mr. Hicks to relocate to the New York metropolitan area.

EXECUTIVE COMPENSATION

•

Benefit Plans and Perquisites. Mr. Hicks is entitled to participate in all bonus, incentive, and equity plans offered to senior executives. He is also eligible to participate in all pension, welfare, and fringe benefit plans and perquisites offered to senior executives. The benefits and perquisites available to Mr. Hicks include:

—	Company-paid life insurance in the amount of his annual base salary;

—	Long-term disability insurance coverage of $25,000 per month;

—	Annual out-of-pocket medical expense reimbursement of up to $7,500;

—	Financial planning expenses of up to $15,000 during the first year of employment and $7,500 annually thereafter, as adjusted for adviser fee increases;

—	Reimbursement of up to $15,000 for legal fees in connection with his employment agreement; and

—	Automobile expense reimbursement for up to $40,000 annually and reimbursement of reasonable expenses for car service for transportation within the New York metropolitan area.

•	Non-Compete Provision. Mr. Hicks’ agreement provides that he may not compete with Foot Locker or solicit our employees for two years following the termination of his employment agreement.

•	Certain Defined Terms in the Agreement:

“Cause” means with regard to Mr. Hicks:

—	his refusal or willful failure to substantially perform his duties;

—	his dishonesty, willful misconduct, misappropriation, breach of fiduciary duty or fraud with regard to the Company, its business or assets;

—	his willful breach of any material provision of the agreement, which is not cured;

—	his conviction of a felony (other than a traffic violation) or any other crime involving moral turpitude; or

—	his willful failure to take lawful and reasonable directions from the Board.

“Change in Control” means any of the following:

—

the Company merges with another company or sells all (or substantially all) of its assets. This event would exclude, for example, mergers (or similar transactions) in which shareholders of the Company prior to the transaction continue to represent a majority of the stock outstanding after the transaction;

—	the acquisition of 35 percent or more of the outstanding stock; or

—

during any period of not more than 12 months, the directors at the start of the period, plus any new director whose election or nomination for election was approved by at least two-thirds of the directors then remaining on the Board who either were directors at the beginning of the period or whose election or nomination was approved in this manner, do not comprise at least a majority of the Board.

“Good Reason” means, following a Change in Control,

—	a material demotion or reduction in Mr. Hicks’ authority or responsibility (except in connection with a termination for Cause or disability or temporarily because of illness or other absence);

—	a reduction in his base salary rate;

—	a reduction in his annual bonus classification level;

EXECUTIVE COMPENSATION

—	failure to continue the benefit plans and programs that apply to him, or the reduction of his benefits, without providing substitute comparable plans, programs and benefits;

—	failure by a successor company to assume in writing the Company’s obligations under the agreement; or

—	the Company breaches a material provision of the agreement and does not correct the breach.

Lauren B. Peters, Richard A. Johnson, Robert W. McHugh, and Paulette Alviti

•	Position/Term/Base Salary. We have substantially identical employment agreements with these executives in their current positions, as follows:

Name	Position	Current Term End Date	2013 Base Salary Rate

L. Peters	Executive VP and CFO	1/31/2015	$550,000
R. Johnson	Executive VP and Chief Operating Officer	1/31/2015	$900,000
R. McHugh	Executive VP— Operations Support	1/31/2015	$655,000
P. Alviti	Senior VP and Chief Human Resources Officer	1/31/2015	$450,000

•	Term. The terms of the agreements will automatically be extended for another year unless notice of non-renewal is given by the October 31 prior to the expiration of the term.

•	Base Salary. We pay these executives annual base salaries at rates not less than their salaries at the start of their agreements. The executives’ base salaries for 2013 are shown in the table.

•

Benefit Plans and Perquisites. These executives are entitled to participate in all benefit plans and arrangements in effect at the start of the agreement, including retirement plans, annual and long-term bonus plans, medical, dental, and disability plans, and any other plans subsequently offered to our senior executives.

•	Non-Compete Provision. The executives’ agreements provide that they may not compete with Foot Locker or solicit our employees for two years following the termination of their employment agreements.

•	Certain Defined Terms in the Agreement:

“Cause” means the executive’s:

—	refusal or willful failure to substantially perform his or her duties;

—	dishonesty, willful misconduct, or fraud with regard to the Company’s business or assets;

—	willful breach of his or her employment agreement and the executive does not correct the breach; or

—	conviction of a felony (other than a traffic violation) or any other crime involving moral turpitude.

“Change in Control” means any of the following:

—

the Company merges with another company or sells all (or substantially all) of its assets. This event would exclude, for example, mergers (or similar transactions) in which shareholders of the Company prior to the transaction continue to represent a majority of the stock outstanding after the transaction;

—	the acquisition of 35 percent or more of the outstanding stock; or

—	during any period of not more than 12 months, the directors at the start of the period, plus any new director whose election or nomination for election was approved by at least two-

EXECUTIVE COMPENSATION

thirds of the directors then remaining on the Board who either were directors at the beginning of the period or whose election or nomination was approved in this manner, do not comprise at least a majority of the Board.

“Disability” means:

—

The executive is incapacitated due to physical or mental illness and, as a result, has not performed his or her duties on a full-time basis for six months, and does not return to perform his or her duties after the Company gives notice.

“Good Reason” means:

Prior to a Change in Control,

—

a reduction in base salary, other than an across-the-board reduction in senior executive salaries over a three-year period and the reduction is less than 20% of the executive’s salary from the beginning of the three-year period;

—	material change in the executive’s authority or responsibilities, except temporarily as a result of illness or other absence;

Following a Change in Control,

—	any reduction in base salary;

—	failure to continue the benefit plans and programs that apply to the executive, or the reduction of his or her benefits, without providing substitute comparable plans and benefits;

—	a material demotion or reduction in executive’s authority or responsibility (except temporarily because of illness or other absence);

At any time,

—	a reduction in the executive’s annual bonus classification level, other than in connection with a redesign that affects all other employees in the executive’s bonus level;

—	failure by a successor to the Company to confirm in writing that it will assume the Company’s obligations under the agreement;

—	failure by the Company to renew the agreement.

2013 Nonqualified Deferred Compensation

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)

K. Hicks	—	1,925,000	—	—	3,850,000
L. Peters	—	375,000	—	—	718,952
R. Johnson	—	850,000	—	—	1,508,887
R. McHugh	—	476,250	—	—	941,250
P. Alviti	—	112,041	—	—	112,041

(1)

The amounts shown in column (c) in the table above are reported as 2013 compensation in the Summary Compensation Table and reflect the cash portion of the earned long-term incentive award for the 2012-2013 performance measurement period. The payout of these amounts to the named executives is automatically deferred under the terms of the award and will be paid in March 2015, provided the executives remain employed by the Company on the payout date. No earnings are accrued on these amounts.

(2)	The aggregate balances shown in column (f) equal the sum of the amounts shown in column (c) for the 2012-2013 long-term performance measurement period plus the cash portion of the

EXECUTIVE COMPENSATION

executives’ earned long-term incentive awards for the 2011-2012 performance measurement period reported as 2012 compensation that was paid out in March 2014, as follows:

Name	Earned Cash Long-Term Incentive Award For the 2011-2012 Performance Period Paid in March 2014

K. Hicks	1,925,000
L. Peters	343,952
R. Johnson	658,887
R. McHugh	465,000
P. Alviti	—

EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change in Control

The executives’ employment agreements and certain of the plans and programs that executives participate in require the Company to pay compensation to the executives if their employment terminates in certain circumstances. The estimated amount of compensation, benefits, and vesting of restricted stock (“RS”), restricted stock units, and stock options that may be payable to the named executives following termination of their employment, including amounts already vested, is stated in the tables below. The information in the tables assumes a termination date of February 1, 2014.

Ken C. Hicks

Reason for Termination	Severance Payment	Vesting of RS, RSUs and Options	Long-Term Incentive Payout Eligibility	SERP Benefit	Excess Cash Balance Plan Benefit	Continuation of Health Benefits	Senior Executive Life Insurance	Total

By Company Without Cause or By Executive if Company Breaches Employment Agreement	$5,515,375	$2,403,159	—	$1,616,522	$188,532	$576,982	—	$10,300,570
	(1)	(2)		(3)	(4)	(5)
Executive Resigns Before End of Term	—	—	—	$1,616,522	$188,532	$576,982	—	$2,382,036
				(3)	(4)	(5)
Following Change in Control: By Executive for Good Reason or By Company Without Cause	$4,975,000	$17,536,243	$4,331,250	$1,616,522	$188,532	$576,982	—	$29,224,529
(6)	(7)	(8)	(9)	(3)	(4)	(5)
Disability	—	$16,481,597	$4,331,250	$1,616,522	$188,532	$576,982	—	$23,194,883
		(10)	(11)	(12)	(4)	(5)(13)
Death	—	$16,481,597	$4,331,250	$1,616,522	$188,532	—	$1,100,000	$23,717,901
		(10)	(11)	(12)	(4)		(14)
Retirement	—	$11,695,197	$4,331,250	$1,616,522	$188,532	$576,982	—	$18,408,483
		(15)	(11)	(3)	(4)	(5)
Cause	—	—	—	—	$188,532	—	—	$188,532
					(4)

Notes to Table on Ken C. Hicks

(1)	This severance amount includes the following items provided for under Mr. Hicks’ employment agreement:

-

Salary continuation for 24 months. Payment of the first six months of salary continuation would be made six months following termination, and the remaining payments would then be made on a monthly basis ($2,200,000).

EXECUTIVE COMPENSATION

-

Annual bonus for 2013. Payment of this bonus would be made at the same time as payments are made to other participants in the plan and within two and one-half months following the end of the 2012 fiscal year ($1,365,375).

-

Cash portion of the long-term incentive earned for the 2012-2013 performance measurement period. The long-term incentive earned for this performance period is payable one-half in cash and one-half in restricted stock units (“RSUs”) and is based on the achievement of the performance goals at the maximum payout level. The cash portion of the earned long-term incentive for this period would be paid out in March 2014 at the same time as the payouts are made to the other participants ($1,925,000).

-	Outplacement. The approximate cost of one year of outplacement services ($25,000).

(2)

Represents the value of the 62,258 RSUs earned at the maximum performance level for the 2012-2013 long-term incentive performance period, valued at the closing price ($38.60) of the Company’s Common Stock on January 31, 2014. This stock portion of the earned long-term incentive for this period would be paid out in March 2015 at the same time as the payouts are made to the other participants. The actual value of the stock portion of the long-term incentive payable to the executive in March 2015 would depend upon the Company’s stock price at that time.

(3)

This amount is the total benefit payable under the Supplemental Executive Retirement Plan (“SERP”). The payments would be made quarterly over a three-year period. The first two quarterly payments would be made on the first day of the calendar quarter that occurs six months following the executive’s termination date, with the remaining payments made quarterly during the remainder of the three-year period.

(4)

Benefit payable as of February 1, 2014 in a lump sum under the Foot Locker Excess Cash Balance Plan six months following the executive’s termination date. No information is provided with respect to the benefit under the Foot Locker Retirement Plan because that plan is available generally to all salaried employees and does not discriminate in terms of scope, terms, or operation in favor of the executive officers.

(5)

Executive would be entitled under the SERP to the continuation of medical and dental insurance benefits following termination. The benefits would be substantially the same as those benefits to which senior executives are entitled under Foot Locker’s medical and dental plans for active employees. Executive would be required to pay the insurance premium applicable to actively employed senior executives, including any subsequent increases in the premiums. The amount shown in the table represents the actuarial present value of all future expected post-termination medical and dental benefits.

(6)	This covers termination by the Company without Cause or by the executive for Good Reason during the two-year period following a Change in Control.

(7)

The severance amount equals two times the sum of executive’s annual base salary ($1,100,000) plus annual bonus at target ($1,375,000). Payment would be made in a lump sum six months following termination. The severance amount also includes the approximate cost of one year of outplacement services ($25,000). If the payments or benefits received by the executive following a Change in Control are subject to the excise tax under Section 4999 of the Internal Revenue Code, then the Company would automatically reduce the executive’s payments and benefits to an amount equal to $1 less than the amount that would subject him to the excise tax, as long as the reduced amount would result in a greater benefit to him compared to the unreduced amount on a net after-tax basis.

(8)

The amount shown represents the sum of (A) the value of 124,000 shares of restricted stock that would vest; (B) the value of the RSUs that the executive would have been entitled to receive under the long-term incentive program based on the (i) maximum level of achievement of the

EXECUTIVE COMPENSATION

performance goals for the 2011-2012 performance measurement period (102,177 RSUs), (ii) target level of achievement of the performance goals for the 2012-2013 performance period (31,129 RSUs), and (iii) pro rated target level achievement of the performance goals for the 2013-2014 performance measurement period (14,056 RSUs); and (C) the intrinsic value on February 1, 2014 of 878,667 stock options that would vest. The RSUs would become immediately vested and payable. The restricted stock and RSUs were valued at $38.60.

(9)

Upon a Change in Control, the Compensation and Management Resources Committee may, but is not required to, approve a pro rata payment to a participant under the Long-Term Incentive Compensation Plan. The amount shown in the table assumes approval of a payout under the plan and represents the cash portion of the long-term incentive for (i) the 2011-2012 performance measurement period at the maximum payout level ($1,925,000), (ii) the 2012-2013 performance period at the maximum payout level ($1,925,000), and (iii) the 2013-2014 performance measurement period at the target payout level pro rated to the termination date ($481,250). The amounts would be payable to the executive on the date of the Change in Control, or as soon as practicable thereafter.

(10)

The amount shown represents the sum of (A) the value of 124,000 shares of restricted stock, which the Compensation and Management Resources Committee may, but is not obligated to, accelerate vesting of some or all of these shares, (B) the value of the RSUs that the executive would have been entitled to receive under the long-term incentive program based on (i) the maximum level of achievement of the performance goals for the 2011-2012 performance measurement period (102,177 RSUs), (ii) the maximum level of achievement of the performance goals for the 2012-2013 performance measurement period (62,258 RSUs), and (iii) a target level achievement of the performance goals for the 2013-2014 performance period, pro rated to the termination date (14,056 RSUs); and (C) the intrinsic value on February 1, 2014 of 437,333 stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2014, 2015 and 2016, as applicable. The restricted stock and RSUs were valued at $38.60. The actual value of the RSUs to the executive would depend upon the Company’s stock price on the payout dates in 2014, 2015 and 2016.

(11)

The Compensation and Management Resources Committee may, but is not obligated to, approve a pro rata payment under the Long-Term Incentive Compensation Plan following the end of the applicable performance period, provided the performance goals for the period are met. The amount shown assumes the approval of a payout to the executive and represents the cash portion of the long-term incentive for (i) the 2011-2012 performance measurement period based on the maximum level of achievement of the performance goals ($1,925,000), (ii) the 2012-2013 performance measurement period based on the maximum level of achievement of the performance goals ($1,925,000), and (iii) the 2013-2014 performance measurement period, pro rated to the termination date, based on a target level of achievement of the performance goals ($481,250). The amounts would be payable to the executive at the same time as the payouts are made for these performance periods to the other participants in 2014, 2015 and 2016, as applicable.

(12)	Benefit under the Supplemental Executive Retirement Plan payable in a lump sum following the determination of disability or the date of death.

(13)	The benefit amount assumes the executive does not qualify for disability benefits under Medicare.

(14)	Senior executive life insurance is payable following death in a lump sum to the executive’s beneficiary.

(15)

The amount shown represents the sum of (A) the value of the RSUs that the executive would have been entitled to receive under the long-term incentive program based on (i) the maximum level of achievement of the performance goals for the 2011-2012 performance measurement

EXECUTIVE COMPENSATION

period (102,177 RSUs), (ii) the maximum level of achievement of the performance goals for the 2012-2013 performance measurement period (62,258 RSUs), and (iii) a target level achievement of the performance goals for the 2013-2014 performance period, pro rated to the termination date (14,056 RSUs); and (B) the intrinsic value on February 1, 2014 of 437,333 stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2014, 2015 and 2016, as applicable. The RSUs were valued at $38.60. The actual value of the RSUs to the executive would depend upon the Company’s stock price on the payout dates in 2014, 2015 and 2016.

Lauren B. Peters

Reason for Termination	Severance Payment	Vesting of RS, RSUs and Options	Long- Term Incentive Payout Eligibility	SERP Benefit	Excess Cash Balance Plan Benefit	Continuation of Health Benefits	Senior Executive Life Insurance	Total

By Company Without Cause	$550,000	—	—	$806,290	$141,092	$1,003,796	—	$2,501,178
	(1)			(2)	(3)	(4)
By Executive for Good Reason	$550,000	$621,838	—	$806,290	$141,092	$1,003,796	—	$3,123,016
	(1)	(5)		(2)	(3)	(4)
Executive Resigns Before End of Term	—	—	—	$806,290	$141,092	$1,003,796	—	$1,951,178
				(2)	(3)	(4)
Following Change in Control: By Executive for Good Reason or By Company Without Cause	$1,650,000	$2,660,671	$822,077	$806,290	$141,092	$1,003,796	—	$7,083,926
(6)	(7)	(8)	(9)	(2)	(3)	(4)
Disability	—	$2,659,918	$822,077	$806,290	$141,092	$1,003,796	—	$5,433,173
		(10)	(11)	(12)	(3)	(4)(13)
Death	—	$2,659,918	$822,077	$806,290	$141,092	—	$550,000	$4,979,377
		(10)	(11)	(12)	(3)		(14)
Retirement	—	—	—	—	—	—	—	—
(15)
Cause	—	—	—	—	$141,092	—	—	$141,092
					(3)

Notes to Table on Lauren B. Peters

(1)	The severance amount equals 52 weeks’ salary and would be payable six months following termination.

(2)

This amount is the total benefit payable under the Supplemental Executive Retirement Plan (“SERP”). The payments would be made quarterly over a three-year period. The first two quarterly payments would be made on the first day of the calendar quarter that occurs six months following the executive’s termination date, with the remaining payments made quarterly during the remainder of the three-year period.

(3)

Benefit payable as of February 1, 2014 in a lump sum under the Foot Locker Excess Cash Balance Plan six months following the executive’s termination date. No information is provided with respect to the benefit under the Foot Locker Retirement Plan because that plan is available generally to all salaried employees and does not discriminate in terms of scope, terms, or operation in favor of the executive officers.

EXECUTIVE COMPENSATION

(4)

Executive would be entitled under the SERP to the continuation of medical and dental insurance benefits following termination. The benefits would be substantially the same as those benefits to which senior executives are entitled under Foot Locker’s medical and dental plans for active employees. Executive would be required to pay the insurance premium applicable to actively employed senior executives, including any subsequent increases in the premiums. The amount shown in the table represents the actuarial present value of all future expected post-termination medical and dental benefits.

(5)	The amount shown represents the intrinsic value on February 1, 2014 of 55,335 stock options that would vest.

(6)	This covers termination by the Company without Cause or by the executive for Good Reason within 24 months following a Change in Control.

(7)

The severance amount equals three times the executive’s annual salary. If the payments or benefits received by the executive following a Change in Control are subject to the excise tax under Section 4999 of the Internal Revenue Code, then the Company would automatically reduce the executive’s payments and benefits to an amount equal to $1 less than the amount that would subject her to the excise tax, as long as the reduced amount would result in a greater benefit to her compared to the unreduced amount on a net after-tax basis.

(8)

The amount shown represents the sum of (A) the value of 20,000 shares of restricted stock that would vest; (B) the value of the RSUs that the executive would have been entitled to receive under the long-term incentive program based on the (i) maximum level of achievement of the performance goals for the 2011-2012 performance measurement period (17,659 RSUs), (ii) target level of achievement of the performance goals for the 2012-2013 performance period (6,065 RSUs), and (iii) pro rated target level achievement of the performance goals for the 2013-2014 performance measurement period (3,012 RSUs); and (C) the intrinsic value on February 1, 2014 of 98,002 stock options that would vest. The RSUs would become immediately vested and payable. The restricted stock and RSUs were valued at $38.60.

(9)

Upon a Change in Control, the Compensation and Management Resources Committee may, but is not required to, approve a pro rata payment to a participant under the Long-Term Incentive Compensation Plan. The amount shown in the table assumes approval of a payout under the plan and represents the cash portion of the long-term incentive for (i) the 2011-2012 performance measurement period at the maximum payout level ($343,952), (ii) the 2012-2013 performance period at the maximum payout level ($375,000), and (iii) the 2013-2014 performance measurement period at the target payout level pro rated to the termination date ($103,125). The amounts would be payable to the executive on the date of the Change in Control, or as soon as practicable thereafter.

(10)

The amount shown represents the sum of (A) the value of 20,000 shares of restricted stock, which the Compensation and Management Resources Committee may, but is not obligated to, accelerate vesting of some or all of these shares; (B) the value of the RSUs that the executive would have been entitled to receive under the long-term incentive program based on (i) the maximum level of achievement of the performance goals for the 2011-2012 performance measurement period (17,659 RSUs), (ii) the maximum level of achievement of the performance goals for the 2012-2013 performance measurement period (12,129 RSUs), and (iii) a target level achievement of the performance goals for the 2013-2014 performance period, pro rated to the termination date (3,012 RSUs); and (C) the intrinsic value on February 1, 2014 of 55,335 stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2014, 2015 and 2016, as applicable. The restricted stock and RSUs were valued at $38.60. The actual value of the RSUs to the executive would depend upon the Company’s stock price on the payout dates in 2014, 2015 and 2016.

EXECUTIVE COMPENSATION

(11)

The Compensation and Management Resources Committee may, but is not obligated to, approve a pro rata payment under the Long-Term Incentive Compensation Plan following the end of the applicable performance period, provided the performance goals for the period are met. The amount shown assumes the approval of a payout to the executive and represents the cash portion of the long-term incentive for (i) the 2011-2012 performance measurement period based on the maximum level of achievement of the performance goals ($343,952), (ii) the 2012-2013 performance measurement period based on the maximum level of achievement of the performance goals ($375,000), and (iii) the 2013-2014 performance measurement period, pro rated to the termination date, based on a target level of achievement of the performance goals ($103,125). The amounts would be payable to the executive at the same time as the payouts are made for these performance periods to the other participants in 2014, 2015 and 2016, as applicable.

(12)	Benefit under the SERP payable in a lump sum following the determination of disability or the date of death.

(13)	The benefit amount assumes the executive does not qualify for disability benefits under Medicare.

(14)	Senior executive life insurance benefit is payable following death in a lump sum to the executive’s beneficiary.

(15)	Executive was not eligible for retirement as of February 1, 2014.

Richard A. Johnson

Reason for Termination	Severance Payment	Vesting of RS, RSUs and Options	Long- Term Incentive Payout Eligibility	SERP Benefit	Excess Cash Balance Plan Benefit	Continuation of Health Benefits	Senior Executive Life Insurance	Total

By Company Without Cause	$900,000	—	—	$1,073,040	$258,421	$888,869	—	$3,120,330
	(1)			(2)	(3)	(4)
By Executive for Good Reason	$900,000	$720,689	—	$1,073,040	$258,421	$888,869	—	$3,841,019
	(1)	(5)		(2)	(3)	(4)
Executive Resigns Before End of Term	—	—	—	$1,073,040	$258,421	$888,869	—	$2,220,330
				(2)	(3)	(4)
Following Change in Control: By Executive for Good Reason or By Company Without Cause	$2,700,000	$3,742,755	$1,679,888	$1,073,040	$258,421	$888,869	—	$10,342,973
(6)	(7)	(8)	(9)	(2)	(3)	(4)
Disability	—	$4,021,259	$1,679,888	$1,073,040	$258,421	$888,869	—	$7,921,477
		(10)	(11)	(12)	(3)	(4)(13)
Death	—	$4,021,259	$1,679,888	$1,073,040	$258,421	—	$900,000	$7,932,608
		(10)	(11)	(12)	(3)		(14)
Retirement	—	$4,021,259	$1,679,888	$1,073,040	$258,421	$888,869	—	$7,922,559
		(10)	(11)	(2)	(3)	(4)
Cause	—	—	—	—	$258,421	—	—	$258,421
					(3)

Notes to Table on Richard A. Johnson

(1)	The severance amount equals 52 weeks’ salary and would be payable six months following termination.

EXECUTIVE COMPENSATION

(2)

This amount is the total benefit payable under the Supplemental Executive Retirement Plan (“SERP”). The payments would be made quarterly over a three-year period. The first two quarterly payments would be made on the first day of the calendar quarter that occurs six months following the executive’s termination date, with the remaining payments made quarterly during the remainder of the three-year period.

(3)

Benefit payable as of February 1, 2014 in a lump sum under the Foot Locker Excess Cash Balance Plan six months following the executive’s termination date. No information is provided with respect to the benefit under the Foot Locker Retirement Plan because that plan is available generally to all salaried employees and does not discriminate in terms of scope, terms, or operation in favor of the executive officers.

(4)

Executive would be entitled under the SERP to the continuation of medical and dental insurance benefits following termination. The benefits would be substantially the same as those benefits to which senior executives are entitled under Foot Locker’s medical and dental plans for active employees. Executive would be required to pay the insurance premium applicable to actively employed senior executives, including any subsequent increases in the premiums. The amount shown in the table represents the actuarial present value of all future expected post-termination medical and dental benefits.

(5)	The amount shown represents the intrinsic value on February 1, 2014 of 58,667 stock options that would vest.

(6)	This covers termination by the Company without Cause or by the executive for Good Reason within 24 months following a Change in Control.

(7)

The severance amount equals three times the executive’s annual salary. If the payments or benefits received by the executive following a Change in Control are subject to the excise tax under Section 4999 of the Internal Revenue Code, then the Company would automatically reduce the executive’s payments and benefits to an amount equal to $1 less than the amount that would subject him to the excise tax, as long as the reduced amount would result in a greater benefit to him compared to the unreduced amount on a net after-tax basis.

(8)

The amount shown represents the sum of (A) the value of 20,000 shares of restricted stock that would vest; (B) the value of the RSUs that the executive would have been entitled to receive under the long-term incentive program based on the (i) maximum level of achievement of the performance goals for the 2011-2012 performance measurement period (31,444 RSUs), (ii) target level of achievement of the performance goals for the 2012-2013 performance period (13,746 RSUs), and (iii) pro rated target level achievement of the performance goals for the 2013-2014 performance measurement period (6,572 RSUs); and (C) the intrinsic value on February 1, 2014 of 106,334 stock options that would vest. The RSUs would become immediately vested and payable. The restricted stock and RSUs were valued at $38.60.

(9)

Upon a Change in Control, the Compensation and Management Resources Committee may, but is not required to, approve a pro rata payment to a participant under the Long-Term Incentive Compensation Plan. The amount shown in the table assumes approval of a payout under the plan and represents the cash portion of the long-term incentive for (i) the 2011-2011 performance measurement period at the maximum payout level ($604,888), (ii) the 2012-2013 performance period at the maximum payout level ($850,000), and (iii) the 2013-2014 performance measurement period at the target payout level pro rated to the termination date ($225,000). The amounts would be payable to the executive on the date of the Change in Control, or as soon as practicable thereafter.

(10)

The amount shown represents the sum of (A) the value of 20,000 shares of restricted stock, which the Compensation and Management Resources Committee may, but is not obligated to, accelerate vesting of some or all of these shares; (B) the value of the RSUs that the executive

EXECUTIVE COMPENSATION

would have been entitled to receive under the long-term incentive program based on (i) the maximum level of achievement of the performance goals for the 2011-2012 performance measurement period (31,444 RSUs), (ii) the maximum level of achievement of the performance goals for the 2012-2013 performance measurement period (27,491 RSUs), and (iii) a target level achievement of the performance goals for the 2012-2013 performance period, pro rated to the termination date (6,572 RSUs); and (C) the intrinsic value on February 1, 2014 of 58,667 stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2014, 2015 and 2016, as applicable. The restricted stock and RSUs were valued at $38.60. The actual value of the RSUs to the executive would depend upon the Company’s stock price on the payout dates in 2014, 2015 and 2016.

(11)

The Compensation and Management Resources Committee may, but is not obligated to, approve a pro rata payment under the Long-Term Incentive Compensation Plan following the end of the applicable performance period, provided the performance goals for the period are met. The amount shown assumes the approval of a payout to the executive and represents the cash portion of the long-term incentive for (i) the 2011-2012 performance measurement period based on the maximum level of achievement of the performance goals ($604,888), (ii) the 2012-2013 performance measurement period based on the maximum level of achievement of the performance goals ($850,000), and (iii) the 2013-2014 performance measurement period, pro rated to the termination date, based on a target level of achievement of the performance goals ($225,000). The amounts would be payable to the executive at the same time as the payouts are made for these performance periods to the other participants in 2014, 2015 and 2016, as applicable.

(12)	SERP benefit payable in a lump sum following the determination of disability or the date of death.

(13)	The benefit amount assumes the executive does not qualify for disability benefits under Medicare.

(14)	Senior executive life insurance benefit is payable following death in a lump sum to the executive’s beneficiary.

(15)

The amount shown represents the sum of (A) the value of the RSUs that the executive would have been entitled to receive under the long-term incentive program based on (i) the maximum level of achievement of the performance goals for the 2011-2012 performance measurement period (31,444 RSUs), (ii) the maximum level of achievement of the performance goals for the 2012-2013 performance measurement period (27,491 RSUs), and (iii) a target level achievement of the performance goals for the 2013-2014 performance period, pro rated to the termination date (6,572 RSUs); and (C) the intrinsic value on February 1, 2014 of 437,333 stock options that would vest; and (B) the intrinsic value on February 1, 2014 of 58,667 stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2014, 2015 and 2016, as applicable. The RSUs were valued at $38.60. The actual value of the RSUs to the executive would depend upon the Company’s stock price on the payout dates in 2014, 2015 and 2016.

EXECUTIVE COMPENSATION

Robert W. McHugh

Reason for Termination	Severance Payment	Vesting of RS, RSUs and Options	Long- Term Incentive Payout Eligibility	SERP Benefit	Excess Cash Balance Plan Benefit	Continuation of Health Benefits	Senior Executive Life Insurance	Total

By Company Without Cause	$655,000	—	—	$735,258	$213,443	$888,869	—	$2,492,570
	(1)			(2)	(3)	(4)
By Executive for Good Reason	$655,000	$700,622	—	$735,258	$213,443	$888,869	—	$3,193,192
	(1)	(5)		(2)	(3)	(4)
Executive Resigns Before End of Term	—	—	—	$735,258	$213,443	$888,869	—	$1,837,570
				(2)	(3)	(4)
Following Change in Control: By Executive for Good Reason or By Company Without Cause	$1,965,000	$3,095,826	$1,064,063	$735,258	$213,443	$888,869	—	$7,962,459
(6)	(7)	(8)	(9)	(2)	(3)	(4)
Disability	—	$3,158,361	$1,064,063	$735,258	$213,443	$888,869	—	$6,059,994
		(10)	(11)	(12)	(3)	(4)(13)
Death	—	$3,158,361	$1,064,063	$735,258	$213,443	—	—	$5,171,725
		(10)	(11)	(12)	(3)
Retirement	—	$3,158,361	$1,064,063	$735,258	$213,443	$888,869	—	$6,059,994
		(10)	(9)	(2)	(3)	(4)
Cause	—	—	—	—	$213,443	—	—	$213,443
					(3)

Notes to Table on Robert W. McHugh

(1)	The severance amount equals 52 weeks’ salary and would be payable six months following termination.

(2)

This amount is the total benefit payable under the Supplemental Executive Retirement Plan (“SERP”). The payments would be made quarterly over a three-year period. The first two quarterly payments would be made on the first day of the calendar quarter that occurs six months following the executive’s termination date, with the remaining payments made quarterly during the remainder of the three-year period.

(3)

Benefit payable as of February 1, 2014 in a lump sum under the Foot Locker Excess Cash Balance Plan six months following the executive’s termination date. No information is provided with respect to the benefit under the Foot Locker Retirement Plan because that plan is available generally to all salaried employees and does not discriminate in terms of scope, terms, or operation in favor of the executive officers.

(4)

Executive would be entitled under the SERP to the continuation of medical and dental insurance benefits following termination. The benefits would be substantially the same as those benefits to which senior executives are entitled under Foot Locker’s medical and dental plans for active employees. Executive would be required to pay the insurance premium applicable to actively employed senior executives, including any subsequent increases in the premiums. The amount shown in the table represents the actuarial present value of all future expected post-termination medical and dental benefits.

(5)	The amount shown represents the intrinsic value on February 1, 2014 of 55,334 stock options that would vest.

EXECUTIVE COMPENSATION

(6)	This covers termination by the Company without Cause or by the executive for Good Reason within 24 months following a Change in Control.

(7)

The severance amount equals three times the executive’s annual salary. If the payments or benefits received by the executive following a Change in Control are subject to the excise tax under Section 4999 of the Internal Revenue Code, then the Company would automatically reduce the executive’s payments and benefits to an amount equal to $1 less than the amount that would subject him to the excise tax, as long as the reduced amount would result in a greater benefit to him compared to the unreduced amount on a net after-tax basis.

(8)

The amount shown represents the sum of (A) the value of 20,000 shares of restricted stock that would vest; (B) the value of the RSUs that the executive would have been entitled to receive under the long-term incentive program based on the (i) maximum level of achievement of the performance goals for the 2011-2012 performance period (24,682 RSUs), (ii) target level of achievement of the performance goals for the 2012-2013 performance period (7,702 RSUs),and (iii) pro rated target level achievement of the performance goals for the 2013-2014 performance measurement period (3,587 RSUs); and (C) the intrinsic value on February 1, 2014 of 98,001 stock options that would vest. The RSUs would become immediately vested and payable. The restricted stock and RSUs were valued at $38.60.

(9)

Upon a Change in Control, the Compensation and Management Resources Committee may, but is not required to, approve a pro rata payment to a participant under the Long-Term Incentive Compensation Plan. The amount shown in the table assumes approval of a payout under the plan and represents the cash portion of the long-term incentive for (i) the 2011-2012 performance measurement period at the maximum payout level ($465,000), (ii) the 2012-2013 performance period at the maximum payout level ($476,250), and (iii) the 2013-2014 performance measurement period at the target payout level pro rated to the termination date ($122,813). The amounts would be payable to the executive on the date of the Change in Control, or as soon as practicable thereafter.

(10)

The amount shown represents the sum of (A) the value of 20,000 shares of restricted stock, which the Compensation and Management Resources Committee may, but is not obligated to, accelerate vesting of some or all of these shares; (B) the value of the RSUs that the executive would have been entitled to receive under the long-term incentive program based on (i) the maximum level of achievement of the performance goals for the 2011-2012 performance measurement period (24,682 RSUs), (ii) the maximum level of achievement of the performance goals for the 2012-2013 performance measurement period (15,403 RSUs), and (iii) a target level achievement of the performance goals for the 2013-2014 performance period, pro rated to the termination date (3,587 RSUs); and (C) the intrinsic value on February 1, 2014 of 55,334 stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2014, 2015 and 2016, as applicable. The restricted stock and RSUs were valued at $38.60. The actual value of the RSUs to the executive would depend upon the Company’s stock price on the payout dates in 2014, 2015 and 2016.

(11)

The Compensation and Management Resources Committee may, but is not obligated to, approve a pro rata payment under the Long-Term Incentive Compensation Plan following the end of the applicable performance period, provided the performance goals for the period are met. The amount shown assumes the approval of a payout to the executive and represents the cash portion of the long-term incentive for (i) the 2011-2012 performance measurement period based on the maximum level of achievement of the performance goals ($465,000), (ii) the 2012-2013 performance measurement period based on the maximum level of achievement of the performance goals ($476,250), and (iii) the 2013-2014 performance measurement period, pro rated to the termination date, based on a target level of achievement of the performance goals

EXECUTIVE COMPENSATION

($122,813). The amounts would be payable to the executive at the same time as the payouts are made for these performance periods to the other participants in 2014, 2015 and 2016, as applicable.

(12)	SERP benefit payable in a lump sum following the determination of disability or the date of death.

(13)	The benefit amount assumes the executive does not qualify for disability benefits under Medicare.

Paulette Alviti

Reason for Termination	Severance Payment	Vesting of RS, RSUs and Options	Long- Term Incentive Payout Eligibility	SERP Benefit	Excess Cash Balance Plan Benefit	Continuation of Health Benefits	Senior Executive Life Insurance	Total

By Company Without Cause	$450,000	—	—	—	—	—	—	$450,000
	(1)
By Executive for Good Reason	$450,000	$30,310	—	—	—	—	—	$480,310
	(1)	(2)
Executive Resigns Before End of Term	—	—	—	—	—	—	—	—
Following Change in Control: By Executive for Good Reason or By Company Without Cause	$1,350,000	$1,713,867	$294,570	—	—	—	—	$3,358,437
(3)	(4)	(5)	(6)
Disability	—	$1,653,247	$294,570	$35,916	—	—	—	$1,983,733
		(7)	(8)	(9)
Death	—	$1,653,247	$294,570	$35,916	—	—	$450,000	$2,433,733
		(7)	(8)	(9)			(10)
Retirement	—	—	—	—	—	—	—	—
(11)
Cause	—	—	—	—	—	—	—	—

Notes to Table on Paulette Alviti

(1)	The severance amount equals 52 weeks’ salary and would be payable six months following termination.

(2)	The amount shown represents the intrinsic value on February 1, 2014 of 7,000 stock options that would vest.

(3)	This covers termination by the Company without Cause or by the executive for Good Reason within 24 months following a Change in Control.

(4)

The severance amount equals three times the executive’s annual salary. If the payments or benefits received by the executive following a Change in Control are subject to the excise tax under Section 4999 of the Internal Revenue Code, then the Company would automatically reduce the executive’s payments and benefits to an amount equal to $1 less than the amount that would subject him to the excise tax, as long as the reduced amount would result in a greater benefit to him compared to the unreduced amount on a net after-tax basis.

(5)

The amount shown represents the sum of (A) the value of 30,000 shares of restricted stock and 6,718 time vested restricted stock units that would vest; (B) the value of the RSUs that the executive would have been entitled to receive under the long-term incentive program based on the (i) maximum level of achievement of the performance goals for the 2012-2013 performance period (3,270 RSUs), and (iii) pro rated target level achievement of the performance goals for the

EXECUTIVE COMPENSATION

2013-2014 performance measurement period (2,057 RSUs); and (C) the intrinsic value on February 1, 2014 of 21,000 stock options that would vest. The RSUs under the long-term incentive program would become immediately vested and payable. The restricted stock and RSUs were valued at $38.60.

(6)

Upon a Change in Control, the Compensation and Management Resources Committee may, but is not required to, approve a pro rata payment to a participant under the Long-Term Incentive Compensation Plan. The amount shown in the table assumes approval of a payout under the plan and represents the cash portion of the long-term incentive for the period of time Ms. Alviti participated in the plan for (i) the 2012-2013 performance period at the maximum payout level ($224,100) and (ii) the 2013-2014 performance measurement period at the target payout level pro rated to the termination date ($70,470). The amounts would be payable to the executive on the date of the Change in Control, or as soon as practicable thereafter.

(7)

The amount shown represents the sum of (A) the value of 30,000 shares of restricted stock and 6,718 RSUs, which the Compensation and Management Resources Committee may, but is not obligated to, accelerate vesting of some or all of these shares and RSUs; (B) the value of the performance RSUs that the executive would have been entitled to receive under the long-term incentive program for the period of time she participated in the plan based on (i) the maximum level of achievement of the performance goals for the 2012-2013 performance measurement period (3,270 RSUs) and (ii) a target level achievement of the performance goals for the 2013-2014 performance period, pro rated to the termination date (2,057 RSUs); and (C) the intrinsic value on February 1, 2014 of 7,000 stock options that would vest. The RSUs under the long-term incentive program would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2015 and 2016, as applicable. The restricted stock and RSUs were valued at $38.60. The actual value to the executive of the RSUs under the long-term incentive program would depend upon the Company’s stock price on the payout dates in 2015 and 2016.

(8)

The Compensation and Management Resources Committee may, but is not obligated to, approve a pro rata payment under the Long-Term Incentive Compensation Plan following the end of the applicable performance period, provided the performance goals for the period are met. The amount shown assumes the approval of a payout to the executive and represents the cash portion of the long-term incentive for the period of time Ms. Alviti participated in the plan for (i) the 2012-2013 performance measurement period based on the maximum level of achievement of the performance goals ($224,100), and (ii) the 2013-2014 performance measurement period, pro rated to the termination date, based on a target level of achievement of the performance goals ($70,470). The amounts would be payable to the executive at the same time as the payouts are made for these performance periods to the other participants in 2015 and 2016, as applicable.

(9)	SERP benefit payable in a lump sum following the determination of disability or the date of death.

(10)	Senior executive life insurance benefit is payable following death in a lump sum to the executive’s beneficiary.

(11)	Executive was not eligible for retirement as of February 1, 2014.

EXECUTIVE COMPENSATION

Retirement Plans

Foot Locker Retirement Plan

The Foot Locker Retirement Plan (the “Retirement Plan”) is a defined benefit plan with a cash balance formula, which covers eligible employees of the Company and substantially all of our United States subsidiaries. All qualified employees who are at least 21 years old with one year of service are covered by the Retirement Plan. Plan participants become fully vested in their benefits under this plan generally upon completion of three years of service or upon reaching normal retirement age (age 65) while actively employed.

Under the cash balance formula, each participant has an account, for record keeping purposes only, to which credits are allocated annually based upon a percentage of the participant’s W-2 Compensation, as defined in the Retirement Plan. This percentage is determined by the participant’s years of service with the Company as of the beginning of each calendar year. The following table shows the percentage used to determine credits at the years of service indicated.

Years of Service	Percent of All W-2 Compensation	+	Percent of W-2 Compensation Over $22,000

Less than 6	1.10		0.55
6–10	1.50		0.75
11–15	2.00		1.00
16–20	2.70		1.35
21–25	3.70		1.85
26–30	4.90		2.45
31–35	6.60		3.30
More than 35	8.90		4.45

In addition, all balances in the participants’ accounts earn interest at the fixed rate of 6 percent, which is credited annually. At retirement or other termination of employment, an amount equal to the vested balance then credited to the account under the Retirement Plan is payable to the participant in the form of a qualified joint and survivor annuity (if the participant is married) or a life annuity (if the participant is not married). The participant may elect to waive the annuity form of benefit and receive benefits under the plan upon retirement in an optional annuity form or an immediate or deferred lump sum, or, upon other termination of employment, in a lump sum. Additional optional forms of payment are available to participants who were participating in the Retirement Plan as of December 31, 1995.

Foot Locker Excess Cash Balance Plan

The Internal Revenue Code limits annual retirement benefits that may be paid to, and the compensation that may be taken into account in calculating benefits for, any person under a qualified retirement plan such as the Foot Locker Retirement Plan. Accordingly, for any person covered by the Retirement Plan whose annual retirement benefit, calculated in accordance with the terms of the Retirement Plan, exceeds the limitations of the Internal Revenue Code, the Company has adopted the Foot Locker Excess Cash Balance Plan (the “Excess Plan”). The Excess Plan is an unfunded, nonqualified benefit plan, under which the individual is paid the difference between the Internal Revenue Code limitations and the retirement benefit to which he or she would otherwise be entitled under the Retirement Plan.

EXECUTIVE COMPENSATION

Early Retirement Eligibility

The Foot Locker Retirement Plan provides for a reduced benefit payment to a participant who retires after reaching early retirement age but prior to normal retirement age. Early retirement age is defined under the Retirement Plan and Excess Plan as age 55 with at least 5 years of vesting service. Mr. Johnson and Mr. McHugh are the only named executive officers currently eligible for early retirement under these plans.

Foot Locker Supplemental Executive Retirement Plan

In addition, the Foot Locker Supplemental Executive Retirement Plan (the “SERP”), which is an unfunded, nonqualified benefit plan, provides for payment by the Company of supplemental retirement, death and disability benefits to certain executive officers and certain other key employees of the Company and its subsidiaries who participate in this plan. The Compensation and Management Resources Committee sets an annual targeted incentive award under the SERP for each participant consisting of a percentage of salary and bonus based on the Company’s performance against target. Achievement of the target causes an 8 percent credit to a participant’s account for that year. The applicable percentage for the year increases or decreases proportionately to the percentage of the Company’s performance in relation to the target, but may not be less than 4 percent or more than 12 percent in any year. Participants’ accounts accrue simple interest at the rate of 6 percent annually.

The named executive officers and four other executive officers of the Company currently participate in the SERP. Participants in the SERP prior to May 26, 2011 are eligible to receive a benefit only if their age plus years of service at retirement equals at least 65. For persons who become participants in the SERP on or after this date, they would be eligible to receive a benefit only if they are at least age 55 at retirement with 10 years of service. Other than Ms. Alviti, each of the named executive officers participated in the SERP on May 26, 2011 and has age plus years of service totaling at least 65. Ms. Alviti became a participant in the SERP upon her employment commencement date in June 2013 and she is not currently vested in the plan.

If a participant’s employment terminates due to death or disability, he (or his estate) would be entitled to payment of his SERP balance. A participant’s SERP benefit is paid in 12 quarterly installments following retirement, with the first two quarters payable no earlier than six months following retirement. Upon death or disability, a participant’s SERP benefit is paid in a lump sum. For current participants in the plan, the SERP provides for the continuation of medical and dental insurance benefits if an executive meets the applicable age and service requirements when his employment terminates. The benefits would be substantially the same as those benefits to which senior executives are entitled under Foot Locker’s medical and dental plans for active employees. The terminated executive would be required to pay the insurance premium applicable to actively employed senior executives, including any increases in the premiums, and the Company would pay the difference between the actual premium rate and the active employee rate.

Payment of Retirement Benefits

The table below provides the present value of the accumulated benefit payable to each of the named executives and the years of service credited to each of them under the Foot Locker Retirement Plan, the Excess Plan, and the SERP determined using interest rate and mortality rate assumptions consistent with those used in our 2013 financial statements.

EXECUTIVE COMPENSATION

Pension Benefits

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

K. Hicks	Retirement Plan	4	15,191	0
	Excess Plan	4	206,386
	SERP	5	1,542,518

			1,764,095

L. Peters	Retirement Plan	15	127,742	0
	Excess Plan	15	189,245
	SERP	12	769,377

			1,086,364

R. Johnson	Retirement Plan	15	120,777	0
	Excess Plan	15	319,412
	SERP	11	1,023,916

			1,464,105

R. McHugh	Retirement Plan	15	117,395	0
	Excess Plan	15	266,507
	SERP	9	701,598

			1,085,500

P. Alviti	Retirement Plan	0	0	0
	Excess Plan	0	0
	SERP	1	45,550

			45,550

Notes to Pension Benefits Table

(1)

In general, the present value of accumulated benefits was determined using the same measurement date (February 1, 2014) and assumptions used for financial reporting purposes. Expected retirement age for the Retirement Plan and the Excess Plan is equal to normal retirement age as defined by the plans. For the SERP, the age at which participants become eligible for retirement under the plan is used as the expected retirement age. The following are the key assumptions that were used in calculating the values in the table:

•	ASC 715 discount rate of 4.4 percent for the Retirement Plan; ASC 715 discount rate of 3.5 percent for the Excess Plan and the SERP.

•

Retirement age is assumed to be 65 for the Retirement Plan and the Excess Plan; for the SERP the retirement age is assumed to be when age plus years of service equals 65 for participants in the plan on May 26, 2011 and, for participants in the SERP after this date, when the participant reaches age 55 with 10 years of service.

•	Form of payment for the Retirement Plan and the Excess Plan is a lump sum; the form of payment for the SERP is 12 quarterly installments.

The years of service for the SERP reflect the number of years that the executive has been approved by the Compensation Committee as a participant in that plan. Mr. Hicks’ and Ms. Alviti’s years of service under the Retirement Plan and the Excess Plan are less than the number of years

EXECUTIVE COMPENSATION

of credited service under the SERP because of the requirement that an employee must complete a year of eligibility service before becoming eligible for participation in these plans.

Trust Agreement for Certain Benefit Plans

The Company has established a trust for certain benefit plans, arrangements, and agreements, including the Supplemental Executive Retirement Plan, the Foot Locker Excess Cash Balance Plan, the executive employment agreements, and other benefit plans, agreements or arrangements that may be covered at a later date (collectively, the “Benefit Obligations”). Under the trust agreement, if there is a Change in Control of the Company (as defined in the Trust agreement), the trustee would pay to the persons entitled to the Benefit Obligations the amounts to which they may become entitled under the Benefit Obligations. Upon the occurrence of a Potential Change in Control of the Company as defined in the trust agreement, the Company is required to fund the trust with an amount sufficient to pay the total amount of the Benefit Obligations. Following the occurrence, and during the pendency, of a Potential Change in Control, the trustee would be required to make payments of Benefit Obligations to the extent these payments are not made by the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of February 1, 2014 for compensation plans under which equity securities may be issued.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity Compensation Plans Approved by Security Holders	5,668,960	$22.6575	6,266,224	(1)(2)
Equity Compensation Plans Not Approved by Security Holders	0	0	0
Total	5,668,960	$22.6575	6,266,224

Notes to Equity Compensation Plan Table

(1)	Includes 3,000,000 shares available for future issuance under the 2013 Employees Stock Purchase Plan (the “2013 Purchase Plan”) other than upon the exercise of an option, warrant or right.

Participating employees under the 2013 Purchase Plan may contribute up to 10 percent of their annual compensation to acquire shares of the Company’s Common Stock at 85 percent of the lower market price on one of two specified dates in each plan year.

(2)	The 2007 Stock Incentive Plan (the “2007 Plan”) currently is the only plan under which stock awards may be granted to directors, officers and other employees of Foot Locker.

Payouts under the Long-Term Incentive Compensation Plan may be made in cash or shares of Common Stock. If shares are used, they would be issued as Other Stock-Based Awards under the 2007 Plan.

ITEMS TO BE VOTED ON BY SHAREHOLDERS

PROPOSAL 1: ELECTION OF DIRECTORS

General

The Board has fixed the number of directors at 10. Our Certificate of Incorporation currently provides that the Board of Directors be divided into three classes serving staggered three-year terms, each class to be as nearly equal in number as the other two. The terms of Steven Oakland and the three directors constituting Class II expire at the 2014 annual meeting. Our Board comprises directors having a mix of business experience, education, skills, and service on our Board, as well as on the boards of other organizations. Our Board also reflects diversity in terms of gender, age, and ethnicity. Over the past three years, four new directors have been elected to the Board, three directors retired in accordance with the retirement policy for directors, and a new independent lead director was appointed.

Nominees

During 2013, the Nominating and Corporate Governance Committee (the “Nominating Committee”) conducted a search for a potential director candidate whose experience, skills, qualifications, and independence met the criteria established by the Nominating Committee and reviewed with the Board. Following this search, the Nominating Committee recommended that Steven Oakland be elected a director of Foot Locker. In conducting its search, the Nominating Committee collected names of potential candidates from a national director membership firm, a firm providing director recruitment advisory services, and existing Foot Locker directors to develop a list of potential director candidates. The Nominating Committee reviewed and discussed the biographical and other background information on each person it identified as a potential director candidate. The Chair of the Nominating Committee and the Chief Executive Officer conducted interviews with each of the potential candidates prior to presenting Mr. Oakland’s name to the Nominating Committee for consideration, and the entire Nominating Committee met with Mr. Oakland before recommending his election to the full Board. Mr. Oakland’s name was obtained through a firm providing director recruitment advisory services.

Nicholas DiPaolo, Matthew M. McKenna, Steven Oakland, and Cheryl Nido Turpin will be considered for election as directors in Class II, to serve for three-year terms expiring at the annual meeting in 2017. Each nominee has been nominated by the Board of Directors for election and has consented to serve. Mr. Oakland was elected by the Board to serve to serve for his present term on February 19, 2014. Each of the other nominees was elected to serve for his or her present term at the 2011 annual meeting of shareholders. The six remaining directors will continue in office until the expiration of their terms at the 2015 or 2016 annual meeting. If, prior to the annual meeting, any nominee is not able to serve, then the persons designated as proxies for this meeting (Gary M. Bahler, Ken C. Hicks, and Richard A. Johnson) will have full discretion to vote for another person to serve as a director in place of that nominee.

Mr. DiPaolo, who is age 72, is standing for re-election by shareholders at this meeting. Under the retirement policy for directors, which is described on Page 11, the Nominating Committee asked that Mr. DiPaolo stand for election at this meeting. Mr. DiPaolo currently serves as lead director. If shareholders re-elect Mr. DiPaolo at this meeting, the Nominating and Corporate Governance Committee and the Board will review annually Mr. DiPaolo’s continued service during his three-year term.

The biographies of each of the nominees and the continuing directors contain information regarding the person’s service as a director, business experience, director positions held currently and at any time during the last five years, and the experience, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that the person should serve as a director of your company. The ages shown are as of April 11, 2014. There are no family relationships among the directors or executive officers of the Company.

PROPOSALS

The Board of Directors recommends that shareholders vote FOR the election of the four identified nominees to the Board of Directors.

Nominees for Director
Terms Expiring in 2017

Nicholas DiPaolo. Age 72. Retired Vice Chairman of Bernard Chaus, Inc. Director of the Company since 2002.

Mr. DiPaolo served as Vice Chairman of Bernard Chaus, Inc. (apparel designer and manufacturer) from November 1, 2000 to June 23, 2005 and as Chief Operating Officer of Bernard Chaus from November 1, 2000 to October 18, 2004. Mr. DiPaolo is a director of R.G. Barry Corporation. He previously was a director of JPS Industries, Inc. (to April 30, 2013) and Bernard Chaus, Inc.

Mr. DiPaolo has extensive experience as a senior executive of companies involved in the design and production of apparel, product development, and related financial matters. He served for four years as the Vice Chairman and Chief Operating Officer of Bernard Chaus, Inc., an apparel designer and manufacturer, and earlier in his career, as Chairman, President and Chief Executive Officer of Salant Corporation, a diversified apparel company. Mr. DiPaolo also serves on the board of R.G. Barry Corporation, a publicly traded company, and is chair of the compensation committee and past chair of the audit committee of that company. Mr. DiPaolo’s broad base of business experience, combined with his depth of knowledge and experience with regard to financial matters, the retail industry, and Foot Locker’s business, make him particularly suitable to serve as our lead director.

Matthew M. McKenna. Age 63. Special Advisor to the U.S. Secretary of Agriculture since July 2013. Director of the Company since 2006.

Mr. McKenna has served as Special Advisor to the U.S. Secretary of Agriculture since July 2013. He was President and Chief Executive Officer of Keep America Beautiful, Inc. (a non-profit community improvement and educational organization) from January 1, 2008 to June 30, 2013. He was Senior Vice President of Finance of PepsiCo, Inc. (global snack and beverage company) from August 6, 2001 through December 31, 2007. Mr. McKenna serves on the board of the MTC Productions, Inc., a not-for-profit affiliate of Manhattan Theater Club, and as Chairman of the Board of Ignatian Volunteer Corps. He is also an adjunct professor at Fordham University School of Law in New York. Mr. McKenna was a director of PepsiAmericas, Inc. from 2001 to 2010.

Mr. McKenna has had extensive experience in the areas of corporate taxation and finance, having served as a partner in a New York corporate law firm and as a senior financial officer of PepsiCo, Inc. In addition, Mr. McKenna has government experience based on his current position as Special Advisor to the U.S. Secretary of Agriculture. He also brings the perspective of the nonprofit sector in his past position as President and Chief Executive Officer of Keep America Beautiful, Inc. and through his service as Chairman of the Board of Ignatian Volunteer Corps. and as an adjunct professor at Fordham University’s School of Law.

PROPOSALS

Nominees for Director
Terms Expiring in 2017

Steven Oakland. Age 53. President, International, Foodservice, and Natural Foods of The J.M. Smucker Company since May 2011. Director of the Company since February 19, 2014.

Mr. Oakland has served as President, International, Foodservice, and Natural Foods of The J.M. Smucker Company (“Smucker’s”), a manufacturer and marketer of branded food products since May 2011. He previously served as President, U.S. Retail—Smucker’s Jif, and Hungry Jack from August 2008 to May 2011, and as Vice President and General Manager, Consumer Oils and Baking from November 2001 to August 2008. Mr. Oakland has spent the bulk of his career at Smucker’s, serving in increasingly senior positions, including General Manager of Smucker’s Canadian operations from 1995 to 1999. He serves on the board of MTD Products, Inc., a privately-held company.

Mr. Oakland brings to our Board extensive experience in domestic and international consumer products operations, with particular strength in marketing and brand-building, strengths that are particularly useful as the Company agressively pursues brand expansion opportunites, both in the United States and internationally, as part of our long-term strategic plan. Additionally, Mr. Oakland is actively involved in management resources issues and governance matters as a senior executive of a public company, which provides relevant expertise to both our Compensation and Management Resources Committee and Nominating and Corporate Governance Committee, of which he is a member.

Cheryl Nido Turpin. Age 66. Retired President and Chief Executive Officer of the Limited Stores. Director of the Company since 2001.

Ms. Turpin served as President and Chief Executive Officer of the Limited Stores (retail merchants), a division of Limited Brands, Inc., from June 1994 to August 1997. Prior to that, she served as President and Chief Executive Officer of Lane Bryant, a subsidiary of The Limited Stores, Inc., from January 1990 to June 1994. Ms. Turpin served as a director of The Warnaco Group, Inc. from 2004 to February 13, 2013, and as a director of Stage Stores, Inc. from 2010 to 2011.

Ms. Turpin brings to our Board long experience as a retail company executive, most recently as President and Chief Executive Officer of Limited Stores, where she worked in a multi-divisional retail structure such as that of our Company. She previously served as a director of two other publicly traded companies, The Warnaco Group, Inc. and Stage Stores, Inc., and served as chair of the compensation committees of those companies. Her retail background strongly complements the expertise of the Board, and her past service as chair of the compensation committees of other public retail companies provides particularly useful background for her service on our Compensation and Management Resources Committee.

PROPOSALS

Directors Continuing in Office
Terms Expiring in 2015

Maxine Clark. Age 65. Founder, retired Chief Executive Bear of Build-A-Bear Workshop, Inc. Director of the Company since 2013.

Ms. Clark served as Chief Executive Bear of Build-A-Bear Workshop, Inc. (international retail company) from her founding the company in 1997 to her retirement on June 3, 2013, and served as its Chairman of the Board from April 2000 until November 2011. Following her retirement, Ms. Clark served as a consultant to Build-A-Bear Workshop until January 31, 2014. Ms. Clark is a director of Build-A-Bear Workshop, Inc., and she serves on the board of the St. Louis Regional Educational and Public Television Commission (KETC/-Channel 9 Public Television), Barnes- Jewish Hospital in St. Louis, and the Goldfarb School of Nursing at Barnes-Jewish College. She is a past trustee of the International Council of Shopping Centers. Ms. Clark previously served as a director of J.C. Penney Company, Inc. (to 2010).

Ms. Clark has extensive experience in both domestic and international retailing, which includes founding and leading Build-A-Bear Workshop, serving as President of Payless ShoeSource, Inc., and serving for 19 years as an executive of The May Department Stores Company. She brings to our board significant experience in areas including strategic planning, real estate, and digital technology, which provides particularly useful background for her service as a member of the Finance and Strategic Planning Committee.

Alan D. Feldman. Age 62. Retired Chairman of the Board, President and Chief Executive Officer of Midas, Inc. Director of the Company since 2005.

Mr. Feldman served as Chairman, President and Chief Executive Officer of Midas, Inc. (automotive repair and maintenance services) from May 1, 2006 to April 30, 2012, and as President and Chief Executive Officer of Midas from January 13, 2003 to April 30, 2006. He was an independent consultant from March 2002 to January 2003. Mr. Feldman is a director of John Bean Technologies Corporation and GNC Holdings, Inc. and is a member of the Foundation Board of the University of Illinois. He was a director of Midas, Inc. from 2003 to April 30, 2012.

Mr. Feldman is a recognized business leader with a broad base of experience in independent, franchised retail operations, brand management and customer relations. He previously served as Chairman, President and Chief Executive Officer of Midas, Inc., and currently serves on the board of two other publicly traded companies, John Bean Technologies Corporation and GNC Holdings, Inc. Prior to joining Midas, his business experience included management positions at PepsiCo, Pizza Hut, and McDonald’s.

PROPOSALS

Directors Continuing in Office
Terms Expiring in 2015

Jarobin Gilbert Jr. Age 68. President and Chief Executive Officer of DBSS Group, Inc. Director of the Company since 1981.

Mr. Gilbert has served as President and Chief Executive Officer of DBSS Group, Inc. (management, planning, and trade consulting services) since 1992. He served as non-executive Chairman of the Board of Directors of the Atlantic Mutual Companies to 2010. He was a director of PepsiAmericas, Inc. from 1994 to 2010 and a director of Midas, Inc. from 1998 to April 2012. Mr. Gilbert is a director of Harlem Partnership, Inc., a permanent member of the Council on Foreign Relations, and a member of the American Council on Germany.

Mr. Gilbert has long experience in international business matters, serving as a business consultant, with particular emphasis on international business arrangements. During the time he has served on our board, he has developed an extensive knowledge of our business and our company history. He has also served on the boards of other publicly traded companies and chaired the audit committee of PepsiAmericas, Inc. Mr. Gilbert also served as lead director and non-executive Chairman of the Board of a mutual insurance company and is affiliated with several non-profit organizations, including as a director of the Harlem Partnership, Inc., a member of the American Council on Germany, and a permanent member of the Council on Foreign Relations.

Directors Continuing in Office
Terms Expiring in 2016

Ken C. Hicks. Age 61. The Company’s Chairman of the Board, President and Chief Executive Officer. Director of the Company since 2009.

Mr. Hicks has served as the Company’s Chairman of the Board since January 31, 2010, and President and Chief Executive Officer since August 17, 2009. He was President and Chief Merchandising Officer of J.C. Penney Company, Inc. (“JC Penney”), a national retail company, from 2005 to July 2009. He was President and Chief Operating Officer of Stores and Merchandise Operations of JC Penney from 2002 through 2004. Mr. Hicks is currently a director of Avery Dennison Corporation. He was a director of JC Penney from 2008 to July 2009.

Mr. Hicks has extensive experience as a retail company executive, including with JCPenney, Payless ShoeSource, Inc., Home Shopping Network, Inc., and May Department Stores Company, Inc. He serves as our Chairman of the Board, President and Chief Executive Officer. Prior to joining us in August 2009, Mr. Hicks was the President and Chief Merchandising Officer of J. C. Penney Co., Inc. He also serves on the board of another publicly traded company, Avery Dennison Corporation.

PROPOSALS

Directors Continuing in Office
Terms Expiring in 2016

Guillermo G. Marmol. Age 61. President of Marmol & Associates. Director of the Company since 2011.

Mr. Marmol has served as President of Marmol & Associates, a consulting firm that provides advisory services and investment capital to early stage technology companies, since March 2007 and, prior to that, from October 2000 to 2003. He served as Division Vice President and a member of the Executive Committee of Electronic Data Systems Corporation, a global technology services company, from 2003 to 2007, and as a director and Chief Executive Officer of Luminant Worldwide Corporation, an internet professional services company, from 1998 to 2000. He served as Vice President and Chair of the Operating Committee of Perot Systems Corporation, an information technology and business solutions company, from 1995 to 1998. He began his career at McKinsey & Company, a management consulting firm, rising to increasingly senior positions with the firm, including the positions of Director and Senior Partner from 1990 to 1995, and was a leader of the organization and business process redesign practices. Mr. Marmol is a director of Information Services Group, Inc., Principal Solar Inc., and KERA/KXT North Texas Public Broadcasting Inc., and he is a member of the Board of Trustees and Chair of the Finance Committee of the Center for a Free Cuba in Arlington, Virginia.

Mr. Marmol has a significant background in information technology and systems, which is an area that is increasingly important as the marketplace continues to become more heavily dependent on technology systems, including Internet and mobile device methods of purchasing by our customers. He currently serves on the board of Principal Solar, Inc., a publicly traded solar energy holding company. Through his long tenure as a management consultant focusing on strategic analysis and business processes, he brings valuable knowledge and expertise to his service on the Board, as Chair of the Audit Committee, and on the Finance and Strategic Planning Committee, particularly as the Company continues to implement its long-term strategic plan over the coming years.

PROPOSALS

Directors Continuing in Office
Terms Expiring in 2016

Dona D. Young. Age 60. Retired Chairman, President and Chief Executive Officer of The Phoenix Companies, Inc. Director of the Company since 2001.

Mrs. Young retired in April 2009 as Chairman, President and Chief Executive Officer of The Phoenix Companies, Inc. (“Phoenix”), an insurance and asset management company, after a nearly 30-year career. She currently engages in independent strategic advising and consulting with a focus on corporate social responsibility. She is a member of the Supervisory Board of Aegon N.V., a director of Wittenberg University in Springfield, Ohio, a trustee of the Saint James School in Saint James, Maryland, and Save the Children in Westport, Connecticut. She has previously served as a director of The Phoenix Companies, Inc., Wachovia Corporation, and Sonoco Products Company.

Mrs. Young brings to our board significant financial, business, and legal experience. Her long experience in the financial services sector, including service as both General Counsel and Chief Executive Officer of Phoenix, has given Mrs. Young extensive background in a number of areas, including financial reporting, leadership and talent development, and processes for analyzing and controlling risk. She also has broad experience in the areas of governance, board succession planning, board composition, and executive leadership, which provides particularly useful background for her service as Chair of our Nominating and Corporate Governance Committee. Mrs. Young serves as a member of the Supervisory Board and a member of the audit committee of Aegon N.V., a multinational life insurance, pension and asset management company, and has had experience serving as an independent director on the boards of two other publicly traded companies, as well as on the boards of non-profit organizations. She was a 2013 National Association of Corporate Directors Board Leadership Fellow and a 2012 Advanced Leadership Fellow at Harvard University.

PROPOSALS

PROPOSAL 2:
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year. We are asking shareholders at this meeting to ratify this appointment of KPMG LLP for 2014.

Representatives of KPMG are expected to be present at the annual meeting and will have an opportunity to make a statement and respond to appropriate questions.

The Board of Directors recommends that shareholders vote FOR Proposal 2.

Audit and Non-Audit Fees

The following table shows the fees we paid to KPMG for the audit of Foot Locker’s annual financial statements for 2013 and 2012, as well as the fees billed for other services KPMG provided during these two fiscal years.

Category	2013	2012
Audit Fees (1)	$2,967,000	$2,815,000
Audit-Related Fees (2)	614,000	803,000
Tax Fees (3)	165,000	267,000
All Other Fees	0	0

Total	$3,746,000	$3,885,000

Notes to Audit and Non-Audit Fees Table

(1)

Audit fees consisted of professional services provided in connection with the audit of our annual financial statements, reviews of financial statements included in our Form 10-Qs, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

(2)

Audit-related fees consisted principally of audits of financial statements of certain employee benefit plans and due diligence and other services related to the acquisition and integration of Runners Point Group.

(3)	Tax fees consisted principally of assistance with matters related to tax compliance.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has a policy that all audit and non-audit services to be provided by our independent accountants, including services for our subsidiaries and affiliates, are to be approved in advance by the Audit Committee, regardless of the estimated cost for providing such services. Between meetings of the Committee, the Audit Committee has delegated this authority to the Chair of the Committee. In practice, these fees are normally approved by the Committee Chair and reviewed with the Audit Committee at a subsequent meeting. Management reviews with the Audit Committee at regularly scheduled meetings the total amount and nature of the audit and non-audit services provided by the independent accountants, including services for our subsidiaries and affiliates, since the Committee’s last meeting. None of the services pre-approved by the Audit

PROPOSALS

Committee or the Chair of the Committee during 2013 utilized the de minimis exception to pre-approval contained in the applicable rules of the Securities and Exchange Commission.

Audit Committee Report

In accordance with the charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its oversight responsibilities in the areas of the Company’s accounting policies and practices and financial reporting. The Committee has responsibility for appointing the independent accountants. The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting.

The Audit Committee consists of four independent directors, as independence is defined under the rules of The New York Stock Exchange. All of the Committee members meet the expertise requirements under the rules of The New York Stock Exchange.

The Audit Committee held nine meetings in 2013. At its meetings during 2013, the Committee discussed with management, KPMG LLP, the Company’s independent registered public accountants, and the Company’s internal auditors the assessment of the Company’s internal control over financial reporting. The Committee also discussed with KPMG its attestation report and opinion on the Company’s internal control over financial reporting contained in the Company’s 2013 Annual Report on Form 10-K.

The Audit Committee reviewed and discussed with management and KPMG the audited financial statements for the 2013 fiscal year, which ended February 1, 2014. The Committee also discussed with KPMG the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committee. The Audit Committee, both with and without management present, discussed and reviewed the results of KPMG’s examination of the financial statements and the overall quality of the Company’s financial reporting.

The Audit Committee obtained from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence and any relationships that may affect its objectivity. The Audit Committee also considered whether the non-audit services provided by KPMG to the Company are compatible with maintaining KPMG’s independence. The Committee has satisfied itself that KPMG is independent.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Foot Locker’s Annual Report on Form 10-K for the 2013 fiscal year.

Guillermo G. Marmol, Chair
Maxine Clark
Jarobin Gilbert Jr.
Matthew M. McKenna

PROPOSALS

PROPOSAL 3:
APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION
TO DECLASSIFY THE BOARD OF DIRECTORS

Background

Our Certificate of Incorporation currently provides that the Board of Directors be divided into three classes serving staggered three-year terms, each class to be as nearly equal in number as the other two. The Board of Directors proposes to amend the Company’s Certificate of Incorporation to phase out the classified board and instead provide for the annual election of directors.

At the 2013 Annual Meeting of Shareholders, a majority of the Company’s shareholders approved a non-binding shareholder proposal to declassify the Board of Directors. We value and appreciate the feedback we receive from shareholders and the views expressed through shareholder voting. The Nominating and Corporate Governance Committee and the Board of Directors carefully considered the strong shareholder support for the declassification proposal in 2013 in determining whether to submit to shareholders at this year’s annual meeting a management proposal to declassify the Board.

On November 20, 2013, upon the recommendation of the Nominating and Corporate Governance Committee, the Board approved, and recommended that shareholders approve at the 2014 Annual Meeting of Shareholders, an amendment to the Certificate of Incorporation to declassify the Board beginning in 2015. The text of the proposed amendment is set forth in Appendix A to this Proxy Statement.

Proposed Amendment

If shareholders approve the proposed amendment to the Certification of Incorporation, as set forth in Appendix A, directors who have been elected prior to the effectiveness of the amendment, including those directors elected at the 2014 Annual Meeting of Shareholders, would continue to serve as directors until the expiration of their current terms in 2015, 2016, or 2017. As a result of implementing the declassification on a phased-in basis, three of the current directors would stand for election at the 2015 Annual Meeting of Shareholders to serve for a one-year term; six of the current directors would stand for election at the 2016 Annual Meeting of Shareholders to serve for a one-year term; and the entire Board would stand for election at the 2017 Annual Meeting of Shareholders to serve for a one-year term, with the declassification then being complete.

As currently provided under the Certificate of Incorporation (and remains unchanged under the proposed amendment), newly-created directorships resulting from an increase in the number of directors and any vacancy on the Board may be filled by a vote of the Board of Directors. A director elected by the Board will hold office only until the next shareholders’ meeting called for the election of directors, and after Shareholder approval of the Amendment, would stand for election on an annual basis.

The Certificate of Incorporation provides that a director or the entire Board of Directors may be removed only for cause, and this provision regarding the removal of directors only for cause will continue if shareholders approve the proposed amendment to declassify the Board.

The Board of Directors recommends a vote FOR Proposal 3.

PROPOSALS

PROPOSAL 4:
APPROVAL OF THE SECOND AMENDMENT AND RESTATEMENT
OF THE FOOT LOCKER 2007 STOCK INCENTIVE PLAN

We are asking the Company’s shareholders to approve the second amendment and restatement, effective as of May 21, 2014 (the “2014 Restated Plan”) of the Foot Locker 2007 Stock Incentive Plan, which was originally approved at the 2007 annual meeting and first amended and restated at the 2010 annual meeting (the “Stock Incentive Plan”). The Board of Directors has approved, subject to shareholder approval at this meeting, the 2014 Restated Plan. The purpose of the Stock Incentive Plan is to align the interests of officers, other employees and Nonemployee Directors of the Company and its subsidiaries with those of the Company’s shareholders; to reinforce corporate, organizational and business development goals; to promote the achievement of year-to-year and long-range financial and other business objectives; and to reward the performance of individual officers, other employees and Nonemployee Directors in fulfilling their personal responsibilities for long-range achievements.

The 2014 Restated Plan includes the following modifications:

•

Increase of the Aggregate Share Reserve. The number of shares originally authorized for issuance under the Stock Incentive Plan was 6 million. In 2010, shareholders approved an increase in the number of shares authorized for issuance to 12 million, including shares remaining under the original authorization, resulting in a net increase of 11,011,338 shares. The 2014 Restated Plan increases the number of shares of Common Stock reserved for issuance or for reference purposes under the plan to 14 million shares. As of April 1, 2014, a total of x,xxx,xxx shares were available for grant under the Stock Incentive Plan. The 2014 Restated Plan provides for a total of 14 million authorized shares, inclusive of the shares currently remaining available for award and issuance under the Stock Incentive Plan. Approval of the 2014 Restated Plan will result in a net increase of xx,xxx,xxx shares available for award and issuance. The Board of Directors believes that the proposed increase in the share reserve is necessary to insure that a sufficient reserve of Common Stock remains available for issuance of equity incentives. Such equity incentives will provide the Company with reasonable flexibility to meet both current and anticipated future needs in retaining, rewarding, and attracting key employees who have the ability to enhance the value of the Company, and to retain and attract Nonemployee Directors of outstanding competence.

•

Elimination of “Single Trigger” Accelerated Vesting upon a Change in Control and Change in Definition of Change in Control. The 2014 Restated Plan eliminates “single trigger” acceleration of awards upon a Change in Control and provides that awards granted on or after March 26, 2014 to officers and employees will vest automatically upon a participant’s termination of employment without cause or resignation for good reason occurring on or within 24 months following a Change in Control. In addition, for awards granted on or after March 26, 2014, the definition of “Change in Control” under the 2014 Restated Plan has been revised to conform more closely to the definition frequently included in employment agreements with our executives.

•

Extension of the Power to Grant Options. The power to grant Options under the 2014 Restated Plan will automatically terminate on March 26, 2024, the tenth anniversary of the date of the adoption of the 2014 Restated Plan by the Board of Directors.

In addition to the foregoing, the Company is seeking shareholder re-approval of the performance goals under the 2014 Restated Plan. Approval of the 2014 Restated Plan will constitute reapproval of the performance goals for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

We provide in the table below information on the annual burn rate, dilution, and overhang for the past three fiscal years with regard to our stock-based compensation programs. Our annual burn

PROPOSALS

rate is determined by dividing the number of shares of our common stock subject to stock awards we grant in a fiscal year by the weighted average number of our shares of common stock outstanding for that fiscal year. For purposes of calculating the number of shares granted in a year in accordance with such burn rate, each share of common stock subject to an award of restricted stock or restricted stock units is counted as equivalent to 2.5 shares. Stock options and all other awards are counted on a 1-for-1 basis. Dilution is calculated by dividing (i) the sum of the number of shares subject to equity awards outstanding at the end of the fiscal year and the number of shares available for future grants by (ii) the sum of the number of shares outstanding at the end of the fiscal year, the number of shares of outstanding equity awards, and the number of shares available for future grant. Overhang is calculated by dividing (i) the number shares subject to equity awards outstanding at the end of the fiscal year by (ii) the sum of the number of shares outstanding at the end of the fiscal year, the number of shares of outstanding equity awards, and the number of shares available for future grant.

Key Equity Metrics

	2013	2012	2011
Equity Burn Rate	1.6%	1.1%	2.2%
Dilution	6.6%	8.0%	9.8%
Overhang	4.6%	4.7%	5.8%

The 2014 Restated Plan is designed to comply with the requirements of Section 162(m) of the Code. Under Section 162(m) of the Code, the Company cannot deduct certain compensation in excess of $1 million paid to each of the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer) of the Company. Certain compensation, including compensation paid based on the achievement of pre-established performance goals, is excluded from this deduction limit if the material terms under which the compensation is to be paid, including the performance goals to be used, are approved by shareholders. The performance goals are unchanged from the goals approved by shareholders in 2010.

As of April 1, 2014, a total of [x,xxx,xxx] shares were available for grant under the Stock Incentive Plan. The 2014 Restated Plan provides for a total of 14,000,000 authorized shares, inclusive of the shares currently remaining under the Stock Incentive Plan. Approval of the Restated Plan will result in a net increase of xx,xxx,xxx shares available for award and issuance. The affirmative vote of a majority of the votes cast by shareholders is required to approve the 2014 Restated Plan and the Code Section 162(m) performance goals thereunder.

If our shareholders do not approve the 2014 Restated Plan, the current Stock Incentive Plan will remain in effect.

Other than the amendments noted above, the 2014 Restated Plan generally contains the same features, terms and conditions as the Stock Incentive Plan, although the Board of Directors has also adopted certain other minor amendments to the 2014 Restated Plan, which do not require shareholder approval, to reflect developments in applicable law and equity compensation practices.

We anticipate filing a registration statement on Form S-8 with the Securities Exchange Commission to register the additional amount of new shares available for award and issuance, effective upon and subject to shareholder approval of the 2014 Restated Plan, as soon as practicable following any such approval.

The following is a summary of the material terms of the 2014 Restated Plan and is qualified in its entirety by the complete text of the 2014 Restated Plan, which is attached as Appendix B. The capitalized terms used but not defined in this summary have the meanings given to them in the 2014 Restated Plan.

PROPOSALS

For additional information on the Company’s share-based compensation, including with regard to the current plan, please refer to Note 22 to the Company’s financial statements in our 2013 Form 10-K.

Administration

The 2014 Restated Plan will be administered and interpreted by the Compensation and Management Resources Committee of the Board of Directors or a subcommittee thereof (the “Committee”), which is composed of two or more Nonemployee Directors, each of whom is an “outside director” within the meaning of Section 162(m) of the Code, a “nonemployee director” as defined in Section 16(b) of the Securities Exchange Act of 1934, and an “independent director” as defined under the listing standards of The New York Stock Exchange. The Committee will select the officers and other employees to receive awards, determine the types of awards and number of shares to be awarded to them, and set the terms, conditions, and provisions of the awards consistent with the terms of the 2014 Restated Plan. The Committee may establish rules for the administration of the 2014 Restated Plan. With respect to the application of the 2014 Restated Plan to Nonemployee Directors, the Board of Directors will administer and interpret the 2014 Restated Plan. The 2014 Restated Plan will become effective upon its approval by the Company’s shareholders at this annual meeting and the power to grant Options under the 2014 Restated Plan will expire on March 26, 2024. The expiration of the plan will not adversely affect the terms of any award outstanding at the time of expiration.

No repricing of an Option or SAR (whether by amendment, cancellation and regrant, or otherwise) is permitted under the 2014 Restated Plan.

Eligible Directors and Employees

The Committee may grant Awards to officers and other employees of the Company, including our subsidiaries and operating divisions worldwide. Nonemployee Directors are also eligible to receive awards under the 2014 Restated Plan. The stock portion of the Nonemployee Directors’ annual retainer, as well as deferred stock units, will be paid out of the 2014 Restated Plan. There are currently nine Nonemployee Directors on the Board.

Shares Subject to the Plan

An Award made under the Restated Plan may be made in the form of an Option, Tandem or Freestanding Stock Appreciation Right (“SAR”), Restricted Stock, or Other Stock-Based Award (which includes restricted stock units). The maximum number of shares of our Common Stock that may be issued or used for reference purposes under the 2014 Restated Plan is 14,000,000, inclusive of the shares currently available under the Stock Incentive Plan, subject to adjustment as described below. Shares of Common Stock that are subject to Options or SARs (or other Appreciation Award) granted on or after May 19, 2010 are counted against this limit as one share for every share granted. Shares of Common Stock that are subject to Restricted Stock and Other Stock-Based Awards, which are not Appreciation Awards, granted on or after May 19, 2010 are counted against this limit as two and one-half shares for every share granted. The portion of the Nonemployee Directors’ Annual Retainer paid in stock or deferred stock units will be counted against this limit as one share for every one share granted.

If any shares of Common Stock that are subject to Options or SARs (or other Appreciation Award) are forfeited, cancelled, exchanged or surrendered, or if an Award otherwise terminates or expires without a distribution of shares, the shares of Common Stock with respect to such Award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Restated Plan. If any shares of Common Stock that are subject to Restricted Stock or Other Stock-Based Awards, which are not Appreciation

PROPOSALS

Awards, granted on or after May 19, 2010 are forfeited, cancelled, exchanged or surrendered, or if such an Award otherwise terminates or expires without a distribution of shares, two and one-half (2.5) shares of Common Stock with respect to such Award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the Restated Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards will be cancelled to the extent of the number of shares of Common Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares will no longer be available for Awards under the Restated Plan.

In the event of a stock split, stock dividend, spin-off, or other relevant change affecting the Common Stock, adjustment will be made to the number of shares available for Award grants and to the number of shares and price under outstanding grants made before the event. These shares may be either authorized and unissued shares or issued shares acquired and held in the Company’s treasury account.

Cap on Number of Shares Awarded

During the term of the 2014 Restated Plan, no participant may receive (i) Awards of Restricted Stock or Other Stock-Based Awards that are intended to be “performance based” compensation under Section 162(m) of the Code relating to more than 1.5 million shares per year (subject to adjustment as described above) or (ii) Awards of Options or Tandem or Freestanding SARs relating to more than 1.5 million shares per year (subject to adjustment as described above). The maximum number of shares subject to any Award that may be granted to a Nonemployee Director per year is 50,000 (subject to adjustment as described above).

Stock Options

Employees. Options granted to employees under the 2014 Restated Plan may be either incentive stock options (“ISOs”) under the provisions of Section 422 of the Code or Options that are not subject to the provisions of Section 422 of the Code (“Nonqualified Options”).

The exercise price per share of Common Stock covered by an Option will be determined by the Committee when the Option is granted; provided, however, that the exercise price will not be less than the closing price of a share of Common Stock on the date of grant.

The Committee has the authority to establish the vesting schedule for Options granted to employees. Options may become exercisable in equal installments over a three-year period, beginning with the first annual anniversary of the date of grant. However, the Committee has the right to establish a shorter or longer exercise schedule for any Options granted. The majority of stock options granted to employees by the Committee since 1996 have been granted with a three-year vesting schedule.

Nonemployee Directors. Options granted to Nonemployee Directors will be Nonqualified Options and, unless a different vesting schedule is determined at the date of grant, will vest one year following the date of grant, provided the holder is a Nonemployee Director on such date. The exercise price per share of Common Stock covered by an Option granted to a nonemployee director will be determined by the Board of Directors when the Option is granted; provided, however, that the exercise price will not be less than the closing price of a share of Common Stock on the date of grant.

General. Each Option will expire ten years from its date of grant, subject to earlier expiration upon or following a termination of service or unless the Committee determines an earlier expiration date. Payment of the exercise price of any Option may be made (a) in cash, (b) by delivering shares of Common Stock owned by the participant, (c) through a cashless exercise with a broker consistent with applicable law, or (d) a combination of shares and cash.

PROPOSALS

Stock Appreciation Rights

The Restated Plan permits the award of SARs to participants. Each SAR may relate to and be associated with a specific Option or may be freestanding. In the case of an SAR that is related to an Option, the SAR may be granted either at the time the Option is granted or, if related to a Nonqualified Option, at any time thereafter. An SAR related to an Option is subject to the same terms and conditions as the related Option and is exercisable only to the extent the related Option is exercisable. Upon the exercise of an SAR, the participant will be entitled to receive an amount equal to (i) the excess of the (x) Fair Market Value (as defined below) of a share of Common Stock on the exercise date of the SAR over (y) the price specified in the SAR on the date of grant or, in the case of an SAR related to an Option, the Option price of the related Option multiplied by (ii) the number of shares of stock as to which the SAR is being exercised. Any payment with respect to an SAR will be made in Common Stock determined on the basis of the Fair Market Value on the exercise date of the SAR or, alternatively, at the discretion of the Committee, solely in cash, or in a combination of cash and Common Stock. On the exercise of an SAR related to an Option, the related Option, or portion thereof in respect of which the SAR is exercised, terminates, and on the exercise of an Option granted in connection with an SAR, the related SAR, or portion thereof in respect of which the Option is exercised, terminates. For purposes of the 2014 Restated Plan, the Fair Market Value of a share of the Company’s Common Stock is determined based on the closing price on the applicable date of a share of Common Stock as reported on The New York Stock Exchange.

Restricted Stock

The 2014 Restated Plan authorizes Awards of Restricted Stock. The Committee, or the Board for Awards to Nonemployee Directors, will determine the terms and conditions of Restricted Stock Awards, including the Restriction Period. The participant may not sell, assign, transfer or otherwise dispose of, except by will or the laws of descent and distribution, shares of Restricted Stock during the restriction period. Except as otherwise provided by the Award Agreement or the 2014 Restated Plan, during the restriction period the participant will possess all incidents of ownership of the shares, including the right to receive dividends paid on the shares and to vote the shares.

Recipients of Restricted Stock are required to enter into a Restricted Stock Award Agreement with the Company describing the restrictions on the shares, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which the restrictions will lapse.

If the grant of Restricted Stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Committee will establish for each recipient the applicable performance goals, formulas or standards, and the applicable vesting percentages with reference to the attainment of the goals or satisfaction of the formulas or standards while the outcome of the performance goals are substantially uncertain. The performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions), and other similar events or circumstances. Section 162(m) of the Code requires that performance awards be based upon objective performance measures. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria set forth on Exhibit A to the 2014 Restated Plan and discussed in general below.

Other Stock-Based Awards

The 2014 Restated Plan authorizes the Committee to grant other Awards that are valued in whole or in part by reference to, or payable in or otherwise based on Common Stock (“Other Stock-Based Awards”), which includes restricted stock units. The Committee, or, with regard to the Nonemployee Directors, the Board, may determine the terms and conditions of the Other Stock-Based Awards, which may include the achievement of certain minimum performance goals for

PROPOSALS

purposes of compliance with Section 162(m) of the Code and/or a minimum vesting period. The performance goals for performance-based Other Stock-Based Awards will be based on one or more objective criteria set out on Exhibit A to the 2014 Restated Plan and discussed in general below.

Performance Goals

The Committee may grant awards of restricted stock and Other Stock-Based Awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. These awards may be granted, vest, or be paid based on the attainment of specified performance goals established by the Committee. These performance goals will be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following criteria selected by the Committee with respect to Foot Locker (or a subsidiary, division, or other operational unit of Foot Locker):

(a)	the attainment of certain target levels of, or percentage increase in, consolidated net income,

(b)	the attainment of certain target levels of, or a specified increase in, return on invested capital or return on investment;

(c)	the attainment of certain target levels of, or percentage increase in, pre-tax profit;

(d)	the attainment of certain target levels of, or a percentage increase in, after-tax profits;

(e)	the attainment of certain target levels of, or a specified increase in, operational cash flow;

(f)

the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, bank debt or other long-term or short-term public or private debt or other similar financial obligations, if any, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee;

(g)	the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations;

(h)	the attainment of certain target levels of, or a specified percentage increase in, revenues, net income, or earnings before (A) interest, (B) taxes, (C) depreciation and/or (D) amortization;

(i)	the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on shareholders’ equity; or

(j)	the attainment of a certain target level of, or reduction in, selling, general and administrative expense as a percentage of revenue.

To the extent permitted by law, the Committee may also exclude the impact of an event or occurrence which the Committee determines should be appropriately excluded, including:

•	restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges;

•	any acquisition or divestiture of an operating business during the plan year or performance period;

•	impairment charges taken under relevant accounting rules;

•	an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or

•	a change in tax law or accounting standards required by generally accepted accounting principles.

Performance goals may also be based on individual participant performance goals, as determined by the Committee, in its sole discretion.

PROPOSALS

In addition, all performance goals may be based upon the attainment of specified levels of Company (or subsidiary, division or other operational unit of the Company) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted by Section 162(m) of the Code, the Committee may designate additional business criteria on which the performance goals may be based or adjust, modify, or amend those criteria.

Payment of Annual Retainers for Nonemployee Directors in Stock

Mandatory Portion. Each Nonemployee Director will receive a whole number of shares of Common Stock equal in value to 50 percent of his or her annual retainer, including committee chair retainers (“Annual Retainer”), payable for services as a director in lieu of payment in cash. The shares will be issued on July 1, or the next business day if this date is not a business day, of the applicable calendar year (the “Stock Payment Date”).

Elective Portion. A Nonemployee Director may elect to receive a whole number of shares of Common Stock equal to up to 100 percent of his or her Annual Retainer. Elections must be made in increments of 5 percent and must be made in writing no later than December 31 of the year preceding the applicable calendar year. Elections will be irrevocable for the applicable calendar year.

Valuation of Shares. Each share of Common Stock will be valued at the closing price of a share of Common Stock on The New York Stock Exchange on the last business day prior to the Stock Payment Date. The value of any fractional shares will be paid in cash.

Voluntary Deferral of Annual Retainer Payable to Nonemployee Directors

Deferral Election. During the term of the 2014 Restated Plan, a Nonemployee Director may elect to receive all or a portion of the cash component of his or her Annual Retainer in the form of Deferred Stock Units or to have such amounts placed in an Interest Account. He or she may also elect to receive all or part of the stock component of his or her Annual Retainer in the form of Deferred Stock Units. The Interest Account is a hypothetical investment account bearing interest at the rate of one hundred twenty percent (120%) of the applicable federal long-term rate, compounded annually, and set as of the first day of each calendar year. A Stock Unit is an accounting equivalent of one share of the Company’s Common Stock. A deferral election is irrevocable and is valid only for the calendar year following the election.

Number of Stock Units. The number of Deferred Stock Units to be granted in connection with a deferral election will equal the portion of the Annual Retainer being deferred into Stock Units divided by the Fair Market Value of a share of Common Stock on the scheduled payment date of the amount deferred. When dividends are paid on shares of Common Stock, dividend equivalents would be earned on the Deferred Stock Units acquired by the Nonemployee Directors under the Restated Plan.

Distribution. The distribution of amounts deferred by the Nonemployee Directors will occur on the first day of the month coincident with or next following the Nonemployee Director’s termination of service as a director (or as soon as administratively feasible thereafter). The Nonemployee Director will receive a cash lump sum distribution equal to any balance of the deferred Annual Retainer allocated to his or her Interest Account, and a lump sum distribution in shares of Common Stock for the number of shares allocated to his or her Deferred Stock Unit Account. Alternatively, the Nonemployee Director may elect to receive his or her distribution in up to three annual installments, with the annual installment amount frozen as of the first distribution date.

Transferability

In general, no Award may be transferred by the participant other than by will or by the laws of descent and distribution. However, the Committee, or the Board, may determine at the time of

PROPOSALS

grant or thereafter that a Nonqualified Stock Option is transferable to a family member in whole or in part under circumstances and conditions specified by the Committee or the Board.

Change in Control

For Awards granted on or after March 26, 2014 to officers and other employees, upon such officer’s or employee’s termination without cause or resignation for good reason on or within 24 months following a Change in Control, unless otherwise expressly provided for in the Award Agreement: (i) all outstanding Options and freestanding SARs not already exercisable will become immediately exercisable; (ii) all restrictions on Restricted Stock will immediately lapse; and (iii) with respect to Other Stock-Based Awards, any outstanding performance periods or goals will be deemed to have been attained or any outstanding restrictions will lapse. For Awards granted to Nonemployee Directors and for Awards granted prior to March 26, 2014, the foregoing will occur upon a Change in Control, unless otherwise expressly provided for in the Award Agreement.

In the event of a Change in Control, the Committee may use its discretion either to continue, assume, or substitute unvested or restricted Awards, or cancel or purchase such Awards for cash, as provided in the 2014 Restated Plan. In the event that any Award is not continued, assumed, or substituted as provided in the 2014 Restated Plan, such Award will vest and any restrictions will lapse upon a Change in Control.

Under the 2014 Restated Plan, for Awards granted prior to March 26, 2014, a Change in Control generally means the occurrence of one of the following events:

•	under certain circumstances set forth in the 2014 Restated Plan, a merger or consolidation of the Company, or a sale or disposition of all or substantially all of the Company’s assets;

•	a person, group or entity acquires beneficial ownership of securities of the Company possessing 20% or more of the combined voting power of the Company’s issued and outstanding securities;

•	the Company’s shareholders’ approval of a liquidation or dissolution of the Company;

•

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company, together with certain new directors, cease for any reason to constitute a majority of the Board of Directors; or

•

solely for Awards granted prior to the date of the Company’s 2010 annual shareholders meeting, a tender or exchange offer by a person, entity or group for the purchase of at least 20% of the combined voting power of the Company’s voting securities, or the Company’s shareholders’ approval of a sale of all or substantially all the assets of the Company.

For Awards granted on or after March 26, 2014, a Change in Control generally means the occurrence of one of the following events:

•	under certain circumstances set forth in the 2014 Restated Plan, a merger or consolidation of the Company, or a sale or disposition of all or substantially all of the Company’s assets;

•	a person, group or entity acquires beneficial ownership of securities of the Company possessing 35% or more of the combined voting power of the Company’s issued and outstanding securities; or

•

during any period of 12 months, individuals who at the beginning of such period constitute the Board of Directors of the Company, together with certain new directors, cease for any reason to constitute a majority of the Board of Directors.

Amendments

The Board or the Committee may amend the 2014 Restated Plan, provided that no amendment that requires shareholder approval under New York law, the listing requirements of The New York

PROPOSALS

Stock Exchange, or in order for the 2014 Restated Plan to continue to comply with Rule 16b-3 of the Securities Exchange Act of 1934 or Section 162(m) of the Code will be effective unless it is approved by the requisite vote of shareholders. No amendment will adversely affect any of the rights of any participant under any Award without the participant’s consent.

U.S. Federal Income Tax Consequences of Stock Options

A participant does not realize taxable income, and no tax deduction is available to the Company, upon either the grant or exercise of an ISO. If a participant holds the shares acquired upon the exercise of an ISO for more than one year after the Option exercise and more than two years after the date of the Option grant (the “Holding Period”), the difference between the Option price and the amount realized upon the sale of the shares will be treated as long-term capital gain or loss, and no deduction will be available to the Company. If the shares are sold before the expiration of the Holding Period, the participant will realize ordinary income, and the Company will be entitled to a deduction for the portion of the gain, if any, equal to the difference between the Option price and the lesser of the Fair Market Value of the shares on the exercise date or the amount realized upon the disposition. Any further gain or loss will be taxable as a long-term or short-term capital gain or loss depending upon the Holding Period before disposition.

A participant does not realize taxable income, and no deduction is available to the Company, upon the grant of a Nonqualified Option. When a Nonqualified Option is exercised, the excess of the Fair Market Value of the shares on the exercise date over the exercise price of the Option will be taxable to the participant as ordinary income and deductible by the Company. The tax basis of shares acquired will be the Fair Market Value of the shares on the exercise date. For shares held for more than one year following the exercise date, the participant will realize long-term capital gain or loss upon disposition.

We believe that compensation received by employees on the exercise of Nonqualified Options or the disposition of shares acquired upon the exercise of any ISOs will be considered performance-based compensation and thus not subject to the $1 million limit of Section 162(m) of the Code. It is also intended that certain awards of Restricted Stock and Other Stock-Based Awards will be considered performance-based compensation and thus not subject to the $1 million limit of Section 162(m) of the Code. In certain instances, however, we believe that it may be in the Company’s best interests, and that of its shareholders, to have the flexibility to pay compensation that is not deductible under the limitations of Section 162(m) of the Internal Revenue Code in order to provide a compensation package consistent with our program and objectives.

In the event that the exercisability or vesting of any Option is accelerated due to a Change in Control, payments relating to the Options (or a portion thereof), either alone or together with other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes and may be nondeductible to the Company.

New Plan Benefits

Information regarding awards of stock options, restricted stock, and restricted stock units (“RSUs”) granted under the current Stock Incentive Plan to the named executive officers in 2013 appears in the Grants of Plan-Based Awards table on Page 44. Information regarding awards of RSUs and the payment of retainer fees in stock and accrual of Deferred Stock Units with regard to the Nonemployee Directors in 2013 under the current Stock Incentive Plan appears in the Directors Compensation table on Page 21.

In March 2014, awards of stock options, restricted stock, and performance-based RSUs were awarded to the named executive officers, as shown in the table below. For the named executive officers, the executive officers as a group, and the non-executive officer employee group, the numbers shown in the table below for performance-based RSU awards reflect the maximum number

PROPOSALS

of restricted stock units that could be earned by those executives if the maximum performance targets for the 2014-2015 performance periods are achieved. The actual number of restricted stock units earned by the executives, if any, will not be determinable until the end of the performance period.

The number, amount, and type of awards to be received by or allocated to participants under the 2014 Restated Plan in the future cannot be determined at this time. In addition, since the number of shares to be issued to each Nonemployee Director in payment of his or her Annual Retainer is a function of the Fair Market Value on the Stock Payment Date, the actual number of shares to be issued to the Nonemployee Directors under the 2014 Restated Plan is not determinable. The Company currently expects that future awards under the 2014 Restated Plan will not be materially different from those described in these tables.

The market value of a share of the Company’s Common Stock, as determined by the closing price of a share of Common Stock as reported on The New York Stock Exchange on April 1, 2014, was $xx.xx.

Name and Position	Number of Stock Options Granted in March 2014	Number of Shares of Restricted Stock Granted In March 2014	Number of Performance-Based RSUs Granted In March 2014

K. Hicks
Chairman, President and CEO	221,000	0	42,702
L. Peters
Executive VP and CFO	34,000	20,000	9,400
R. Johnson
Executive VP and COO	37,000	60,000	20,520
R. McHugh
Executive VP-Operations Support	34,000	20,000	11,197
P. Alviti
Senior VP and
Chief Human Resources Officer	17,000	10,000	7,737
Executive Officer Group
(including the above
executive officers)	417,000	110,000	123,438
Non-Employee Director Group	0	0	0
Non-Executive Officer
Employee Group	343,600	12,000	50,487

The Board of Directors recommends a vote FOR Proposal 4.

PROPOSALS

PROPOSAL 5:
ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Board of Directors is asking you to approve, on a nonbinding, advisory basis, the compensation of our named executive officers, as described in this proxy statement on Pages 25 through 71. This advisory “say-on-pay” vote is required under Section 14A of the Securities Exchange Act of 1934, as amended. Consistent with the preference expressed by a majority of our shareholders in 2011, we currently hold our say-on-pay vote every year. Shareholders will have an opportunity to cast an advisory vote on the frequency of say-on-pay votes at least every six years. The next advisory vote on the frequency of the say-on-pay vote will occur no later than 2016.

As described in detail under the heading “Compensation Discussion and Analysis” beginning on Page 25, our compensation program is designed to attract, motivate and retain talented retail executives in order to maintain and enhance the Company’s performance and its return to shareholders. In order to accomplish this, we have a compensation program for our executives, including the named executive officers, that ties pay closely to performance. A significant portion of the compensation provided to the named executive officers is based upon the Company’s performance or the performance of our share price, and we believe this compensation structure closely aligns the interests of our named executive officers with the interests of our shareholders. The more senior an executive’s position, the greater portion of his or her compensation that is tied to performance. We believe you should read the Compensation Discussion and Analysis and the compensation tables beginning on Page 25 and also consider the following factors in determining whether to approve this proposal:

•

2013 Results. In 2013 we had the financial and operating results shown in the following table. We achieved record sales, margin, earnings before interest and taxes, and earnings per share since becoming an athletic company. Our 2013 results represent continued strong progress toward the long- term objectives contained in our updated long-range strategic plan.

Financial Metrics	2012	2013	Long-Term Objectives

Sales	$6,101 million	$6,505 million	$7,500 million
Sales Per Gross Square Foot	$443	$460	$500
Earnings Before Interest and Taxes (EBIT) Margin	9.9%	10.4%	11%
Net Income Margin	6.2%	6.6%	7%
Return on Invested Capital (ROIC)	14.2%	14.1%	14%

The above table represents non-GAAP results. We provide a reconciliation to GAAP on Pages 16-17 of our 2013 Form 10-K.

•

Significant Stock Ownership Requirements. The Company’s Stock Ownership Guidelines require that the named executive officers hold a significant amount of the Company’s Common Stock as a percentage of their base salaries. Mr. Hicks is required to hold six times his annual base salary; Ms. Peters and Messrs. Johnson and McHugh are required to hold three times their annual base salaries; and Ms. Alviti is required to hold two times her annual base salary. Each of the named executive officers has met or exceeded these guidelines.

•

Pay for Performance Culture. Our executive compensation program is designed to reinforce our pay-for-performance culture. Payouts under our annual bonus and long-term bonus plans are earned only if the Company performs.

•

Earned Payouts for Performance. Based upon the Company’s performance, payments were made to the named executive officers under the Annual Bonus Plan for 2013. Long-term incentive payouts were earned for the 2012-2013 performance measurement period and will be paid out in 2015. As described on Page 26 of the Compensation Discussion and Analysis,

PROPOSALS

our long-term incentive program is based on a two-year performance measurement period with an additional one-year holding period, payable one-half in cash and one-half in equity if the goals are achieved.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as a whole, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation and Management Resources Committee of the Board of Directors. Our Board of Directors and the Compensation and Management Resources Committee values the opinions of all of our shareholders. The Compensation and Management Resources Committee will review and consider the results of this advisory vote. It is currently expected that shareholders will be given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with the Company’s 2015 annual meeting.

The Board of Directors recommends approval of the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table, and the other related tables and disclosures.”

The Board of Directors recommends a vote FOR Proposal 5.

DEADLINES AND PROCEDURES FOR NOMINATIONS AND
SHAREHOLDER PROPOSALS

• SEC Rule 14a-8

Under SEC Rule 14a-8, if a shareholder would like us to include a proposal in our proxy statement and form of proxy for the 2015 Annual Meeting of Shareholders, our Corporate Secretary must receive the proposal at our corporate headquarters at 112 West 34th Street, New York, New York 10120 by December 12, 2014 in order to be considered for inclusion in the 2015 proxy statement.

• Other Proposals

For any shareholder proposal that is not submitted under SEC Rule 14a-8, including nominations for directors, our By-laws describe the procedures that must be followed. Under these procedures, we must receive notice of a shareholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year’s annual meeting. For 2015, we must receive this notice no earlier than January 21, 2015 and no later than February 20, 2015, assuming that our 2014 annual meeting is held on schedule. However, if we hold the 2015 annual meeting on a date that is not within 30 days before or after the first anniversary of the prior year’s annual meeting, then we must receive the notice no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

PROPOSALS

Proposals for nomination for directors and other items of business should be addressed to the Corporate Secretary, 112 West 34th Street, New York, New York 10120 and must contain the information specified in the Company’s By-Laws, which are available on the corporate governance section of our corporate website at http://www.footlocker-inc.com/investors.cfm?page=corporate-governance or from the Corporate Secretary.

By Order of the Board of Directors
GARY M. BAHLER
Secretary

April 11, 2014

LOCATION OF THE 2014 ANNUAL MEETING OF SHAREHOLDERS
OF FOOT LOCKER, INC.

Location

•	Our corporate headquarters is the site of the 2014 Annual Meeting of Shareholders. We are located at 112 West 34th Street, New York City, New York 10120.

Directions

•	BY SUBWAY

Take any of these subway lines: the A, B, C, D, E, F, M, N, Q, R, or the Number 1, 2, or 3 trains to 34th Street. The A, C, E, 1, 2, and 3 trains stop at 34th Street–Penn Station. The B, D, F, M, N, Q, and R, trains stop at 34th Street–Herald Square.

Our building is on the south side of 34th Street between 7th Avenue and Broadway.

•	BY CAR OR TAXI

Take the Lincoln Tunnel into New York City, following the signs for 34th Street. Turn left onto West 34th Street.

Our building is on the south side of 34th Street between 7th Avenue and Broadway.

Appendix A

PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

Subject to the approval by the requisite vote of Foot Locker’s shareholders, Article SEVENTH of the Certificate of Incorporation would be amended to read in its entirety as follows, with additions indicated by underlining and deletions indicated by strike-outs:

SEVENTH. The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors. ~~The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.~~

~~If the number of directors is changed, any increase or decrease shall be apportioned among the classes of directors so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. When the number of directors is increased by the Board of Directors and any newly created directorships are filled by the Board, there shall be no classification of the additional directors until the next annual meeting of shareholders.~~

Commencing with the 2015 annual meeting of shareholders, directors shall be elected annually for terms of one year and shall hold office until the next succeeding annual meeting of shareholders ~~A director shall hold office until the annual meeting for which his or her term expires~~ and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Directors elected at the 2012 annual meeting of shareholders shall hold office until the expiration of their terms at the 2015 annual meeting of shareholders, directors elected at the 2013 annual meeting of shareholders shall hold office until the expiration of their terms at the 2016 annual meeting of shareholders, and directors elected at the 2014 annual meeting of shareholders shall hold office until the expiration of their terms at the 2017 annual meeting of shareholders, and in each case until his or her successor shall be elected and shall qualify but subject to prior death, resignation, retirement, disqualification or removal from office. Newly created directorships resulting from an increase in the number of directors and any vacancy on the Board of Directors may be filled by a vote of the Board of Directors. If the number of directors then in office is less than a quorum, such newly created directorships and vacancies may be filled by a majority of the directors then in office. A director elected by the Board of Directors to fill a vacancy shall hold office until the next meeting of shareholders called for the election of directors and until his or her successor shall be elected and shall qualify. A director or the entire Board of Directors may be removed only for cause.

Notwithstanding the foregoing, whenever the holders of shares of any one or more classes or series of stock (other than Common Stock) issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Incorporation applicable thereto~~, and such directors so elected shall not be divided into classes pursuant to this Article SEVENTH unless expressly provided by such terms.~~

A-1

Appendix B

FOOT LOCKER 2007 STOCK INCENTIVE PLAN
(Amended and Restated as of May 21, 2014)

1. Purpose.

The purpose of the Foot Locker 2007 Stock Incentive Plan (Amended and Restated as of May 21, 2014) (the “Plan”) is to align the interests of officers, other employees and nonemployee directors, of Foot Locker, Inc. and its subsidiaries (collectively, the “Company”) with those of the shareholders of Foot Locker, Inc. (“Foot Locker”); to reinforce corporate, organizational and business development goals; to promote the achievement of year to year and long range financial and other business objectives; and to reward the performance of individual officers, other employees and nonemployee directors in fulfilling their personal responsibilities for long range achievements.

The Plan, in the form set forth herein, is effective as of May 21, 2014, subject to the requisite approval of the shareholders at Foot Locker’s 2014 annual shareholders’ meeting, and is an amendment and restatement of the Foot Locker 2007 Stock Incentive Plan (the “Initial Plan”), which was originally effective May 30, 2007 and was amended and restated as of May 19, 2010.

2. Definitions.

The following terms, as used herein, shall have the following meanings:

(a) “Account” means the total of the Interest Account and the Deferred Stock Unit Account to which a Nonemployee Director’s deferred Annual Retainer shall be credited. A separate Account shall be established with respect to the deferred Annual Retainer for each Plan Year.

(b) “Annual Retainer” shall mean the annual retainer payable for services on the Board as a Nonemployee Director, in any capacity, including the annual retainer payable to a Nonemployee Director for service as a committee chair. Annual Retainer shall not include expense reimbursements, meeting attendance fees, amounts realized upon the exercise of Options, or any other amount paid to a Nonemployee Director.

(c) “Appreciation Award” shall mean any Award under the Plan of any Option, SAR or Other Stock-Based Award, provided that such Other Stock-Based Award is based on the appreciation in value of a share of Stock in excess of an amount equal to at least the Fair Market Value of the Stock on the date such Other Stock-Based Award is granted.

(d) “Award” shall mean any Option, Restricted Stock, SAR, Stock Unit or Other Stock-Based Award granted pursuant to the Plan.

(e) “Award Agreement” shall mean any written agreement, contract, or other instrument or document between Foot Locker and a Participant evidencing an Award.

(f) “Beneficiary” shall mean the individual designated by the Participant, on a form acceptable to the Committee, to receive benefits payable under the Plan in the event of the Participant’s death. If no Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with law, the payment of the amount, if any, payable under the Plan upon his or her death shall be made to the Participant’s estate, or with respect to an applicable Award, the person given authority to exercise such Award by his or her will or by operation of law. Upon the acceptance by the Committee of a new Beneficiary designation, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary designation filed by the Participant and accepted by the Committee prior to the Participant’s death. Notwithstanding the foregoing, no Beneficiary designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death.

(g) “Board” shall mean the Board of Directors of Foot Locker.

(h) “Cause” shall mean, with respect to a Termination of a Participant other than a Nonemployee Director, (i) in the case where there is no employment agreement between the Company and the Participant, or where there is an employment agreement, but such agreement does not define cause (or words of like import), termination due to a Participant’s dishonesty, fraud, material insubordination or refusal to perform for any reason other than illness or incapacity or materially unsatisfactory performance of his or her duties for the Company, or (ii) in the case where there is an employment agreement between the Company and the Participant, termination that is or would be deemed to be for cause (or words of like import) as defined under such employment agreement. With respect to a Termination of a Nonemployee Director, “cause” shall mean an act or failure to act that constitutes cause for removal of a director under applicable New York law.

(i) “Change in Control” shall mean, for Awards granted prior to March 26, 2014, the earliest to occur of the following:

(1) (i) solely with respect to an Award granted prior to the date of Foot Locker’s 2010 annual shareholders’ meeting, the making of a tender or exchange offer by any person or entity or group of associated persons or entities (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) (other than Foot Locker or its subsidiaries) for shares of Stock pursuant to which purchases are made of securities representing at least twenty percent (20%) of the total combined voting power of Foot Locker’s then issued and outstanding voting securities; (ii) the consummation of a merger or consolidation of Foot Locker with, or the sale or disposition of all or substantially all of the assets of Foot Locker to, any Person other than (A) a merger or consolidation which would result in the voting securities of Foot Locker outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of Foot Locker or such surviving or parent entity outstanding immediately after such merger or consolidation; or (B) a merger or capitalization effected to implement a recapitalization of Foot Locker (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Exchange Act), of securities representing more than the amounts set forth in (iii) below; (iii) the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, of securities of Foot Locker representing twenty percent (20%) or more of the total combined voting power of Foot Locker’s then issued and outstanding voting securities by any Person acting in concert as of the date of the Plan; provided, however, that the Board may at any time and from time to time and in the sole discretion of the Board, as the case may be, increase the voting security ownership percentage threshold of this item (iii) to an amount not exceeding forty percent (40%); or (iv) the approval by the shareholders of Foot Locker of any plan or proposal for the complete liquidation or dissolution of Foot Locker or solely with respect to an Award granted prior to the date of Foot Locker’s 2010 annual shareholders’ meeting, the approval by the shareholders of Foot Locker for the sale of all or substantially all of the assets of Foot Locker; or

(2) during any period of not more than two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into agreement with the Company to effect a transaction described in clause (1)) whose election by the Board or nomination for election by Foot Locker’s shareholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

For Awards granted on or after March 26, 2014, the term “Change in Control” shall mean any of the following:

(A) the consummation of a merger or consolidation of Foot Locker with, or the sale or disposition of all or substantially all of the assets of Foot Locker to, any Person other than (a) a merger or consolidation which would result in the voting securities of Foot Locker outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of Foot Locker or such surviving or parent entity outstanding immediately after such merger or consolidation; or (b) a merger or capitalization effected to implement a recapitalization of Foot Locker (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Exchange Act), of securities representing more than the amounts set forth in (B) below;

(B) the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, of securities of Foot Locker representing thirty-five percent (35%) or more of the total combined voting power of Foot Locker’s then issued and outstanding voting securities by any Person (other than Foot Locker or any of its subsidiaries, any trustee or other fiduciary holding securities under any employee benefit plan of Foot Locker, or any company owned, directly or indirectly, by the shareholders of Foot Locker in substantially the same proportions as their ownership of Stock) acting in concert; or

(C) during any period of not more than twelve (12) months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by Foot Locker’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

Notwithstanding anything herein to the contrary, for Awards that are subject to Section 409A of the Code, the Committee may, in its sole discretion, prescribe in an applicable Award Agreement or other written agreement approved by the Committee, an alternative definition of “Change in Control” that is intended to satisfy the requirements of Section 409A of the Code and, to the extent required by Section 409A of the Code, provides that a Change in Control shall not be deemed to occur unless such event constitutes a “change in control event” within the meaning of Section 409A of the Code.

(j) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(k) “Committee” shall mean the Compensation and Management Resources Committee of the Board, or a subcommittee thereof, appointed from time to time by the Board, which committee or subcommittee shall be intended to consist of two (2) or more non-employee directors, each of whom shall be a “non-employee director” as defined in Rule 16b-3, an “outside director” as defined under Section 162(m) of the Code, and an “independent director” as defined under Section 303A.02 of the NYSE Listed Company Manual or such other applicable stock exchange rule. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or Section 162(m) of the Code, such noncompliance shall not affect the validity of the awards, grants, interpretations or other actions of the Committee. With respect to the application of the Plan to Nonemployee Directors, the Committee shall refer to the Board. Notwithstanding the foregoing, if and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board and all references herein to the Committee shall be deemed to be references to the Board.

(l) “Company” shall mean, collectively, Foot Locker and its successors by operation of law and all of its subsidiaries now held or hereafter acquired.

(m) “Deferral Agreement” shall mean an irrevocable agreement entered into between a Nonemployee Director and the Company to authorize the Company to reduce the amount of the Nonemployee Director’s Annual Retainer and credit the amount of such reduction to the Plan consistent with the requirements of Section 409A of the Code. A Deferral Agreement shall contain such provisions, consistent with the provisions of the Plan, as may be established from time to time by the Company or the Board, including without limitation:

(1) the dollar amount of the cash component and the stock component of the Annual Retainer to be deferred or the amount to be deferred in whole percentages;

(2) the amount of Deferred Annual Retainer to be credited to the Interest Account and to the Deferred Stock Unit Account;

(3) the form of payment in which the Nonemployee Director’s distribution from his Deferred Stock Unit Account shall be distributed pursuant to Section 11(f); and

(4) any provisions which may be advisable to comply with applicable laws, regulations, rulings, or guidelines of any government authority.

A Deferral Agreement, once made, shall be irrevocable in all respects. A Deferral Agreement may, to the extent permitted by the Board and by applicable law, be made by paper or electronic means.

(n) “Deferral Period” shall mean, with regard to the Nonemployee Director’s Deferred Annual Retainer for each Plan Year in which a Deferral Agreement is in effect, the period commencing upon the effective date of a deferral election and ending on date of the Participant’s Termination.

(o) “Deferred Annual Retainer” shall mean the amount of Annual Retainer deferred by a Nonemployee Director pursuant to Section 11.

(p) “Deferred Stock Unit” shall mean a Stock Unit that is deferred pursuant to Section 11.

(q) “Deferred Stock Unit Account” shall mean an account established and maintained by the Company for each Nonemployee Director who receives Stock Units under the Plan.

(r) “Disability” shall mean a disability which would qualify as such under Foot Locker’s Long Term Disability Plan. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled within the meaning of Section 409A(a)(2)(C)(i) or (ii) of the Code.

(s) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(t) “Fair Market Value” of a share of Stock shall mean, as of any date, the closing price of a share of such Stock as reported for such date on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if Stock was not traded on the New York Stock Exchange on such date, the “Fair Market Value” of a share of Stock as of such date shall be the closing price of a share of such Stock as reported on said Composite Tape on the next preceding date on which such trades were reported on said Composite Tape.

(u) “Foot Locker” shall mean Foot Locker, Inc., a New York corporation, or any successor corporation by operation of law.

(v) “Good Reason” shall mean, with respect to the Termination of a Participant other than a Nonemployee Director, a termination due to “good reason” (or words of like import), as specifically provided in an employment agreement between the Company and the Participant.

(w) “Incentive Stock Option” shall mean an Option that meets the requirements of Section 422 of the Code, or any successor provision, and that is designated by the Committee as an Incentive Stock Option.

(x) “Interest Account” shall mean a hypothetical investment account bearing interest at the rate of one hundred and twenty percent (120%) of the applicable federal long-term rate, compounded annually, and set as of the first day of each Plan Year.

(y) “Key Employee” shall mean a Participant who is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, and as determined in accordance with the rules and procedures specified by the Committee in accordance with the requirements of Section 409A of the Code.

(z) “Nonemployee Director” shall mean a member of the Board who is not an employee of the Company or any subsidiary or affiliate of the Company.

(aa) “Nonqualified Stock Option” shall mean an Option other than an Incentive Stock Option.

(bb) “Option” shall mean the right, granted pursuant to the Plan, of a holder to purchase shares of Stock under Sections 6 and 7 hereof at a price and upon the terms to be specified by the Committee.

(cc) “Other Stock-Based Award” shall mean an award, granted pursuant to the Plan, that is valued in whole or in part by reference to, or is payable in or otherwise based on Stock.

(dd) “Participant” shall mean an officer or other employee of the Company who is, pursuant to Section 4 of the Plan, selected to participate herein, or a Nonemployee Director.

(ee) “Plan” shall mean the Foot Locker 2007 Stock Incentive Plan (Amended and Restated as of May 21, 2014).

(ff) “Plan Year” shall mean Foot Locker’s fiscal year, except that for purposes of Section 11 hereof, the Plan Year shall mean the calendar year.

(gg) “Restricted Stock” shall mean any shares of Stock issued to a Participant, without payment to the Company to the extent permitted by applicable law, pursuant to Section 8(a) of the Plan.

(hh) “Restriction Period” shall have the meaning set forth in Section 8(b)(4).

(ii) “Retirement” shall mean: (A) the Termination of a Participant other than a Nonemployee Director, following attainment of (1) Normal Retirement Age or, if earlier, Early Retirement Date, as such terms are defined in the Foot Locker Retirement Plan, if such Participant is a member of such plan or any successor plan thereto or any other tax-qualified, tax-registered or tax-favored retirement plan or scheme sponsored or maintained by any member of the Company, or (2) his or her 65th birthday, if such Participant is not a member of any such plan, or (B) the Termination of a Nonemployee Director pursuant to Foot Locker’s retirement policy for directors or, with the consent of the Board, provided that the exercise of such discretion does not make the applicable Award subject to Section 409A of the Code, before age 72 but after age 65.

(jj) “Rule 16b-3” shall mean Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provisions.

(kk) “SAR” shall mean a tandem or freestanding stock appreciation right, granted to a Participant under Section 6(a)(7) or 6(b), as the case may be, to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right.

(ll) “Stock” shall mean shares of common stock, par value $.01 per share, of Foot Locker.

(mm) “Stock Option and SAR Program” shall mean the program set forth in Section 6 hereof.

(nn) “Stock Payment Date” shall mean July 1 (or if such date is not a business day, the next succeeding business day) in any calendar year.

(oo) “Stock Unit” shall mean the equivalent of one share of Stock.

(pp) “Ten Percent Shareholder” shall mean a Participant who, at the time an Incentive Stock Option is to be granted to such Participant, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a parent corporation or subsidiary corporation within the meaning of Code Sections 424(e) or 424(f), respectively.

(qq) “Termination” shall mean: (1) a termination of service for reasons other than a military or personal leave of absence granted by the Company or a transfer of a Participant from or among the Company and a parent corporation or subsidiary corporation, as defined under Code Sections 424(e) or 424(f), respectively, or (2) when a subsidiary, which is employing a Participant, ceases to be a subsidiary corporation, as defined under Section 424(f) of the Code. Notwithstanding the foregoing, with respect to any Award or amount subject to the requirements of Section 409A of the Code, a Termination will not occur until the Participant has a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, unless otherwise specified in an employment agreement or other agreement, a Termination will not occur until the Participant is no longer an officer, employee and Nonemployee Director.

(rr) “Transfer” or “Transferred” or “Transferable” shall mean anticipate, alienate, attach, sell, assign, pledge, encumber, charge, hypothecate or otherwise transfer.

(ss) “Valuation” shall mean valuation of a Deferred Stock Unit based on changes in the Fair Market Value of the Stock, as determined by the Board or the Administrator pursuant to the Plan.

(tt) “Valuation Date” shall mean the day of any Plan Year on which a Nonemployee Director’s Deferral Period ends.

3. Administration.

(a) The Committee. The Plan shall be administered and interpreted by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted and the number of shares of Stock to which an Award may relate; to determine the terms, conditions, restrictions and performance criteria, not inconsistent with the terms of the Plan, relating to any Award (including, but not limited to, the share price, any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture or waiver thereof, based on such factors, if any, as the Committee shall determine in its sole discretion); to determine whether, to what extent and under what circumstances grants of Awards are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside the Plan; to determine whether, to what extent and under what circumstances an Award may be settled, cancelled, forfeited, exchanged or surrendered (provided that in no event shall the foregoing be construed to permit the repricing of an Option or SAR (whether by amendment, cancellation and regrant or otherwise) to a lower exercise price); to make adjustments in recognition of unusual or non recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to determine whether to require, as a condition of the granting of any Award, a Participant to not sell or otherwise dispose of Stock acquired pursuant to the exercise of an Option or Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Option or Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of

Award Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

Subject to Section 12(f) hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its administrative responsibilities, as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to carry the Plan into effect but only to the extent any such action would be permitted under the applicable provisions of both Rule 16b-3 and Section 162(m) of the Code. The Committee may adopt special guidelines for persons who are residing in, or subject to taxes of, countries other than the United States to comply with applicable tax and securities laws.

The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final, conclusive and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

The Company, the Board or the Committee may consult with legal counsel, who may be counsel for the Company or other counsel, with respect to its obligations or duties hereunder, or with respect to any action or proceeding or any question of law, and shall not be liable with respect to any action taken or omitted by it in good faith pursuant to the advice of such counsel.

(b) Designation of Consultants/Liability. The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and may grant authority to employees to execute agreements or other documents on behalf of the Committee.

The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any person designated pursuant to this Section 3(b) shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no current or former officer of the Company or current or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder. To the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance, each current or former officer and each current or former member of the Committee or of the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Company) or liability (including any sum paid in settlement of a claim with the approval of the Company), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the Plan, except to the extent arising out of such officer’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the current and former officers and current and former members of the Committee and of the Board may have under applicable law or under the Certificate of Incorporation or By-Laws of the Company or Subsidiary. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to him or her under the Plan.

4. Eligibility.

Awards may be granted to officers, other employees and Nonemployee Directors of the Company in the sole discretion of the Committee. In determining the persons to whom Awards shall be granted and the type of Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan. Notwithstanding the foregoing, Incentive Stock Options may not be granted to Nonemployee Directors.

5. Stock Subject to the Plan; Limitation on Grants.

(a) The maximum number of shares of Stock reserved for issuance pursuant to the Plan or with respect to which Awards may be granted shall be fourteen million (14,000,000) shares, subject to adjustment as provided herein. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. Solely with respect to Awards granted on or after the date of Foot Locker’s 2010 annual shareholders’ meeting, any shares of Stock that are subject to Restricted Stock or Other Stock-Based Awards that are not Appreciation Awards shall be counted against this limit as two and one-half (2.5) shares for every one share granted; provided, however, that the foregoing shall not apply to payments made to Nonemployee Directors in connection with their Annual Retainer in Stock in accordance with Section 10 or Deferred Stock Units pursuant to Section 11 (collectively, “Director Awards”), in which case each share subject to Director Awards shall be counted against this limit as one share for every one share granted. If any shares subject to an Award are forfeited, cancelled, exchanged or surrendered, or if an Award otherwise terminates or expires without a distribution of shares to the Participant, the shares of Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, solely with respect to Awards other than Director Awards that are granted on or after the date of Foot Locker’s 2010 annual shareholders’ meeting, if any shares of Stock that are subject to Restricted Stock or Other Stock-Based Awards that are not Appreciation Awards are forfeited, cancelled, exchanged or surrendered, or if an Award otherwise terminates or expires without a distribution of shares to the Participant, two and one-half (2.5) shares of Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of shares of Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan. The number of shares of Stock available for the purpose of Awards under the Plan shall be reduced by: (i) the total number of Options or SARs exercised, regardless of whether any of the shares of Stock underlying such Awards are not actually issued to the Participant as the result of a net settlement; and (ii) any shares of Stock used to pay any exercise price or tax withholding obligation with respect to any Award. In addition, the Company may not use the cash proceeds it receives from Option exercises to repurchase shares of Stock on the open market for reuse under the Plan. Awards that may be settled solely in cash shall not be deemed to use any shares of Stock which may be issued under the Plan. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Stock are issued under the Plan, such shares shall not be issued for a consideration which is less than as permitted by applicable law.

(b) With respect to Options and SARs, the maximum number of shares of Stock subject to Awards of Options or SARs which may be granted under the Plan to each Participant shall not exceed one million five hundred thousand (1,500,000)shares (subject to any adjustment as provided herein) during each fiscal year of the Company during the entire term of the Plan. Solely with respect to Restricted Stock and Other Stock-Based Awards that are intended to be “performance-based” compensation under Section 162(m) of the Code, the maximum number of shares of Stock subject to Awards of Restricted Stock or Other Stock-Based Awards which may be granted under the Plan to each Participant shall not exceed one million five hundred thousand (1,500,000) shares (subject to any adjustment as provided herein) during each fiscal year of the Company during the entire term of the Plan.

(c) The maximum number of shares of Stock subject to any Award of Options, Restricted Stock, SARs or Other Stock-Based Awards which may be granted under the Plan during each fiscal year of the Company to each Nonemployee Director shall be fifty thousand (50,000) shares (subject to any adjustment as provided herein).

(d) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of Foot Locker to make or authorize any adjustment, recapitalization, reorganization or other change in Foot Locker’s capital structure or its business, any merger or consolidation of the Company or any part thereof, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting Stock, the dissolution or liquidation of the Company or any part thereof, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

(e) In the event of any dividend or other distribution (whether in the form of cash, Stock or other property), recapitalization, Stock split, reverse Stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, reclassification of any capital stock, issuance of warrants or options to purchase Stock or securities convertible into Stock, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, the Committee shall in good faith make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price or purchase price relating to any Award; provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code; and provided, further, that, with respect to Nonqualified Stock Options, such adjustment shall be made in accordance with Treasury Regulation § 1.409A-1.

(f) Fractional shares of Stock resulting from any adjustment in Options and other Awards pursuant to this Section shall be aggregated until, and eliminated at, the time of exercise by rounding down for fractions less than one half () and rounding up for fractions equal to or greater than one half (1/2). No cash settlements shall be made with respect to fractional shares of Stock eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Option or other Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

(g) In the event of a merger or consolidation in which Foot Locker is not the surviving entity or in the event of any transaction that results in the acquisition of substantially all of Foot Locker’s outstanding Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all of Foot Locker’s assets (all of the foregoing being referred to as “Acquisition Events”), then the Committee may, in its sole discretion, terminate all outstanding Options and/or any Award, effective as of the date of the Acquisition Event, by delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Acquisition Event; provided, that during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each Participant shall have the right to exercise in full all of his or her Options and Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Option or Award Agreements) but contingent on occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise shall be null and void.

6. Stock Option and SAR Program for Participants other than Nonemployee Directors.

No Option or freestanding SAR shall be granted to a Nonemployee Director pursuant to this Section 6. Each Option or freestanding SAR granted pursuant to this Section 6 shall be evidenced by an Award Agreement, in such form and containing such terms and conditions as the Committee shall from time to time approve, which Award Agreement shall comply with and be subject to the following terms and conditions, as applicable:

(a) Stock Options.

(1) Number of Shares. Each Award Agreement shall state the number of shares of Stock to which the Option relates.

(2) Type of Option. Each Award Agreement shall specifically state that the Option constitutes an Incentive Stock Option or a Nonqualified Stock Option. To the extent that any Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of exercise or otherwise), such Option or portion thereof which does not qualify, shall constitute a separate Nonqualified Stock Option.

(3) Option Price. Except as set forth in Section 6(a)(8)(ii) herein relating to Incentive Stock Options granted to a Ten Percent Shareholder, each Award Agreement shall state the Option price, which shall not be less than one hundred percent (100%) of the Fair Market Value of the shares of Stock covered by the Option on the date of grant. The Option price shall be subject to adjustment as provided in Section 5 hereof. The date on which the Committee adopts a resolution expressly granting an option shall be considered the date on which such Option is granted.

(4) Method and Time of Payment. The Option price shall be paid in full, at the time of exercise, as follows: (i) in cash or by check, bank draft or money order payable to the order of Foot Locker, (ii) a cashless exercise through a broker (in accordance with a methodology determined by the Committee and consistent with the Sarbanes-Oxley Act of 2002 and any other applicable law), (iii) in shares of Stock by means of a Stock Swap (as described below), or (iv) in a combination of cash and Stock. Options may contain provisions permitting the use of shares of Stock to exercise and settle an Option (“Stock Swaps”). With respect to Stock Swaps, shares of Stock that are used to exercise and settle an Option shall (i) be free and clear of any liens and encumbrances, (ii) be valued at the Fair Market Value on the date of exercise, and (iii) be on such other terms and conditions as may be acceptable to the Committee.

(5) Term and Exercisability of Options. Each Award Agreement shall provide that each Option shall become exercisable in substantially equal annual installments over a three-year period, beginning with the first anniversary of the date of grant of the Option, unless the Committee prescribes an exercise schedule of shorter or longer duration; provided, that, the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. Except as set forth in Section 6(a)(8)(ii) herein, the exercise period shall be ten (10) years from the date of the grant of the Option or such shorter period as is determined by the Committee. The exercise period shall be subject to earlier termination as provided in Section 6(a)(6) hereof. An Option may be exercised, as to any or all full shares of Stock as to which the Option has become exercisable, by written notice delivered in person or by mail to the Secretary of Foot Locker, specifying the number of shares of Stock with respect to which the Option is being exercised. For purposes of the preceding sentence, the date of exercise will be deemed to be the date upon which the Secretary of Foot Locker receives such notification.

(6) Termination. Unless otherwise determined by the Committee at grant (or, if no rights of the Participant are reduced, thereafter), upon a Participant’s Termination, Options granted to such Participant prior to such Termination shall remain exercisable following the effective date of such Termination as follows:

(i) Cause. If a Participant’s Termination is for Cause, all Options granted to such Participant shall be cancelled as of the effective date of such Termination.

(ii) Retirement, Termination for Good Reason or Disability. Upon a Participant’s Retirement, Termination for Good Reason or Disability, all Options granted to such Participant that are “deemed exercisable” (as defined in the following sentence) on the effective date of such Participant’s Retirement, Termination for Good Reason or Disability shall remain exercisable for a period of three (3) years following such effective date (or for such longer period as may be prescribed by the Committee, but in no event beyond the expiration date of such Option). Those Options that are “deemed exercisable” on and after the effective date of a Participant’s Retirement, Termination for Good Reason or Disability, as provided above, shall consist of all unexercised Options (or portions thereof) that are immediately exercisable on such date plus those Options (or portions thereof) that would have become exercisable had such Participant not retired or had his employment not terminated until after the next succeeding anniversary of the date of grant of each such Option.

(iii) Other Terminations of Employment. If a Participant’s Termination by the Company is for any reason other than those described in subsections (i) or (ii) above, his “deemed exercisable” Options, which, for purposes of this subsection, shall mean all Options (or portions thereof) granted to such Participant that are immediately exercisable on the effective date of such Termination shall remain exercisable as follows: (A) if such Participant has ten (10) or more years of service with the Company, such period of service to be determined as of such effective date of termination, for a period of one year from the effective date of such Termination (or for such longer period as may be prescribed by the Committee, but in no event beyond the expiration date of such Option), or (B) if a Participant has less than ten (10) years of service with the Company, for a period of three (3) months from the effective date of such Termination (or for such longer period as may be prescribed by the Committee, but in no event beyond the expiration date of such Option).

(iv) Death.

(A) If a Participant dies during the applicable Option exercise period following the effective date of his Retirement, Disability or other Termination, as described in subsections (ii) or (iii) above, his Beneficiary shall have a period expiring on the date one year from the date of his death (or for such longer period as may be prescribed by the Committee, but in no event beyond the expiration date of such Option) within which to exercise his “deemed exercisable” Options, as described in such applicable subsection.

(B) If a Participant dies while employed by the Company, his Beneficiary shall have a period expiring on the date one year from the date of his death (or for such longer period as may be prescribed by the Committee, but in no event beyond the expiration date of such Option) within which to exercise his “deemed exercisable” Options, which shall consist of all unexercised Options (or portions thereof) that are immediately exercisable on such date of death plus those Options (or portions thereof) that would have become exercisable had such Participant not died until after the next succeeding anniversary of the date of grant of each such Option.

(7) Tandem Stock Appreciation Rights. The Committee shall have authority to grant a tandem SAR to the grantee of any Option under the Plan with respect to all or some of the shares of Stock covered by such related Option. A tandem SAR shall, except as provided in this paragraph (7), be subject to the same terms and conditions as the related Option. Each tandem SAR granted pursuant to the Plan shall be reflected in the Award Agreement relating to the related Option.

(i) Time of Grant. A tandem SAR may be granted either at the time of grant, or at any time thereafter during the term of the Option; provided, however that tandem SARs related to Incentive Stock Options may only be granted at the time of grant of the related Option.

(ii) Payment. A tandem SAR shall entitle the holder thereof, upon exercise of the tandem SAR or any portion thereof, to receive payment of an amount computed pursuant to paragraph (iv) below.

(iii) Exercise. A tandem SAR shall be exercisable at such time or times and only to the extent that the related Option is exercisable, and will not be Transferable except to the extent the related Option may be Transferable. A tandem SAR granted in connection with an Incentive Stock Option shall be exercisable only if the Fair Market Value of a share of Stock on the date of exercise exceeds the purchase price specified in the related Incentive Stock Option. Upon the exercise of a tandem SAR, the related Option or part thereof to which such SAR relates, shall be deemed to have been exercised for the purpose of the limitations set forth in Section 5(a) of the Plan on the number of shares of Stock to be issued under the Plan.

(iv) Amount Payable. Upon the exercise of a tandem SAR, the Participant shall be entitled to receive an amount determined by multiplying (A) the excess of the Fair Market Value of a share of Stock on the date of exercise of such SAR over the price of the Option, by (B) the number of shares of Stock as to which such tandem SAR is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any tandem SAR by including such a limit at the time it is granted.

(v) Treatment of Related Options and Tandem SARs Upon Exercise. Upon the exercise of a tandem SAR, the related Option shall be cancelled to the extent of the number of shares of Stock as to which the tandem SAR is exercised and upon the exercise of an Option granted in connection with a tandem SAR, the tandem SAR shall be cancelled to the extent of the number of shares of Stock as to which the Option is exercised.

(vi) Method of Exercise. Tandem SARs shall be exercised by a Participant only by a written notice delivered in person or by mail to the Secretary of Foot Locker, specifying the number of shares of Stock with respect to which the tandem SAR is being exercised. If requested by the Committee, the Participant shall deliver the Award Agreement evidencing the tandem SAR and the related Option to the Secretary of Foot Locker, who shall endorse thereon a notation of such exercise and return such Award Agreement to the Participant. For purposes of this paragraph (vi), the date of exercise will be deemed to be the date upon which the Secretary of Foot Locker receives such notification.

(vii) Form of Payment. Payment of the amount determined under paragraph (iv) above may be made solely in whole shares of Stock in a number determined based upon their Fair Market Value on the date of exercise of the tandem SAR or, alternatively, at the sole discretion of the Committee, solely in cash, or in a combination of cash and shares of Stock as the Committee deems advisable.

(viii) Limited SARs. The Committee may, in its sole discretion, grant tandem SARs or freestanding SARs either as general SARs or as limited SARs. Limited SARs may be exercised only upon the occurrence of a Change in Control or such other event as the Committee may, in its sole discretion, designate at the time of grant or thereafter.

(8) Incentive Stock Options. Options granted as Incentive Stock Options shall be subject to the following special terms and conditions, in addition to the general terms and conditions specified in this Section 6.

(i) Value of Shares. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of Stock with respect to which Incentive Stock Options granted under the Plan and all other Plans of the Company become exercisable for the first time by each Participant during any calendar year shall not exceed one hundred thousand dollars ($100,000). To the extent that such aggregate Fair Market Value exceeds such one hundred thousand dollars ($100,000) limitation, such Options shall be treated as Options which are not Incentive Stock Options and shall be treated as Nonqualified Stock Options.

(ii) Ten Percent Shareholder. In the case of an Incentive Stock Option granted to a Ten Percent Shareholder, (x) the Option Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of the shares of Stock on the date of grant of such Incentive Stock Option, and (y) the exercise period shall not exceed five (5) years from the date of grant of such Incentive Stock Option.

(iii) Exercise Following Termination. If an Eligible Employee does not remain employed by the Company, any parent corporation or subsidiary corporation (within the meaning of Code Sections 424(e) and 424(f), respectively) at all times from the time the Option is granted until three (3) months prior to the date of exercise (or such other period as required by applicable law), such Option shall be treated as a Nonqualified Stock Option.

(iv) Should either (i), (ii) or (iii) above not be necessary in order for the Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the shareholders of Foot Locker.

(b) Freestanding Stock Appreciation Rights.

The Committee shall have authority to grant a freestanding SAR which is not related to any Option. Freestanding SARs shall be subject to the following terms and conditions:

(1) Number of Shares. Each Award Agreement relating to freestanding SARs shall state the number of shares of Stock to which the freestanding SARs relate.

(2) Exercise Price. Each Award Agreement shall state the exercise price, which shall not be less than one hundred percent (100%) of the Fair Market Value of the shares of Stock (to which the freestanding SARs relate) on the date of grant. The exercise price shall be subject to adjustment as provided in Section 5 hereof.

(3) Term and Exercisability of Freestanding SARs. Each Award Agreement shall provide the exercise schedule for the freestanding SAR as determined by the Committee, provided that the Committee shall have the authority to accelerate the exercisability of any freestanding SAR at such time and under such circumstances as it, in its sole discretion, deems appropriate. The exercise period shall be ten (10) years from the date of the grant of the freestanding SAR or such shorter period as is determined by the Committee. The exercise period shall be subject to earlier termination as provided in paragraph (b)(7) hereof. A freestanding SAR may be exercised, as to any or all full shares of Stock as to which the freestanding SAR has become exercisable, by written notice delivered in person or by mail to the Secretary of Foot Locker, specifying the number of shares of Stock with respect to which the freestanding SAR is being exercised. For purposes of the preceding sentence, the date of exercise will be deemed to be the date upon which the Secretary of Foot Locker receives such notification.

(4) Payment. A freestanding SAR shall entitle the holder thereof, upon exercise of the freestanding SAR or any portion thereof, to receive payment of an amount computed pursuant to paragraph (5) below.

(5) Amount Payable. Upon the exercise of a freestanding SAR, the Participant shall be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a share of Stock on the date of exercise of such SAR over the exercise price of such SAR, by (ii) the number of shares of Stock as to which such freestanding SAR is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any freestanding SAR by including such a limit at the time it is granted.

(6) Form of Payment. Payment of the amount determined under paragraph (5) above may be made solely in whole shares of Stock in a number determined based upon their Fair Market Value on the date of exercise of the freestanding SAR or, alternatively, at the sole discretion of the Committee, solely in cash, or in a combination of cash and shares of Stock as the Committee deems advisable.

(7) Termination. The terms and conditions set forth in Section 6(a)(6) hereof, relating to exercisability of Options in the event of Termination with the Company, shall apply equally with respect to the exercisability of freestanding SARs following Termination.

(c) No Rights to Dividends or Dividend Equivalents. Except as set forth in Section 5 hereof (relating to certain adjustments), a Participant shall have none of the rights of a shareholder (including the right to vote shares), and no dividends will be paid with respect to any Option or SAR, in each case prior to the date such Option or SAR is exercised and settled.

7. Stock Option Grants to Nonemployee Directors

(a) Number of Shares.

(1) Options shall be granted to Nonemployee Directors at such times, in such amounts and subject to such terms as may be determined by the Board in its sole discretion.

(2) In no event shall any Nonemployee Director receive more than one Option grant under the Plan in any fiscal year.

(b) Type of Option. Each Award Agreement granted to a Nonemployee Director under this Section 7 shall state that the Option constitutes a Nonqualified Stock Option not intended to qualify under Section 422 of the Code and shall have the following terms and conditions:

(1) Option Price. Each Award Agreement shall state the Option price, which shall not be less than one hundred percent (100%) of the Fair Market Value of the shares of Stock covered by the Option on the date of grant.

(2) Method and Time of Payment. The Option price shall be paid in full, at the time of exercise, as follows: (i) in cash or by check, bank draft or money order payable to the order of Foot Locker, (ii) a cashless exercise through a broker (in accordance with a methodology determined by the Committee and consistent with the Sarbanes-Oxley Act of 2002 and any other applicable law), (iii) in shares of Stock by means of a Stock Swap, or (iv) in a combination of cash and Stock.

(3) Term and Exercisability of Options. Unless otherwise specified in the applicable Award Agreement, Options granted to Nonemployee Directors shall fully vest one year following the date of grant, provided that the holder of such Option is a Nonemployee Director on such date. Options shall be exercisable until the earlier of ten years from the date of grant or the expiration of the one-year period following the date of Termination as provided in Section 7(b)(4).

(4) Termination. If a Nonemployee Director’s Termination is for Cause, all Options granted to such Nonemployee Director shall be cancelled as of the effective date of such Termination. Upon Termination other than for Cause, all outstanding Options held by such Nonemployee Director, to the extent then exercisable, shall be exercisable in whole or in part for a period of one year from the date of Termination. If a Nonemployee Director’s Termination is by reason of death, all Options, to the extent exercisable, shall remain exercisable by the Nonemployee Director’s Beneficiary for a period of one year following the Nonemployee Director’s date of death. In no event, however, shall any Option be exercisable beyond ten years from its date of grant.

8. Restricted Stock.

Awards granted pursuant to this Section 8 shall be evidenced by an Award Agreement in such form as the Committee shall from time to time approve and the terms and conditions of such Awards shall be set forth therein. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan.

(a) Restricted Stock. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the recipient, the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance goals (including without limitation, the Performance Goals set forth in Exhibit A hereto) or such other factors as the Committee may determine, in its sole discretion, which comply with the requirements of Section 162(m) of the Code.

(b) Objective Performance Goals, Formulae or Standards. Notwithstanding the foregoing, if the Award of Restricted Stock is intended to comply with the “performance based” compensation exception under Section 162(m) of the Code and if the grant of such Award or the lapse of restrictions is based on the attainment of Performance Goals, the Committee shall establish the objective Performance Goals and the applicable number of shares of Restricted Stock to be granted or the applicable vesting percentage of the Restricted Stock applicable to each Participant or class of Participants in writing prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee in accordance with Section 162(m) of the Code, and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. With respect to a Restricted Stock Award that is intended to comply with Section 162(m) of the Code, to the extent any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect. The Performance Goals are set forth in Exhibit A hereto.

(c) Awards and Certificates. The prospective Participant selected to receive Restricted Stock shall not have any rights with respect to such Award, unless and until such Participant has delivered a fully executed copy of the Award Agreement to the Company and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

(1) Purchase Price. Subject to the last sentence of Section 5(a), the purchase price for shares of Restricted Stock may be less than their par value and may be zero, to the extent permitted by applicable law.

(2) Acceptance. Awards of Restricted Stock must be accepted within a period of sixty (60) days (or such shorter period as the Committee may specify at grant) after the Award date, by executing a Restricted Stock Award Agreement and by paying whatever price (if any) the Committee has designated thereunder.

(3) Certificates/Legend. Upon an Award of Restricted Stock, the Committee may, in its sole discretion, decide to either have the Company or other escrow agent appointed by the Committee hold the share certificates representing such shares of Restricted Stock in escrow or issue share certificates to the Participant. Regardless of whether the certificates are held in escrow or are given to Participants, each certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award, substantially in the following form:

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Foot Locker (the “Company”) 2007 Stock Incentive Plan (Amended and Restated as of May 21, 2014) and an Agreement entered into between the registered owner and the Company dated ________________. Copies of such Plan and Agreement are on file at the principal office of the Company.”

(4) Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power, endorsed in blank, relating to the Stock covered by such Award. The Company may determine in its sole discretion, to evidence such shares of Restricted Stock by uncertificated book entry.

(5) Restrictions. During a period set by the Committee commencing with the date of an Award of Restricted Stock (the “Restriction Period”), shares of Restricted Stock may not be sold, assigned, Transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, as set forth in the Award Agreement and such Award Agreement shall set forth a vesting schedule and any events which would accelerate vesting of the shares of Restricted Stock. Any attempt to dispose of any such shares of Stock in contravention of such restrictions shall be null and void and without effect. Notwithstanding the foregoing, subject to Section 12(h) hereof, for Awards of Restricted Stock granted prior to March 26, 2014, no vesting limitation shall apply, and the Participant’s interest in such shares shall be fully vested, in the event of a Change in Control which occurs prior to the expiration of the vesting period set forth in the Award Agreement; and, subject to Section 12(h) hereof, for Awards of Restricted Stock granted on or after March 26, 2014 to a Participant other than a Nonemployee Director, no vesting limitation shall apply, and the Participant’s interest in such shares shall be fully vested, in the event that the Participant holding such Award of Restricted Stock incurs a Termination by the Company without Cause, or by the Participant for Good Reason, in either case occurring on a Change in Control or within twenty-four (24) months following such Change in Control. Within these limits, based on service, performance and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and/or waive the deferral limitations for all or any part of such Award (including, without limitation, any deferral of dividends).

(6) Forfeiture. Subject to such exceptions as may be determined by the Committee, if the Participant’s continuous employment with the Company shall terminate for any reason prior to the expiration of the Restriction Period of an Award, or to the extent any goals for the Restriction Period are not met, any shares of Stock remaining subject to restrictions shall thereupon be forfeited by the Participant and Transferred to, and reacquired by, Foot Locker at no cost to Foot Locker.

(7) Ownership. Except to the extent otherwise set forth in the Award Agreement, during the Restriction Period the Participant shall possess all incidents of ownership of such shares, subject to Section 8(c)(5), including the right to receive dividends with respect to such shares and to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares. The Committee, in its sole discretion, as determined at the time of the Award, may permit or require the payment of dividends to be deferred. Notwithstanding anything to the contrary herein, the payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period with respect to a Restricted Stock Award that vests based upon the attainment of Performance Goals.

(8) Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or other limitations imposed by the Committee.

9. Other Stock-Based Awards.

(a) Other Awards. Other Awards of Stock and other Awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, Stock (“Other Stock-Based Awards”), including, without limitation, Awards valued by reference to performance of a subsidiary, may be granted either alone or in addition to or in tandem with Options, SARs or Restricted Stock.

Subject to the provisions of the Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Stock to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Stock under such Awards upon the completion of a specified performance goal or period.

The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified Performance Goals set forth on Exhibit A as the Committee may determine, in its sole discretion; provided that to the extent that such Other Stock-Based Awards are intended to comply with Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the vesting of such Other Stock-Based Awards based on a performance period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable performance period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect. The applicable Performance Goals shall be based on one or more of the performance criteria set forth on Exhibit A hereto.

(b) Terms and Conditions. Other Stock-Based Awards made pursuant to this Section 9 shall be subject to the following terms and conditions:

(1) Dividends. Unless otherwise determined by the Committee at the time of Award, subject to the provisions of the Award Agreement and the Plan, the recipient of an Award under this Section 9 shall be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares of Stock covered by the Award, as determined at the time of the Award by the Committee, in its sole discretion. Notwithstanding the foregoing, (i) no dividends or dividend equivalents shall be paid on any Other Stock-Based Award for which the value thereof is based solely on the appreciation of the Stock and (ii) the payment of dividends and dividend equivalents shall be deferred until, and conditioned upon, the expiration of the vesting period with respect to an Other Stock-Based Award that vests based upon the attainment of Performance Goals. In the event that the dividend or dividend equivalent constitutes a nonqualified deferred compensation arrangement under Section 409A of the Code, it is intended that such dividend or dividend equivalent arrangement complies with Section 409A of the Code.

(2) Vesting. Any Award under this Section 9 and any Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(3) Waiver of Limitation. In the event of the Participant’s Retirement, Termination for Good Reason, Disability or death, or in cases of special circumstances, the Committee may, in its sole discretion, to the extent consistent with Section 409A of the Code, waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Award under this Section 9.

(4) Price. Stock issued on a bonus basis under this Section 9 may be issued for no cash consideration; Stock purchased pursuant to a purchase right awarded under this Section shall be priced as determined by the Committee, provided that any Other Stock-Based Award for which the value thereof is based solely on the appreciation of the Stock shall be priced at the Fair Market Value of the Stock on the date of grant.

(5) Term of Certain Awards. The term of any Other Stock-Based Award that is based solely on the appreciation of Stock shall be fixed by the Committee, provided that no such Other Stock-Based Award shall be exercisable for more than ten (10) years after the date of grant.

10. Payment of Nonemployee Director’s Annual Retainer in Stock

(a) Mandatory Portion. For each calendar year commencing with the calendar year beginning January 1, 2007, each Nonemployee Director who is a director of the Company on or before the date of an annual meeting of shareholders in any calendar year shall receive a whole number of shares of Stock equal in value to 50 percent of his or her Annual Retainer payable for services as a director during such calendar year in lieu of payment of such percentage of such director’s Annual Retainer in cash. Such shares shall be issued to each such Nonemployee Director on the Stock Payment Date. Each such share of Stock shall be valued at the Fair Market Value on the last business day preceding the Stock Payment Date. Notwithstanding any other provision herein, the value of fractional shares shall be paid to the Nonemployee Director in cash.

(b) Elective Portion. For each calendar year commencing with the calendar year beginning January 1, 2007, each person who will be a Nonemployee Director on January 1 of such year may elect to receive, in addition to the mandatory stock portion of his or her Annual Retainer provided under (a) above, a whole number of shares of Stock equal in value (based on the Fair Market Value on the last business day preceding the Stock Payment Date) of up to the remaining 50 percent of his or her Annual Retainer in lieu of payment of such percentage in cash so that, if such election is exercised in full, 100 percent of his or her Annual Retainer would be paid in shares of Stock. Such election may be made in incremental amounts of five percent of the total Annual Retainer. Such shares shall be delivered to each Nonemployee Director on the Stock Payment Date. Notwithstanding any other provision herein, the value of fractional shares shall be paid to the Nonemployee Director in cash. Any such election shall be irrevocable and shall be made in writing no later than December 31 of the year preceding such year. Any such elections made by Nonemployee Directors under any prior plan of the Company for the calendar year beginning January 1, 2007 shall remain in effect under the Plan.

11. Deferral of Nonemployee Director’s Annual Retainer

(a) Deferral Election. During the term of the Plan, a Nonemployee Director may elect to defer all or any specified portion of the cash component of his or her Annual Retainer in the form of Deferred Stock Units or to have such amounts placed in an Interest Account. During the term of the Plan, a Nonemployee Director may also elect to defer all or part of the stock component of his or her Annual Retainer in the form of Deferred Stock Units. A Nonemployee Director’s election to defer his or her Annual Retainer hereunder pursuant to a Deferral Agreement is irrevocable and is valid only for the Plan Year following the election. If no new Deferral Agreement is timely executed and delivered with respect to any subsequent Plan Year, the Annual Retainer earned in such Plan Year shall not be deferred under the Plan. Once a Nonemployee Director designates the allocation of his or her Deferred Annual Retainer, the Nonemployee Director may not change the allocation. Any election made by a Nonemployee Director during 2006 to defer all or any portion of his or her 2007 Annual Retainer made under the Foot Locker 2002 Directors Stock Plan shall be transferred to the Plan and shall be governed by the terms of such deferral agreement.

(b) Timing and Manner of Deferral. Any election to defer all or a portion of the Annual Retainer, as provided in this Section 11, shall be made by the Nonemployee Director in writing on a Deferral Agreement and provided to the Secretary of the Company on or before the December 31 preceding the Plan Year in which the Annual Retainer is earned, and shall apply on a pro rata basis with respect to the entire amount of the Annual Retainer earned for such Plan Year, whenever payable. Any such election made by December 31 shall become effective on the following January 1.

(c) Book Entry of Deferred Fees. The amount of the Annual Retainer that is deferred shall be credited as a book entry to an Account in the name of the Nonemployee Director not later than the date such amount would otherwise be payable to the Nonemployee Director.

(d) Vesting.

(1) Interest Account. A Nonemployee Director’s Interest Account shall be fully vested at all times. Each Interest Account shall be the record of the cash amounts of the Annual Retainer deferred by the Nonemployee Director, together with interest thereon, is maintained solely for accounting purposes, and shall not require a segregation of any Company assets.

(2) Deferred Stock Units. A Nonemployee Director’s Deferred Stock Unit Account shall be fully vested at all times.

(e) Deferred Stock Units.

(1) Number. The number of Deferred Stock Units to be granted in connection with an election pursuant to Section 11(a) shall equal the portion of the Annual Retainer being deferred into Stock Units divided by the Fair Market Value on the scheduled payment date of the amount deferred or, in the case of the stock portion of the Annual Retainer, the Stock Payment Date.

(2) Deferred Stock Unit Account. A Deferred Stock Unit Account shall be established and maintained by the Company for each Nonemployee Director who elects to defer his or her Annual Retainer in the form of Deferred Stock Units under the Plan. As the value of each

Deferred Stock Unit changes pursuant to Section 11(e), the Nonemployee Director’s Deferred Stock Unit Account shall be adjusted accordingly. Each Deferred Stock Unit Account shall be the record of the Deferred Stock Units acquired by the Nonemployee Director on each applicable acquisition date, is maintained solely for accounting purposes, and shall not require a segregation of any Company assets.

(3) Value. Each Deferred Stock Unit shall have an initial value that is equal to the Fair Market Value determined in accordance with Section 11(e)(1). Subsequent to such date of acquisition, the value of each Deferred Stock Unit shall change in direct relationship to changes in the value of a share of Stock as determined pursuant to a Valuation.

(4) Dividend Equivalents. In the event the Company pays dividends on the Stock, dividend equivalents shall be earned on Deferred Stock Units acquired under the Plan. Such dividend equivalents shall be converted into an equivalent amount of Deferred Stock Units based upon the Valuation of a Deferred Stock Unit on the date the dividend equivalents are converted into Deferred Stock Units. The converted Deferred Stock Units will be fully vested upon conversion.

(5) Amount of Payout. Subject to Section 11(f)(2), the payout of the amount in the Nonemployee Director’s Deferred Stock Unit Account shall be made in a lump sum in Stock. The number of shares of Stock to be so distributed to the Nonemployee Director shall equal the number of Stock Units then in his or her Deferred Stock Unit Account.

(f) Distribution.

(1) Upon the first business day of the month coincident with or next following the end of the Deferral Period (or as soon as administratively feasible thereafter), the Nonemployee Director shall receive a cash lump sum distribution equal to any balance of the Deferred Annual Retainer allocated to his or her Interest Account, as calculated on the Valuation Date, plus a distribution in shares of Stock equal to the value of the balance of the Deferred Annual Retainer allocated to his or her Deferred Stock Unit Account, based on the Fair Market Value on the Valuation Date.

(2) In the event the Nonemployee Director elected in his Deferral Agreement to receive the distribution from his or her Deferred Stock Unit Account in the form of three annual installments, the first such installment will be paid on the first business day of the month coincident with or next following the end of the Deferral Period (or as soon as administratively feasible thereafter) and the remaining two payments will be paid on the first and second anniversaries of the first installment payment date, respectively. The amount of each installment payment, including the number of shares to be distributed with respect to the Deferred Stock Unit Account, shall be frozen as of the date of distribution of the first installment payment, so that the Nonemployee Director’s balance in his or her Account shall not be subject to increase or decrease.

(g) Death. If a Nonemployee Director dies prior to receiving the total amount of his or her Account, the unpaid portion of his or her Account shall be paid to the Nonemployee Director’s Beneficiary upon the first business day of the month coincident with or next following the Nonemployee Director’s death (or as soon as administratively feasible thereafter). If the Administrator is in doubt as to the right of any person to receive any amount, the Administrator may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Administrator may pay such amount into any court of appropriate jurisdiction, and such payment shall be a complete discharge of the liability of the Plan, the Administrator and the Company therefor.

(h) No Transfer of Deferred Annual Retainer. A Nonemployee Director shall have no right to transfer all or any portion of his or her Deferred Annual Retainer between the Interest Account and the Deferred Stock Unit Account.

(i) Employee Directors. If a Nonemployee Director becomes an employee of the Company, he or she may not make any future deferrals under the Plan and the Nonemployee Director’s Deferral Agreement shall terminate. Amounts already deferred under the Plan shall continue to be deferred until such employee incurs a “separation of service” within the meaning of Section 409A of the Code. Notwithstanding the foregoing, if such employee is a Key Employee, payment of amounts deferred hereunder shall be delayed in accordance with the requirements of Section 409A of the Code until the day immediately following the six month anniversary of such employee’s “separation from service.”

(j) Cessation of Future Deferrals. The Board may direct at any time that Nonemployee Directors shall no longer be permitted to make future deferrals of Annual Retainer Fees under the Plan.

(k) Rights of Nonemployee Directors; No Funding Obligation. Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship, among the Company and any Nonemployee Director or his or her Beneficiary, or any other persons. Funds allocated to a Deferred Stock Unit Account or an Interest Account established by the Company in connection with the Plan shall continue to be a part of the general funds of the Company, and no individual or entity other than the Company shall have any interest in such funds until paid to a Nonemployee Director or his or her Beneficiary. If and to the extent that any Nonemployee Director or his or her executor, administrator, or other personal representative or Beneficiary, as the case may be, acquires a right to receive any payment from the Company pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. The Company may, in its sole discretion, establish a “rabbi trust” to pay amounts payable hereunder. If the Company decides to establish any accrued reserve on its books against the future expense of benefits payable hereunder, or if the Company establishes a rabbi trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

12. General Provisions.

(a) Plan Provisions Control. A Participant shall not be entitled to, and the Company shall not be obligated to pay to such Participant, the whole or any part of the amounts deferred under the Plan, except as provided in the Plan.

(b) Compliance with Legal Requirements. The Plan and the granting and exercising of Awards, and the other obligations of the Company under the Plan and any Award Agreement or other agreement shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Stock under any Award as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations.

(c) Nontransferability. No Award shall be Transferred by the Participant otherwise than by will or by the laws of descent and distribution. All Awards shall be exercisable, during the Participant’s lifetime, only by the Participant. No Award shall, except as otherwise specifically provided by law or herein, be Transferred in any manner, and any attempt to Transfer any such Award shall be void, and no such Award shall in any manner be used for the payment of, subject to, or otherwise encumbered by or hypothecated for the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such Award, nor shall it be subject to attachment or legal process for or against such person. Notwithstanding the foregoing, the Committee may determine at the time of grant or thereafter, that a Nonqualified Stock Option that is otherwise not Transferable pursuant to this Section 12(c) is Transferable to a “family member” (as such term is defined in Form

S-8 of the Securities Act of 1933) in whole or part and in such circumstances, and under such conditions, as specified by the Committee.

(d) No Right to Continued Employment. Nothing in the Plan or in any Award granted or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.

(e) Withholding Taxes. Where a Participant or other person is entitled to receive shares of Stock pursuant to the exercise of an Option or is otherwise entitled to receive shares of Stock or cash pursuant to an Award hereunder, the Company shall have the right to require the Participant or such other person to pay to the Company the amount of any taxes which the Company may be required to withhold before delivery to such Participant or other person of cash or a certificate or certificates representing such shares, or otherwise upon the grant, vesting, exercise or disposition of shares pursuant to an Option or Award.

Unless otherwise prohibited by the Committee or by applicable law, a Participant may satisfy any such withholding tax obligation by any of the following methods, or by a combination of such methods: (a) tendering a cash payment; (b) authorizing the Company to withhold from the shares of Stock or cash otherwise payable to such Participant (1) one or more of such shares having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total minimum statutorily required withholding tax obligation or (2) cash in an amount less than or equal to the amount of the total withholding tax obligation; or (c) delivering to the Company previously acquired shares of Stock (none of which shares may be subject to any claim, lien, security interest, community property right or other right of spouses or present or former family members, pledge, option, voting agreement or other restriction or encumbrance of any nature whatsoever) having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total withholding tax obligation. A Participant’s election to pay his or her withholding tax obligation (in whole or in part) by the method described in (b)(1) above is irrevocable once it is made.

(f) Amendment and Termination of the Plan. Notwithstanding any other provision of the Plan, the Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment which requires shareholder approval under applicable New York law or in order for the Plan to continue to comply with Rule 16b-3, Section 162(m) of the Code, or applicable stock exchange requirements shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant’s consent, under any Award theretofore granted under the Plan. Notwithstanding any other provision of the Plan to the contrary, unless such action is approved by the shareholders of the Company, (i) the terms of outstanding Options and SARs shall not be amended to reduce the exercise price thereof and (ii) outstanding Options and SARs shall not be replaced or canceled (where prior to the replacement, reduction or cancellation the exercise price equals or exceeds the fair market value of the shares of Stock underlying such Awards) in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, in each case, other than adjustments or substitutions in accordance with Section 5.

The power to grant Options under the Plan will automatically terminate ten years after the earlier of the adoption of the Plan by the Board and the approval of the Plan by the shareholders, but Awards granted prior to such date may, and the Committee’s authority to administer the terms of such Awards shall, extend beyond that date; provided that no Award (other than an Option or

Stock Appreciation Right) that is intended to be “performance-based” under Section 162(m) of the Code shall be granted on or after the fifth anniversary of the later of the shareholder approval of (i) the Plan as amended on May 19, 2010 or (ii) the Plan as amended and restated as of May 21, 2014, unless the Performance Goals set forth on Exhibit A are reapproved (or other designated performance goals are approved) by the shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders approve the Performance Goals set forth on Exhibit A.

Notwithstanding anything herein to the contrary, the Board or the Committee may amend the Plan or any Award granted hereunder at any time without a Participant’s consent to comply with Section 409A of the Code or any other applicable law.

(g) Section 409A of the Code. Although the Company does not guarantee the particular tax treatment of an Award granted under the Plan, Awards made under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and the Plan and any Award agreement hereunder shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

Notwithstanding anything herein or in any Award Agreement to the contrary, in the event that a Participant is a “specified employee” within the meaning of Section 409A of the Code as of the date of such Participant’s separation from service (as determined pursuant to Section 409A of the Code and any procedure set by the Company), any Awards subject to Section 409A of the Code payable to such Participant as a result of separation from service shall be paid on the first business day following the six (6) month anniversary of the date of the Participant’s separation from service, or, if earlier, the date of the Participant’s death.

(h) Change in Control. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award granted on or after March 26, 2014 to a Participant other than a Nonemployee Director that is continued, assumed or substituted upon a Change in Control in accordance with Section 12(h)(1) hereof, if a Participant holding such Award incurs a Termination by the Company without Cause, or by the Participant for Good Reason, in either case occurring on a Change in Control or within twenty-four (24) months following such Change in Control (a “Qualifying Termination”), then unless the Committee determines otherwise at the time of grant pursuant to an Award Agreement or other arrangement or plan granting such Award, upon such Qualifying Termination: (i) all Options and freestanding SARs granted under the Plan that are outstanding at the time of such Qualifying Termination shall become immediately exercisable in full, without regard to the years that have elapsed from the date of grant; (ii) all restrictions with respect to shares of Restricted Stock shall lapse, and such shares shall be fully vested and nonforfeitable; and (iii) with respect to Other Stock-Based Awards, any performance periods or goals outstanding at the time of a Qualifying Termination shall be deemed to have been attained or any restrictions outstanding at the time of a Qualifying Termination shall lapse. Unless the Committee determines otherwise at the time of grant pursuant to an Award Agreement or other arrangement or plan granting such Award, with respect to any Award granted on or after March 26, 2014 to a Participant other than a Nonemployee Director that is not continued, assumed or substituted upon a Change in Control in accordance with Section 12(h)(1) hereof, and with respect to any Award granted to a Nonemployee Director at any time and any Award granted to a Participant prior to March 26, 2014, upon a Change in Control: (i) all Options and freestanding SARs granted under the Plan that are outstanding at the time of such Change in Control shall become immediately exercisable in full, without regard to the years that have elapsed from the date of grant; (ii) all restrictions with respect to shares of Restricted Stock shall lapse, and such shares shall be fully vested and nonforfeitable; and (iii) with respect to Other Stock-Based Awards, any performance periods or goals outstanding at the time of a

Change in Control shall be deemed to have been attained or any restrictions outstanding at the time of a Change in Control shall lapse.

Upon a Change in Control, a Participant’s Awards shall be treated in accordance with one of the following methods (or any combination thereof) as determined by the Committee in its sole discretion:

(1) Awards, whether or not then vested, shall be continued, assumed, have new rights substituted therefor in accordance with Section 5(e) hereof or be treated in accordance with Section 5(g) hereof, as determined by the Committee in its sole discretion, and restrictions to which any shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Common Stock on such terms as determined by the Committee; provided that, the Committee may, in its sole discretion, decide to award additional Restricted Stock or other Award in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Option shall comply with the requirements of Treasury Regulation § 1.424-1 (and any amendments thereto), and for purposes of Nonqualified Stock Options, such adjustment shall be made in accordance with Treasury Regulation § 1.409A-1.

(2) The Committee, in its sole discretion, may provide for the purchase of any Awards (whether or not then vested) by the Company (or the cancellation and extinguishment thereof with payment pursuant to the terms of a merger agreement entered into by the Company) for an amount of cash equal to the excess of the Change in Control Price (as defined below) of the shares of Stock covered by such Awards, over the aggregate exercise price of such Awards. “Change in Control Price” shall mean the highest price per share of Stock paid in any transaction related to a Change in Control of the Company.

(3) The Committee may, in its sole discretion, provide for the cancellation of any particular Award or Awards (whether or not then vested) without payment, if the Change in Control Price is less than the Fair Market Value of such Award(s) on the date of grant.

(4) Notwithstanding anything herein to the contrary, the Committee, in its sole discretion, may provide for accelerated vesting or lapsing of restrictions of any Award at any time.

(i) Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants. Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a shareholder with respect to any shares covered by any Award until the date of the issuance of a Stock certificate to him for such shares.

(j) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(k) No Fractional Shares. Except with respect to fractional shares resulting from any adjustment in Awards pursuant to Section 5, no fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award.

(l) Legend. The Committee may require each person purchasing shares pursuant to an Option or other Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on Transfer.

All certificates for shares of Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules,

regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed or any national securities association system upon whose system the Stock is then quoted, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(m) Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(n) Listing and Other Conditions.

(1) As long as the Stock is listed on a national securities exchange or system sponsored by a national securities association, the issue of any shares of Stock pursuant to an Option or other Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.

(1) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Stock pursuant to an Option or other Award is or may in the circumstances be unlawful, result in the violation of any regulations of any governmental authority or any national securities exchange, or result in the imposition of excise taxes under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to shares of Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful, will not result in the violation of any regulations of any governmental authority or any national securities exchange, or will not result in the imposition of excise taxes.

(2) Upon termination of any period of suspension under this Section, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option.

(o) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of New York without giving effect to the conflict of laws principles thereof.

(p) Effective Date. The Initial Plan was originally adopted by the Board in its resolution adopting the Initial Plan on March 31, 2007 and was thereafter approved by the share holders of the Company on May 30, 2007. The Plan was thereafter amended and restated as of May 19, 2010. The Board subsequently approved this amendment and restatement of the Plan in the form set forth herein (the “Amended and Restated Plan”) subject to, and to be effective upon, the requisite approval of the shareholders of the Company at Foot Locker’s 2014 annual share holders’ meeting to be held on May 21, 2014. If the Amended and Restated Plan is not so approved by the share holders, all provisions of the Plan in effect prior to May 21, 2014 shall remain effective.

(q) Death. The Committee may in its sole discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the Transfer of an Option. The Committee may also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

(r) Interpretation. The Plan is designed and intended to comply with Rule 16b-3 promulgated under the Exchange Act and, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

(s) Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

(t) Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

EXHIBIT A

PERFORMANCE GOALS

1.

Performance goals established for purposes of the grant, vesting or payment of Awards of Restricted Stock and/or Other Stock-Based Awards, each intended to be “performance-based” under Section 162(m) of the Code, shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals (“Performance Goals”) with respect to Foot Locker (or a subsidiary, division, or other operational unit of Foot Locker):

	(a)	the attainment of certain target levels of, or percentage increase in, consolidated net income;
	(b)	the attainment of certain target levels of, or a specified increase in, return on invested capital or return on investment;
	(c)	the attainment of certain target levels of, or percentage increase in, pre-tax profit;
	(d)	the attainment of certain target levels of, or a percentage increase in, after-tax profits;
	(e)	the attainment of certain target levels of, or a specified increase in, operational cash flow;
(f)

the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, bank debt or other long-term or short-term public or private debt or other similar financial obligations, if any, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee;

	(g)	the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations;
	(h)	the attainment of certain target levels of, or a specified percentage increase in, revenues, net income, or earnings before (A) interest, (B) taxes, (C) depreciation and/or (D) amortization;
	(i)	the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on shareholders’ equity; or
	(j)	the attainment of a certain target level of, or reduction in, selling, general and administrative expense as a percentage of revenue.
2.

To the extent permitted under Section 162(m) of the Code, the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence which the Committee determines should be appropriately excluded or adjusted, including:

(a)

restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

	(b)	an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or
	(c)	a change in tax law or accounting standards required by generally accepted accounting principles.
3.	Performance goals may also be based upon individual Participant performance goals, as determined by the Committee, in its sole discretion.

4.

In addition, such Performance Goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit or administrative department of the Company) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for shareholder approval), the Committee may:

	(a)	designate additional business criteria on which the performance goals may be based; or
	(b)	adjust, modify or amend the aforementioned business criteria.

YOUR  VOTE  IS  IMPORTANT
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FOOT LOCKER, INC.
112 W. 34TH STREET
NEW YORK, NY 10120

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M72222-P46113-Z62263	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FOOT LOCKER, INC.

A	Proposals - The Board of Directors recommends a vote FOR each of the nominees for Director in Proposal 1.

1.	Election of Four Directors to Serve for Three-Year Terms.

	Nominees:	For	Withhold

	1a. Nicholas DiPaolo	☐	☐

	1b. Matthew M. McKenna	☐	☐

	1c. Steven Oakland	☐	☐

	1d. Cheryl Nido Turpin	☐	☐

The Board of Directors recommends a vote FOR Proposals 2, 3, 4 and 5.		For	Against	Abstain

2.	Ratification of the Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐

3.	Approval of an Amendment to the Certificate of Incorporation.	☐	☐	☐

4.	Approval of the Second Amendment and Restatement of the Foot Locker 2007 Stock Incentive Plan.	☐	☐	☐

5.	Advisory Approval of the Company’s Executive Compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

M72223-P46113-Z62263

FOOT LOCKER, INC.
Annual Meeting of Shareholders
May 21, 2014 at 9:00 A.M.

This proxy is solicited by the Board of Directors

Gary M Bahler, Ken C. Hicks, and Richard A. Johnson, or any of them, each with the power of substitution, are hereby authorized to vote the shares of the undersigned at the Annual Meeting of Shareholders of Foot Locker, Inc., to be held on May 21, 2014, at 9:00 A.M., local time, at Foot Locker, Inc., 112 West 34th Street, New York, New York 10120, and at any adjournment or postponement thereof, upon the matters set forth in the Foot Locker, Inc. Proxy Statement and upon such other matters may properly come before the Annual Meeting, voting as specified on the reverse side of this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.

IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET, PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE. THE PERSONS NAMED ABOVE AS PROXIES CANNOT VOTE THE SHARES OF STOCK HELD IN YOUR ACCOUNT UNLESS YOU SIGN AND RETURN THIS CARD OR VOTE BY TELEPHONE OR INTERNET. YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

EMPLOYEE PLANS

IF YOU ARE A PARTICIPANT IN THE FOOT LOCKER 401(k) PLAN OR THE FOOT LOCKER PUERTO RICO 1165(e) PLAN, BY SIGNING AND RETURNING THIS PROXY CARD (OR VOTING BY TELEPHONE OR INTERNET), YOU WILL AUTHORIZE THE PLAN TRUSTEES TO VOTE THOSE SHARES ALLOCATED TO YOUR ACCOUNT AS YOU HAVE DIRECTED.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side